UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Pfizer Inc.
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Proxy Statement for

2015 Annual Meeting
of Shareholders

2014 Financial Report1

[1]The 2014 Financial Report is not included in this filing. The portions of the 2014 Financial Report that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Form 10-K”) were filed, and the other portions of the 2014 Financial Report were furnished, solely for the information of the SEC on Exhibit 13 to the 2014 Form 10-K. The 2014 Financial Report is contained in Appendix A to the Proxy Statement being mailed to our shareholders beginning on or about March 12, 2015. The Letter to Shareholders and Corporate and Shareholder Information contained in the materials being mailed to our shareholders beginning on or about March 12, 2015 are not included in this filing.

OUR PURPOSE INNOVATE TO BRING THERAPIES TO PATIENTS THAT SIGNIFICANTLY IMPROVE THEIR LIVES	OUR VALUES CUSTOMER FOCUS COMMUNITY RESPECT FOR PEOPLE PERFORMANCE COLLABORATION LEADERSHIP INTEGRITY QUALITY INNOVATION

OUR MISSION TO BE THE PREMIER INNOVATIVE BIOPHARMACEUTICAL COMPANY

OUR STRATEGIC IMPERATIVES

1	Innovate and Lead Improve Pfizer’s ability to innovate in biomedical R&D and develop a new generation of high-value, highly differentiated medicines and vaccines.

2	Maximize Value Invest and allocate our resources in ways that create the greatest long-term returns for our shareholders.

3	Earn Greater Respect Earn society’s respect by generating breakthrough therapies, improving access, expanding the dialogue on healthcare and acting as a responsible corporate citizen.

4	Own Our Culture
Build and sustain a culture where colleagues view themselves as owners, generating new ideas, dealing with problems in a straightforward way, investing in open and candid conversations and working as teammates on challenges and opportunities.

Proxy Statement Summary

Here are highlights of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before you vote.

MEETING INFORMATION

TIME AND DATE:	8:30 a.m., Eastern Daylight Time (EDT), on Thursday, April 23, 2015
PLACE:	Hilton Short Hills Hotel, 41 John F. Kennedy Parkway, Short Hills, New Jersey 07078, +1 (973) 379-0100
AUDIO WEBCAST:	On our website, www.pfizer.com, starting at 8:30 a.m., EDT, on Thursday, April 23, 2015.
A replay will be available through the first week of May 2015.

HOW TO VOTE

Voting your shares is quick and easy—you can even vote using your smartphone or tablet.

For registered holders and Pfizer Savings Plans Participants: (Shares are registered in your name with Pfizer’s transfer agent, Computershare, or held in the Pfizer Savings Plan)
Electronically using your mobile device – scan this QR code*

Electronically via the Internet at www.investorvote.com/PFE*

By telephone* within the U.S., U.S. territories & Canada 1-800-652-VOTE (8683) – toll-free By telephone, outside of the U.S., U.S. territories & Canada 1-781-575-2300 – standard rates apply

By mail using the enclosed proxy card

For beneficial owners: (Shares are held in a stock brokerage account or by a bank or other holder of record)
Electronically using your mobile device – scan this QR code*
Electronically via the Internet at www.proxyvote.com*
By telephone* 1-800-454-VOTE (8683) – toll-free
By mail using the enclosed voting instruction form

* You will need your control number that appears on the right hand side of the enclosed proxy card/voting instruction form.

If you received a Notice of Internet Availability and would like a printed copy of the materials please follow the instructions provided in your notice. Alternatively, follow the instructions included on how to vote online.

This Notice of Annual Meeting and Proxy Statement and a proxy or voting instruction card are being mailed or made available to shareholders starting on or about March 12, 2015.

SHAREHOLDER VOTING MATTERS

SUMMARY OF SHAREHOLDER VOTING MATTERS

Voting Matter	Board Vote Recommendation	See Page Number for more information
Item 1—Election of Directors	FOR each nominee	22
Item 2—Ratification of Selection of Independent Registered Public Accounting Firm	FOR	29
Item 3—Advisory Approval of Executive Compensation	FOR	32
Shareholder Proposal: Item 4—Report on Lobbying Activities	AGAINST	35

2015 PROXY STATEMENT	I

PROXY STATEMENT SUMMARY

OUR DIRECTOR NOMINEES

You are being asked to vote on the election of the following 11 Directors. All Directors are elected annually by the affirmative vote of a majority of votes cast. Detailed information about each Director’s background, skill sets and areas of expertise can be found beginning on page 23.

Name	Age*	Director	Occupation and Experience	Independent	Committee Memberships					Other
		Since			AC	CC	CGC	RCC	STC	Public Boards
Dennis A. Ausiello, M.D.	69	2006	Director, Center for Assessment Technology & Continuous Health, Physician-in-Chief, Emeritus, Massachusetts General Hospital & Jackson Distinguished Professor, Harvard Medical School	Yes	M		M	M	C	1
W. Don Cornwell	67	1997	Former Chairman & Chief Executive Officer, Granite Broadcasting	Yes	C	M		M	M	2
Frances D. Fergusson, Ph.D.	70	2009	President Emeritus, Vassar College	Yes		M		C	M	1
Helen H. Hobbs, M.D.	62	2011	Investigator, Howard Hughes Medical Institute & Professor, University of Texas Southwestern Medical Center	Yes			M		M	—
James M. Kilts	67	2007	Founding Partner, Centerview Capital	Yes		C			M	2
Shantanu Narayen	51	2013	President & Chief Executive Officer, Adobe Systems Incorporated	Yes			M		M	1
Suzanne Nora Johnson	57	2007	Retired Vice Chairman, Goldman Sachs Group	Yes	M	M			M	3
Ian C. Read	61	2010	Chairman & Chief Executive Officer, Pfizer	No						1
Stephen W. Sanger	69	2009	Former Chairman & Chief Executive Officer, General Mills	Yes	M		C		M	1
James C. Smith	55	2014	President & Chief Executive Officer, Thomson Reuters Corporation	Yes			M		M	1
Marc Tessier-Lavigne, Ph.D.	55	2011	President, Rockefeller University; former EVP & Chief Scientific Officer, Genentech	Yes				M	M	3

* Age is at date of the 2015 Annual Meeting.
AC:	Audit Committee	RCC:	Regulatory and Compliance Committee	C:	Chair
CC:	Compensation Committee	STC:	Science and Technology Committee	M:	Member
CGC:	Corporate Governance Committee

BOARD OF DIRECTORS COMPOSITION

Information regarding the composition of our Directors who are standing for election follows:

For additional information about Pfizer, please view our 2014 Financial Report (see Appendix A) and our 2014 Annual Review at www.pfizer.com/annual. Please note that neither our 2014 Financial Report nor our 2014 Annual Review is a part of our proxy solicitation materials.

II	2015 PROXY STATEMENT

PROXY STATEMENT SUMMARY

PFIZER CORPORATE GOVERNANCE AND EXECUTIVE COMPENSATION HIGHLIGHTS

CORPORATE GOVERNANCE

Pfizer is committed to exercising good corporate governance practices. We believe that good governance promotes the long-term interests of shareholders and strengthens Board and management accountability and improves our standing as a trusted member of society. The Company seeks to maintain and enhance its long record of excellence in corporate governance by continually refining its corporate governance policies, procedures and practices. This includes aligning with evolving practices and addressing issues raised by our shareholders and other stakeholders and otherwise as circumstances warrant.

We believe that engaging in shareholder outreach is essential to maintaining our governance profile. We strive for a collaborative and mutually beneficial approach to issues of importance to investors that affect our business and to gain valuable insights into the current and emerging issues they care most about. In 2014, we engaged with institutional investors representing approximately 40% of our outstanding shares.

CORPORATE GOVERNANCE HIGHLIGHTS

Board and Other Governance Information
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Number of Independent Directors Standing for Election	10
Total Number of Director Nominees	11
Average Age of Directors Standing for Election*	62
Separate Chairman and CEO	No
Lead Independent Director	Yes
Regular Executive Sessions of Independent Directors	Yes
Annual Board and Committee Self-Evaluations	Yes
Annual Independent Director Evaluation of Chairman and CEO	Yes
Risk Oversight by Full Board and Committees	Yes
Stock Ownership Requirements for Executives	Yes
Anti-Hedging, Anti-Short-Sale and Anti-Pledging Policies	Yes
Compensation Recovery/Clawback Policy	Yes
Annual Equity Grant to Directors	Yes
Code of Business Conduct and Ethics for Directors	Yes
Robust Investor Outreach Program	Yes
Shareholder Rights and Accountability
Annual Advisory Approval of Executive Compensation	Yes
Shareholder Ability to Call Special Meetings (20% Threshold)	Yes
Policy Prohibiting Use of Corporate Funds for Direct Independent Expenditures in Federal and State Elections	Yes
Board Oversight and Expanded Disclosure Related to Corporate Political Expenditures	Yes

* As of April 23, 2015

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PHILOSOPHY, GOALS AND PRINCIPLES

Pfizer’s compensation philosophy, set by the Compensation Committee of the Board, is to align each executive’s compensation with Pfizer’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to Pfizer’s long-term success. To achieve these objectives:

•	We position compensation at approximately the median of our pharmaceutical peer and general industry comparator companies.

•	We align annual short-term incentive awards with annual operating, financial and strategic objectives, as well as with business unit / function and individual performance.

•	We align long-term incentive awards with the interests of our shareholders by delivering value based on absolute and relative shareholder return, encouraging stock ownership and promoting retention of key talent.

•	A significant portion of the total compensation opportunity for our executives is directly related to Pfizer’s total shareholder return and our progress against the goals of our strategic and operating plans, as well as our performance against that of our comparators.

2015 PROXY STATEMENT	III

PROXY STATEMENT SUMMARY

CHANGES TO OUR EXECUTIVE COMPENSATION PROGRAM

Pfizer’s executive compensation program received substantial shareholder support and was approved, on an advisory basis, by 95.6% of the votes cast at the 2014 Annual Meeting. Even with our consistent level of strong shareholder support, during 2014 we continued to engage in robust shareholder outreach including with respect to our executive compensation program. As part of an overall evaluation of our program and in response to shareholder feedback during 2014 and early 2015, the Compensation Committee took several actions to enhance our executive compensation program. We believe these changes improve alignment with performance and market practices. Following are four of the key changes to our executive compensation program. For further discussion of all changes made in 2014 and early 2015, see “Compensation Discussion and Analysis” later in this Proxy Statement.

•	Replacing Restricted Stock Unit (RSU) Awards with Additional Performance Share Awards—Commencing in 2015, long-term incentive compensation awards for our executive leadership team (ELT), including our Named Executive Officers (NEOs), will be fully performance-based and will be delivered as 50% in Performance Share Awards (PSAs) and 50% in 5- and 7-year Total Shareholder Return Units (TSRUs).

•	Amending PSA Performance Metrics—Effective with the February 2015 long-term incentive grant, we changed the performance measure in the PSAs from three-year relative total shareholder return (TSR) versus a peer group of pharmaceutical companies, to two measures: (1) operating income over three one-year periods; and (2) TSR as compared to the NYSE ARCA Pharmaceutical Index (DRG Index) over the three-year performance period.

•	Enhancing Disclosure—Based in part on shareholder feedback, we enhanced disclosure in this Proxy Statement of the annual incentive award pool funding and targets and the rationale for providing annual incentive award ranges. We have also included tabular disclosure of NEO total direct compensation on a performance year basis in addition to the required Summary Compensation Table disclosure. The Compensation Committee believes that disclosure of compensation on a performance year basis aligns more closely with how it assesses compensation and better demonstrates the link between pay and performance.

•	Updating Peer Group—During 2014, we modified the composition of our general industry comparator group and reduced its size to create a group that more closely reflects companies most similar to Pfizer in terms of revenue, market capitalization, scope, complexity, and pay models.

The following charts illustrate the changes to the long-term incentive (LTI) award grant allocations made for our ELT members, including our NEOs, beginning with the 2015 annual LTI grant.

CHANGES TO LONG-TERM INCENTIVE COMPENSATION

2014 ELEMENTS OF COMPENSATION

We compensated our executives using the following elements in 2014:

Element	Type/Description
Long-Term Incentive Compensation (100% Equity)	• RSUs–25% • 5-Year TSRUs–25% • 7-Year TSRUs–25% • PSAs–25%
Annual Short-Term Incentive Compensation	Awards based on the achievement of Pfizer’s short-term financial goals (total revenue, adjusted diluted earnings per share and cash flow from operations), as well as certain other qualitative criteria measured over the current year
Salary	Fixed amount of cash compensation for performing day-to-day responsibilities
Retirement	• Pension Plan • Supplemental Pension Plan • Savings Plan • Retirement Savings Contribution • Supplemental Savings Plan
Other	Perquisites

IV	2015 PROXY STATEMENT

PROXY STATEMENT SUMMARY

2014 ANNUAL INCENTIVE AWARDS

Our annual incentive plan provides the opportunity for a competitively based annual incentive cash award. The annual incentive award pool is funded based on Pfizer’s performance against three financial metrics (total revenue, adjusted diluted earnings per share (EPS) and cash flow from operations), each for annual incentive compensation purposes, as well as other strategic objectives.

Once funded, the annual incentive award pool is allocated to the various business units based on relative performance of these units. Individual awards to our executives, including the NEOs, are determined by the Compensation Committee based on individual and business unit / function performance against pre-established objective goals within the parameters of the overall annual incentive award funding. The annual incentive awards for 2014 performance were determined in February 2015.

2014 PERFORMANCE FOR ANNUAL INCENTIVE PURPOSES

The Company exceeded the 2014 target goal for adjusted diluted EPS and cash flow, but fell slightly below target performance for revenue. These target goals for annual incentive purposes were set by the Compensation Committee in the first quarter of 2014 based on its evaluation of the budgeted amounts and its determination that there was a sufficient degree of stretch in the targets. These results are different from our results under Generally Accepted Accounting Principles (GAAP) in the United States.

2014 FINANCIAL OBJECTIVES (FOR ANNUAL INCENTIVE PURPOSES)*

*	See “Financial Measures” on page 88 for a reconciliation of U.S. GAAP numbers to these objectives for annual incentive purposes and “Financial Results for Annual Incentive Purposes” on page 58 for additional information.

2014 LONG-TERM INCENTIVE AWARDS (EQUITY)

Long-term incentive compensation for our executives, including the NEOs, was delivered entirely in the form of equity awards. In February 2014, executives received long-term incentive awards consisting of RSUs, PSAs and TSRUs. The long-term incentive grant value was divided equally among RSUs, PSAs and 5- and 7-Year TSRUs in 2014. Commencing in 2015, long-term incentive grant value for our ELT members including our NEOs, will be delivered as 50% in 5- and 7-Year TSRUs and 50% in PSAs.

Long-Term Instruments	Objective
RSUs	To encourage ownership and retention while providing immediate alignment with shareholders
PSAs	To reward relative total shareholder return over a three-year performance period (see “Changes to Our Executive Compensation Program” above for changes to our PSAs beginning with grants made in 2015)
TSRUs	To provide long-term alignment with shareholders by linking rewards to absolute total shareholder return over a five- or seven-year period

The grant value of each NEO’s long-term incentive award was based on competitive market data (targeted to median), relative duties and responsibilities, the individual’s future advancement potential, and his impact on Pfizer’s results. The awards are also used for retention purposes.

OUR COMPENSATION PRACTICES

Pfizer continues to implement and maintain leading practices in its compensation program, shareholder outreach and related areas. These practices include:

√	Risk Mitigation	√	No Repricing
√	Compensation Recovery	√	Minimum Vesting
√	No Hedging or Pledging	√	No Employment
Agreements
√	No “Gross-ups”	√	Independent
Compensation
Consultant
√	Stock Ownership	√	Robust Investor
	Requirements		Outreach

2015 PROXY STATEMENT	V

Pfizer Inc. 235 East 42nd Street New York, New York 10017-5755

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE 8:30 a.m., Eastern Daylight Time (EDT), on Thursday, April 23, 2015

PLACE Hilton Short Hills Hotel, 41 John F. Kennedy Parkway, Short Hills, New Jersey 07078, +1 (973) 379-0100

AUDIO WEBCAST On our website, www.pfizer.com, starting at 8:30 a.m., EDT, on Thursday, April 23, 2015.

A replay will be available through the first week of May 2015.

ITEMS OF BUSINESS

•	To elect 11 members of the Board of Directors named in the Proxy Statement, each until our next Annual Meeting and until his or her successor has been duly elected and qualified.

•	To consider and ratify the selection of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year.

•	To conduct an advisory vote to approve our executive compensation.

•	To consider a shareholder proposal, if presented at the Meeting; see the Table of Contents for further information.

•	To transact any other business that properly comes before the Meeting and any adjournment or postponement of the Meeting.

RECORD DATE

You can vote if you were a shareholder of record at the close of business on February 25, 2015. If you are attending the meeting, you will be asked to present your admission ticket or proof of ownership of Pfizer stock and government-issued photo identification as described in the Proxy Statement.

MATERIALS TO REVIEW

This booklet contains our Notice of 2015 Annual Meeting and Proxy Statement. Our 2014 Financial Report is included as Appendix A to this Notice of Annual Meeting and Proxy Statement and is followed by certain Corporate and Shareholder Information. Neither Appendix A, nor the Corporate and Shareholder Information, nor the accompanying Letter to Shareholders, is a part of our proxy solicitation materials.

PROXY VOTING

It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning your proxy card or by voting electronically via the Internet or by telephone. See details under “How do I vote?” under “Annual Meeting Information—Questions and Answers about the Annual Meeting and Voting.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON APRIL 23, 2015

This Notice of Annual Meeting and Proxy Statement and the 2014 Financial Report and Corporate and Shareholder Information are available on our website at www.pfizer.com/annualmeeting.

Except as stated otherwise, information on our website is not, and shall not be deemed, a part of this Proxy Statement.

Margaret M. Madden
Vice President and Corporate Secretary
Chief Governance Counsel
March 12, 2015

2015 PROXY STATEMENT

Governance of the Company

OVERVIEW

The following sections provide an overview of Pfizer’s corporate governance structure and processes, including the independence and other criteria we use in selecting Director nominees; our Board leadership structure; risk oversight; shareholder outreach; and certain responsibilities and activities of the Board of Directors and its Committees. We also discuss how shareholders and other stakeholders can communicate with our Directors.

Our governance structure and processes are based upon a number of key governance documents, including our Corporate Governance Principles. The Principles, which are included as Annex 1 to this Proxy Statement, govern the operation of the Board of Directors and its Committees and guide the Board and our Executive Leadership Team in the execution of their responsibilities. The Principles are reviewed at least annually and are updated periodically in response to changing regulatory requirements, evolving practices, issues raised by our shareholders and other stakeholders, and otherwise as circumstances warrant.

Our Corporate Governance Principles and the following Board policies and other materials relating to corporate governance at Pfizer are published on our website at www.pfizer.com/about/leadership_and_structure/meet_board.jsp and www.pfizer.com/about/corporate_governance/corporate_governance.jsp:

•	Board of Directors—Background and Experience

•	Board Committees—Current Members and Charters

•	Charter of the Lead Independent Director

•	Director Qualification Standards

•	Pfizer Policies on Business Conduct and Ethics

•	Code of Business Conduct and Ethics for Members of the Board of Directors

•	Board Policy on Pension Benefits for Executives

•	Review of Related-Person Transactions

•	Policy on Prohibition of Pledging of Pfizer Stock

•	Policy—Criteria for Selection of Compensation Committee Consultant

•	Contacting our Board of Directors

•	By-laws

•	Restated Certificate of Incorporation

•	Corporate Governance FAQs

We will provide copies of any of these items without charge upon written request to our Corporate Secretary, Pfizer Inc., 235 East 42nd Street, New York, New York 10017-5755. The information on our website is not a part of this Proxy Statement.

GOVERNANCE INFORMATION

CRITERIA FOR BOARD MEMBERSHIP

The Corporate Governance Committee of the Board of Directors focuses on Board succession planning on a continuous basis. In performing this function, the Committee is responsible for recruiting and recommending to the full Board of Directors nominees for election as Directors. The goal of the Committee is to achieve a Board that provides effective oversight of the Company through the

The Company’s Corporate Governance Principles are reviewed at least annually and are updated periodically in response to changing regulatory requirements, evolving practices, issues raised by our shareholders and other stakeholders, and otherwise as circumstances warrant.

2015 PROXY STATEMENT	1

GOVERNANCE OF THE COMPANY

appropriate balance of diversity of experience, expertise, skills, specialized knowledge and other qualifications and attributes of the individual Directors. Important general criteria for Board membership include the following:

•	Members of the Board should be individuals of proven integrity and independence, with a record of substantial achievement in an area of relevance to the Company, and generally should have prior or current leadership experience with major complex organizations, including within the scientific, government service, educational, finance, marketing, technology or not-for-profit sectors, with some members of the Board being widely recognized as leaders in the fields of medicine or biological sciences.

•	Members of the Board should be committed to enhancing the long-term growth of the Company.

•	Members of the Board should have demonstrated ability, with broad experience, diverse perspectives, and the ability to exercise sound judgment, and should possess a judicious and critical temperament that will enable objective appraisal of management’s plans and programs.

•	The composition of the Board should be diverse in terms of gender, ethnic background and professional experience.

The Committee considers on an ongoing basis the background, experience and skills of the individual Directors that are important to the Company’s current and future needs, including experience and skills in the following areas:

•	business and operations leadership;

•	finance and accounting;

•	medicine, science or research and development (R&D);

•	government and public policy;

•	healthcare and related fields (including pharmaceuticals);

•	international business;

•	academics;

•	leadership and management development; and

•	technology.

The satisfaction of these criteria is implemented and assessed through ongoing evaluations of Directors and nominees by the Corporate Governance Committee and the full Board, as well as annual Board and Committee self-evaluations. Based upon these activities and their review of the current composition of the Board, the Committee and the Board believe that these criteria have been satisfied.

SELECTION OF CANDIDATES

In recruiting and selecting Board candidates, the Corporate Governance Committee takes into account the size of the Board and considers a “skills matrix,” which indicates whether a particular Board member or candidate possesses one or more of the above “skill sets,” as well as whether those skills and/or other attributes qualify him or her for service on a particular committee. The Committee also considers a wide range of additional factors, including each Director’s and candidate’s projected retirement date, to assist in Board succession planning; other positions the Director or candidate holds, including other boards of directors on which he or she serves; and the independence of each Director and candidate, to ensure that a substantial majority of the Board is independent (see “Director Independence” below).

On an ongoing basis, the Committee considers potential Director candidates identified on its own initiative, as well as candidates referred or recommended to it by other Directors, members of management, search firms, shareholders and other sources (including individuals seeking to join the Board). Shareholders who wish to recommend candidates may contact the Committee in the manner described in “Communications with Directors.” All candidates are required to meet the criteria outlined above, as well as those discussed under “Director Independence” below and in our Corporate

The Corporate Governance Committee considers on an ongoing basis the background, experience and skills of the individual Directors that are important to the Company’s current and future needs.

2	2015 PROXY STATEMENT

GOVERNANCE OF THE COMPANY

Governance Principles and other governing documents, as applicable, as determined by the Committee in its sole discretion. Shareholder nominations must be made according to the procedures required under our By-laws and described in this Proxy Statement under the heading “Requirements for Submitting Proxy Proposals and Nominating Directors.” Shareholder-recommended candidates and shareholder nominees whose nominations comply with these procedures and who meet the criteria referred to above will be evaluated by the Committee in the same manner as the Committee’s nominees.

The Committee and the Board believe that each of the nominees for election at the Annual Meeting brings a strong and unique set of attributes, experiences and skills and that the Board as a whole has an optimal balance of experience, leadership, competencies, qualifications and skills in areas of importance to our Company.

Under “Item 1—Election of Directors—Nominees for Directors,” we provide an overview of each nominee’s principal occupation, business experience and other directorships, together with the key attributes, experience and skills viewed as particularly meaningful in providing value to the Board, our Company and our shareholders.

DIRECTOR INDEPENDENCE

Our Board of Directors has adopted Director Qualification Standards (Standards) to evaluate and determine Director independence. Our Standards meet, and in some respects exceed, the independence requirements of the New York Stock Exchange (NYSE). To qualify as independent under our Standards, a non-employee Director must be determined to have no material relationship with the Company other than as a Director. The Standards also contain strict guidelines for Directors and their immediate families regarding employment or affiliation with the Company or its independent registered public accounting firm; prohibitions against Audit Committee members having any direct or indirect financial relationship with the Company; considerations for evaluation of Compensation Committee member independence; and restrictions on both commercial and not-for-profit relationships between non-employee Directors and the Company. Directors may not receive personal loans or extensions of credit from the Company, must deal at arm’s length with the Company and its subsidiaries, and must disclose any circumstance that might be perceived as a conflict of interest. Our Director Qualification Standards can be found on our website at www.pfizer.com/about/corporate_governance/director_qualification_standards.jsp.

With the assistance of legal counsel to the Company, the Corporate Governance Committee has reviewed the applicable legal and NYSE standards for Board and Committee member independence, as well as our Standards. A summary of the answers to annual questionnaires completed by each of the Directors and a report of transactions with Director-affiliated entities are also made available to the Committee. On the basis of this review, the Committee has delivered a report to the full Board of Directors, and the Board has made its independence determinations based upon the Committee’s report and the supporting information.

The Board has affirmatively determined that all of our current Directors (other than Mr. Ian C. Read) are independent of the Company and its management and meet the Company’s criteria for independence. The independent Directors are Drs. Dennis A. Ausiello, Frances D. Fergusson, Helen H. Hobbs and Marc Tessier-Lavigne; Ms. Constance J. Horner and Ms. Suzanne Nora Johnson; and Messrs. W. Don Cornwell, James M. Kilts, George A. Lorch, Shantanu Narayen, Stephen W. Sanger and James C. Smith. The Board has determined that Mr. Ian C. Read is not independent because of his employment as the Company’s CEO.

In making these determinations, the Board considered that, in the ordinary course of business, relationships and transactions may occur between the Company and its subsidiaries on the one hand and entities with which some of our Directors are or have been affiliated on the other. Under Pfizer’s Director Qualification Standards, certain relationships and transactions are not considered to be material transactions that would impair a Director’s independence, including the following:

•	the Director is an employee, or an immediate family member of the Director is an executive officer, of another company that does business with Pfizer, and our annual sales to, or purchases from, the other company in each of the last three fiscal years amounted to less than 1% of the annual revenues of the other company; and

The Corporate Governance Committee and the Board believe that each of the nominees for election at the Annual Meeting brings a strong and unique set of attributes, experiences and skills and that the Board as a whole has an optimal balance of experience, leadership, competencies, qualifications and skills in areas of importance to our Company.

Aside from our CEO, all of our current Directors are independent of the Company and its management.

To qualify as independent under our Director Qualification Standards, a non-employee Director must be determined to have no material relationship with the Company other than as a Director.

2015 PROXY STATEMENT	3

GOVERNANCE OF THE COMPANY

•	the Director or an immediate family member of the Director is an executive officer of another company, and our indebtedness to the other company or its indebtedness to Pfizer amounts to less than 1% of the total consolidated assets of the other company.

In 2014, there was no indebtedness between Pfizer and any entity of which a Director or an immediate family member of a Director was an executive officer.

Drs. Ausiello, Hobbs and Tessier-Lavigne are employed at medical or academic institutions with which Pfizer engages in ordinary-course business transactions, and Mr. Narayen is the chief executive officer of Adobe Systems Incorporated and Mr. Smith is the chief executive officer of Thomson Reuters Corporation, companies with which Pfizer engages in ordinary-course business transactions. We reviewed our transactions with each of these entities and found that these transactions were made in the ordinary course of business and were below the levels set forth in our Director Qualification Standards (1% of the annual revenues of these entities in each of the last three years).

Under our Director Qualification Standards, contributions to not-for-profit entities in which a Director of the Company, or a Director’s spouse, serves as an executive officer, amounting to less than 2% of that organization’s latest publicly available total revenues (or $1 million, whichever is greater), will not serve as a bar to the Director’s independence. None of our Directors or their spouses is an executive officer of a not-for-profit organization to which Pfizer contributes. Nonetheless, a summary of charitable contributions to not-for-profit organizations with which our Directors or their spouses are affiliated was made available to the Committee. None of the contributions approached the levels set forth in our Director Qualification Standards.

BOARD LEADERSHIP STRUCTURE

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of senior management and a highly engaged and high-functioning Board. Based on its experience, considerable engagement with shareholders, and an assessment of research on this issue, the Board understands that there are a variety of viewpoints concerning a board’s optimal leadership structure; that available empirical data concerning the impact of board leadership on shareholder value is inconclusive; and, accordingly, that there is no single, generally accepted approach to board leadership in the U.S. Given the dynamic and competitive environment in which we operate, the Board believes that the right leadership structure may vary as circumstances warrant. Consistent with this understanding, the independent Directors do not view any particular Board leadership structure as preferred and consider the Board’s leadership structure on at least an annual basis. This consideration includes the pros and cons of alternative leadership structures in light of the Company’s current operating and governance environment, a review of empirical data on the topic and investor feedback, with the goal of achieving the optimal model for Board leadership and effective oversight of senior leaders by the Board. The Board recognizes that in circumstances where the positions of Chairman and CEO are combined, investors believe it is imperative that the Board appoint a strong Lead Independent Director with clearly defined roles and responsibilities.

Based upon these considerations, and following thorough reviews by the Corporate Governance Committee, the independent Directors reconsidered the Board’s leadership structure and determined in December 2014 to maintain the current leadership structure, with Mr. Read as Chairman. These determinations were based on the independent Directors’ continued strong belief that Mr. Read has extensive experience in and knowledge of the research-based biopharmaceutical industry and regulatory environment; continues to demonstrate the leadership and vision necessary to lead the Board and the Company in our challenging industry and macroeconomic environments; has a fundamentally investor-driven viewpoint; and exercises leadership that has generated strong operational performance. The independent Directors also believe that this unified structure provides our Company with strong and consistent leadership and that, given the significant regulatory and market environment in which we operate, having one clear leader in both roles, with deep industry expertise and Company knowledge, provides decisive and effective leadership internally and externally.

The independent Directors do not view any particular Board leadership structure as preferred and consider the Board’s leadership structure on at least an annual basis.

The independent Directors believe that Mr. Read, Pfizer’s Chairman and CEO, has extensive experience in and knowledge of the research-based biopharmaceutical industry and regulatory environment; continues to demonstrate the leadership and vision necessary to lead the Board and the Company in our challenging industry and macroeconomic environments; has a fundamentally investor-driven viewpoint; and exercises leadership that has generated strong operational performance.

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The independent Directors have also selected Dr. Dennis A. Ausiello, contingent upon his election as a Director at the 2015 Annual Meeting of Shareholders, to serve as Lead Independent Director following the Annual Meeting—a position that, at Pfizer, entails significant responsibility for independent Board leadership. Pfizer’s current Lead Independent Director, Mr. George A. Lorch, will retire from the Board at the 2015 Annual Meeting of Shareholders. During his tenure as Director, Dr. Ausiello has demonstrated strong leadership skills and independent thinking, a deep understanding of the business and a high level of scientific expertise. The independent Directors are confident in Dr. Ausiello’s ability to serve as Lead Independent Director. Upon becoming Lead Independent Director, Dr. Ausiello will also serve as an ex-officio member of each of the Board’s committees and will continue in his role as Chair of the Science and Technology Committee.

In considering the Board’s leadership structure, the independent Directors have taken a number of factors into account. The Board—which consists entirely of independent Directors other than Mr. Read—exercises a strong, independent oversight function. This oversight function is enhanced by the fact that our Audit, Compensation, Corporate Governance, Regulatory and Compliance and Science and Technology Committees are comprised entirely of independent Directors. Further, a number of Board and committee processes and procedures provide substantial independent oversight of our CEO’s performance, including regular executive sessions of the independent Directors, an annual evaluation of our CEO’s performance against pre-determined goals, and a separate evaluation that, among other things, assesses the CEO’s interactions with the Board in his role as Chairman.

The independent Directors remain committed to evaluating our Board leadership structure at least annually. Under the Company’s By-laws and Corporate Governance Principles, the Board can and will change its leadership structure if it determines that doing so is appropriate and in the best interest of Pfizer and its shareholders. The Board believes that these factors provide the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

The Company’s Corporate Governance Principles align with investor preferences and require the appointment of a Lead Independent Director, with a clearly defined role and responsibilities, if the positions of Chairman and CEO are held by the same individual. The independent Directors believe that Mr. Lorch has demonstrated, and that Dr. Ausiello will demonstrate, strong and independent leadership in that position.

The independent Directors have selected Dr. Dennis A. Ausiello, contingent upon his election as a Director at the 2015 Annual Meeting of Shareholders, to serve as Lead Independent Director following the Annual Meeting. During his tenure as a Director, Dr. Ausiello has demonstrated strong leadership skills and independent thinking, a deep understanding of the business and a high level of scientific expertise.

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LEAD INDEPENDENT DIRECTOR

The position of Lead Independent Director at Pfizer comes with a clear mandate and significant authority and responsibilities under a Board-approved charter, which was most recently updated in December 2014. These responsibilities and authority include the following:

£	presiding at executive sessions of the independent Directors and at other Board meetings at which the Chairman and CEO is not present;

£	serving as an ex-officio member of each committee and attending meetings of the various committees regularly;

£	calling meetings of the independent Directors;

£	leading the evaluation by the independent Directors of the CEO’s effectiveness as the Chairman and CEO, including an annual evaluation of his/her interactions with the Directors and ability to provide leadership and direction to the full Board;

£	serving as liaison between the independent Directors and the Chairman;

£	approving information sent to the Board, including the quality, quantity and timeliness of such information;

£	approving meeting agendas;

£	facilitating the Board’s approval of the number and frequency of Board meetings and approving meeting schedules, to ensure that there is sufficient time for discussion of all agenda items;

£	authorizing the retention of outside advisors and consultants who report directly to the Board;

£	being regularly apprised of inquiries from shareholders and involved in correspondence responding to these inquiries when appropriate; and

£	if requested by shareholders or other stakeholders, ensuring that he/she is available, when appropriate, for consultation and direct communication.

The Charter of the Lead Independent Director can be found on our website at www.pfizer.com/files/about/lead_independent_director.pdf.

EXECUTIVE SESSIONS

Executive sessions of the independent Directors (i.e., all Directors other than Mr. Read) generally take place at every regular Board meeting. At these executive sessions, the independent Directors review, among other things, the criteria upon which the performance of the CEO and other senior managers is evaluated, the performance of the CEO against those criteria, and the compensation of the CEO and other senior managers.

THE BOARD’S ROLE IN RISK OVERSIGHT

Management is responsible for assessing and managing risk, subject to oversight by the Board. The Board believes that its leadership structure, described above, and the Company’s Enterprise Risk Management, or “ERM,” program support the risk oversight function of the Board. The Board executes its oversight responsibility for risk assessment and risk management directly and through its committees, as follows:

•	The Audit Committee has primary responsibility for overseeing the Company’s ERM program. The Company’s Chief Internal Auditor, who reports to the Committee, facilitates the ERM program, in

Our Lead Independent Director has a clear mandate, as well as significant authority and responsibilities, including leading the evaluation by the independent Directors of the CEO’s effectiveness as Chairman and CEO.

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coordination with the Company’s Legal Division and Compliance Division, to complement the Company’s strategic and operating planning process. The Committee’s meeting agendas throughout the year include discussions of individual risk areas, as well as an annual summary of the ERM process. For additional information, see “Board and Committee Information—The Audit Committee” and “Item 2—Ratification of Selection of Independent Registered Public Accounting Firm—Audit Committee Report” later in this Proxy Statement.

The Audit Committee also reviews and receives regular briefings concerning cyber risks and threats, including discussion of the Company’s cyber risk protections and risk management program. The Company’s Chief Information Officer leads Pfizer’s cyber security risk management program, which is fully integrated into Pfizer’s overall ERM program and overseen by the Committee.

•	The Regulatory and Compliance Committee has primary responsibility for overseeing and reviewing risks associated with the Company’s healthcare law compliance programs and the status of compliance with related laws, regulations and internal procedures. The Committee, in consultation with the Compensation Committee, is responsible for discussing with management the risks associated with our compensation policies and practices for sales and marketing personnel and the alignment of compensation practices with the Company’s compliance standards. From time to time, the Regulatory and Compliance Committee and the Audit Committee hold joint sessions to discuss risks relevant to both committees’ areas of risk oversight. For additional information, see “Board and Committee Information—The Regulatory and Compliance Committee” later in this Proxy Statement.

•	The Board’s other committees—Compensation, Corporate Governance, and Science and Technology—oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally.

•	The Board of Directors is kept informed of its committees’ risk oversight and other activities through reports of the committee Chairs to the full Board. These reports are presented at every regular Board meeting and include discussions of committee agenda topics, including matters involving risk oversight.

•	The Board considers specific risk topics, including risks associated with our strategic plan, our capital structure and our R&D activities. In addition, the Board receives regular reports from members of our Executive Leadership Team, or “ELT”—the heads of our principal business and corporate functions—that include discussions of the risks involved in their respective areas of responsibility, and the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

PFIZER POLICIES ON BUSINESS ETHICS AND CONDUCT

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Controller, are required to abide by Pfizer’s policies on business conduct to ensure that our business is conducted in a consistently legal and ethical manner. Pfizer’s policies form the foundation of a comprehensive process that includes compliance with corporate policies and procedures, an open relationship among colleagues to foster good business conduct, and a high level of integrity. Our policies and procedures cover all major areas of professional conduct, including employment practices, conflicts of interest, intellectual property and the protection of confidential information, and require strict adherence to laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of Pfizer’s policies on business conduct. As required by the Sarbanes-Oxley Act of 2002, our Audit Committee has procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The full text of the Summary of Pfizer Policies on Business Conduct is posted on our website at www.pfizer.com/about/corporate_compliance/code_of_conduct.jsp. We will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards affecting our Chief Executive Officer, Chief Financial Officer and Controller on our website as promptly as practicable, as may be required under applicable U.S. Securities and Exchange Commission (SEC) and NYSE rules.

The Audit Committee has primary responsibility for overseeing the Company’s Enterprise Risk Management program.

The Audit Committee also reviews and receives regular briefings concerning cyber risks and threats, including discussion of the Company’s cyber risk protections and risk management program.

Integrity is essential to how we do business. All of our employees and Directors are required to abide by codes of ethics.

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CODE OF CONDUCT FOR DIRECTORS

Our Directors are required to comply with a Code of Business Conduct and Ethics for Members of the Board of Directors. This Code is intended to focus the Board and the individual Directors on areas of ethical risk, help Directors recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. This Code covers all areas of professional conduct relating to service on the Pfizer Board, including conflicts of interest, unfair or unethical use of corporate opportunities, strict protection of confidential information, compliance with applicable laws and regulations, and oversight of ethics and compliance by employees of the Company. Under the Corporate Integrity Agreement Pfizer entered into in 2009, which expired at the end of 2014 (discussed under “Board and Committee Information—The Regulatory and Compliance Committee” below), our Board members also had certain obligations with respect to our Summary of Pfizer Policies on Business Conduct, including annually certifying that they have received and reviewed the Summary of Pfizer Policies on Business Conduct.

The full text of the Code of Business Conduct and Ethics for Members of the Board of Directors is posted on our website at www.pfizer.com/about/corporate_governance/directors_code.jsp.

COMMUNICATIONS WITH DIRECTORS

Shareholders and other interested parties may communicate with any of our Directors, including the Lead Independent Director and the Audit Committee Chair, by writing to the Corporate Secretary, Pfizer Inc., 235 East 42nd Street, New York, New York 10017-5755 or by e-mail via Pfizer’s website at www.pfizer.com/about/corporate_governance/contact_directors.

Shareholder communications are distributed to the Board, or to any individual Director or Directors, as appropriate, depending on the facts and circumstances outlined in the communication. The Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded or redirected, as appropriate, such as business solicitations or advertisements, junk mail and mass mailings, new product suggestions, product complaints, product inquiries, resumes and other forms of job inquiries, spam and surveys. In addition, material that is unduly hostile, threatening or similarly unsuitable will be excluded; however, any communication will be made available to any Director upon his or her request.

SHAREHOLDER OUTREACH

We believe that shareholder outreach is essential to maintaining our good corporate governance practices and profile. Throughout the year, we engage with our global investors to gain valuable insights into the current and emerging governance issues about which they care most. We strive for a collaborative and mutually beneficial approach to issues of importance to investors that affect our business and also to ensure that our corporate governance practices remain industry-leading.

During 2014, we engaged in discussions with institutional investors based both in and outside the U.S. representing approximately 40% of our outstanding shares. The feedback received was summarized and presented to the Corporate Governance Committee and full Board.

•	Board-related: Items on the agenda for these discussions included director/shareholder engagement practices and policies; board composition and refreshment mechanisms; director evaluations; shareholder rights matters, including proxy access; board oversight of cyber security; executive compensation; and other matters. The subject of board composition dominated many of our discussions. Some investors are becoming more interested in evaluating directors and full boards beyond the scope of independence, tenure and gender diversity, with greater focus on relevant skill sets in connection with business needs and strategic objectives. During our discussions, investors were keenly interested in our board succession planning, director evaluations, refreshment policies and leadership structure. In general, investors expressed minimal concerns about our Board and individual Directors or with our Board policies or approach to engagement. With respect to our Board’s leadership structure, a majority of our U.S. investors appear to have little or no concerns, with most evaluating this issue by assessing our strong counterbalancing structure of a robust Lead Independent Director in connection with the Company’s operating performance. In contrast, our

Shareholders and other interested parties may communicate with any of our Directors, including the Lead Independent Director and the Audit Committee Chair.

We believe that shareholder outreach is essential to maintaining our good corporate governance practices and profile.

Our agenda for our outreach discussions in 2014 included director/shareholder engagement practices and policies; board composition and refreshment mechanisms; director evaluations; shareholder rights matters; including proxy access; board oversight of cyber security; executive compensation; and other matters.

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investors in the U.K., where the roles of Chairman and CEO are commonly held by two separate individuals, generally prefer that companies separate the roles.

•	Executive Compensation: During our discussions, investors continued to show support for our current philosophy and program, seeing it as well-structured and aligning with performance. Investors were particularly interested in discussing the long-term components of our program. We also discussed the use of certain performance metrics over others, including specific metrics tied to R&D performance such as those for our portfolio performance share award program for R&D colleagues. The shareholder feedback was reported to the Compensation Committee and the Board for consideration. As a result of this review and an analysis of industry best practices, the Compensation Committee has taken several important actions to enhance the design of the Company’s executive compensation program. See “Item 3—Advisory Approval of Executive Compensation” and “Compensation Discussion and Analysis” elsewhere in this Proxy Statement.

•	Written Consent: Some investors continue to support written consent proposals under any circumstances; however, there is general consensus among Pfizer shareholders that the ability to call special meetings under our existing By-laws is sufficient and preferable in some circumstances.

•	Proxy Access: We also discussed the potential benefits and risks of giving shareholders the ability to nominate Directors without having to resort to separate proxy materials and the terms on which such “proxy access” might be provided. Investors continue to evaluate resolutions mostly on a case-by-case basis and to formulate their respective internal voting policies on proxy access.

•	Political Contributions/Lobbying Activities: Investors were less interested in discussing our political contributions disclosures and lobbying activities than in previous years. Most indicated they are satisfied with our current level of disclosure, Board oversight of the process and rigorous internal approval/review (involving the Company’s Government Affairs Leaders and oversight by the Corporate Governance Committee). A minority of investors indicated an interest in viewing additional disclosures involving our association with trade associations, think tanks and other legislative organizations, as well as our lobbying expenditures and priorities. See “Item 4—Shareholder Proposal Regarding Report on Lobbying Activities.”

In addition to speaking with our institutional investors, we also are highly responsive to our individual shareholders, who are valuable and important shareholders to the Company. In 2014, Pfizer responded to more than 1,200 of the written communications received by our Board of Directors’ mailboxes and via proxy cards on a variety of topics, including governance matters, product comments and shareholder services inquiries. Shareholder sentiment from these individual investors is also regularly shared with the Board.

PUBLIC POLICY ENGAGEMENT AND POLITICAL PARTICIPATION

Engaging in Public Policy

In the highly regulated and competitive pharmaceutical industry, it is fundamental to our business that we engage on public policy issues that may affect our ability to meet patient needs and enhance shareholder value, such as barriers to access, counterfeit medicines, illegal drug importation and challenges to our intellectual property protection. Because we have extensive knowledge about healthcare and many ideas about improving its efficiency, as well as a global perspective on public health, disease prevention and health education and wellness, we regularly work with policy makers to help create and maintain an innovative environment where we can cultivate new medicines, bring them to market and ensure that patient health and safety remain a priority.

To broaden our engagement efforts, we are also a member of several industry and trade groups, including the Pharmaceutical Research and Manufacturers of America, the National Association of Manufacturers, the Biotechnology Industry Association, the U.S. Chamber of Commerce and the Business Roundtable. These organizations, along with the others to which we belong, represent both the pharmaceutical industry and the business community at large in an effort to bring about consensus on broad policy issues that can impact our business and service to patients. Our support of these organizations is evaluated annually by the Company’s Government Affairs Leaders based on these organizations’ expertise in

Our support of industry and trade groups is evaluated annually by the Company’s Government Affairs Leaders based on these organizations’ expertise in healthcare policy/advocacy and issues that impact the life sciences industry.

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healthcare policy/advocacy and issues that impact the life sciences industry. In addition, we require that these organizations support key issues of importance to Pfizer, including advancing biomedical research, healthcare innovation, advocating for protecting intellectual property rights and access to care. In addition to their positions on healthcare policy issues, these organizations may engage in activities pertaining to a myriad of issues. At times we may not share the views promoted by these industry and trade groups and/or members on certain issues, but we are able to voice our concerns to them, as appropriate, through our colleagues who serve on the boards and committees of these groups. We also believe that our participation in an organization can provide opportunities to positively influence how they operate.

Corporate Political Contributions

Our Company complies fully with all federal, state and local laws and reporting requirements governing corporate political contributions. We also request that trade associations receiving total payments of $100,000 or more from Pfizer annually report the portion of Pfizer dues or payments used for expenditures or contributions that, if made directly by Pfizer, would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. All corporate political contributions are published semiannually in the Political Action Committee (PAC) and Corporate Political Contributions report in compliance with Pfizer corporate policy. Every two years, at the end of each federal election cycle, the report is audited by Bond Beebe, a certified public accounting and advisory firm.

We regularly discuss our political contributions reporting practices with investors and other stakeholders to ensure that our disclosures continue to meet their needs. Shareholder engagement has helped us expand our level of disclosure and create or modify corporate policies related to political expenditures in recent years.

Independent Expenditures

Our Company does not make direct independent expenditures. We adopted a strict policy precluding Pfizer from making direct independent expenditures in connection with any federal or state election. This action formalized a process that was underway for many years at Pfizer and was adopted in response to shareholders’ concerns about corporate political spending in the wake of the Supreme Court’s decision in Citizens United v. Federal Election Commission.

Policies and Procedures for Approval/Oversight of Corporate and PAC Political Expenditures

All corporate and PAC political spending decisions undergo a rigorous review process conducted by the PAC Steering Committee comprised of colleagues from various divisions throughout the Company to ensure that each contribution we make is done to advance our business objectives and is not based on the political preferences or views of any individual colleague within Pfizer.

The PAC Steering Committee evaluates candidates to whom we contribute on the basis of their views on issues that impact not only Pfizer but our patients as well. The Committee also takes note of whether Pfizer facilities or colleagues reside in a candidate’s district or state. All PAC and corporate contribution requests are shared with the Pfizer Political Contributions Policy Committee (PCPC), chaired by the Executive Vice President, Corporate Affairs and composed of senior leaders from different divisions in the organization.

The Corporate Governance Committee of the Board of Directors is responsible for maintaining an informed status on public policy and corporate political spending practices through periodic discussions and reviews of the Company’s PAC and Corporate Political Contributions reports.

Federal and State Lobbying Activity

We file quarterly reports of our federal lobbying activity in compliance with the Honest Leadership and Open Government Act of 2007. In addition to Pfizer’s federal lobbying activity, the amount we report also includes the amount spent on federal lobbying activity by trade associations of which Pfizer is a member. These reports are available to the public at http://soprweb.senate.gov/index.cfm?event=selectfields.

With regard to Pfizer’s state lobbying activity, Pfizer complies with state registration and reporting requirements in all the states where Pfizer is currently active.

Our Company complies fully with all federal, state and local laws and reporting requirements governing corporate political contributions.

We regularly discuss our political contributions reporting practices with investors and other stakeholders to ensure that our disclosures meet their needs.

The Corporate Governance Committee of the Board of Directors is responsible for maintaining an informed status on public policy and corporate political spending practices through periodic discussions and reviews of the Company’s PAC and Corporate Political Contributions reports.

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BOARD AND COMMITTEE INFORMATION

During 2014, the Board of Directors met 16 times. Each of our incumbent Directors attended at least 89% of the total meetings of the Board and the Board Committees on which he or she served that were held during the time he or she was a Director in 2014.

All Board members standing for re-election are expected to attend the Annual Meeting unless an emergency prevents them from doing so. All the Directors then in office attended our 2014 Annual Meeting.

The table below provides membership and meeting information for each of the standing Board Committees for 2014.

Name	Audit	Compensation	Corporate	Regulatory and	Science and
			Governance	Compliance	Technology
Dennis A. Ausiello, M.D.	M		M	M	C
W. Don Cornwell	C	M		M	M
Frances D. Fergusson, Ph.D.		M		C	M
Helen H. Hobbs, M.D.			M		M
Constance J. Horner			M	M	M
James M. Kilts		C			M
George A. Lorch(a)
Shantanu Narayen			M		M
Suzanne Nora Johnson	M	M			M
Ian C. Read
Stephen W. Sanger	M		C		M
James C. Smith(b)			M		M
Marc Tessier-Lavigne, Ph.D.				M	M
2014 Meetings	12	7	6	6	3

C:	Chair M: Member
(a)	Mr. Lorch, as Lead Independent Director, serves as an ex-officio member of each committee and regularly attends meetings of Board committees.
(b)	Mr. Smith was elected to the Board and as a member of the Corporate Governance Committee and the Science and Technology Committee, effective June 26, 2014.

THE CORPORATE GOVERNANCE COMMITTEE

Stephen W. Sanger, Committee Chair Additional Committee Members: Dennis A. Ausiello, Helen H. Hobbs, Constance J. Horner, Shantanu Narayen and James C. Smith Meetings Held in 2014: 6

The Corporate Governance Committee is composed entirely of independent Directors and is governed by a Board-approved charter stating its responsibilities. Under the terms of its charter, the Committee oversees the practices, policies and procedures of the Board and its committees. This includes developing criteria for Board membership and succession planning, including recommending and recruiting Director candidates and ensuring the appropriate balance of diversity of experience, skills, specialized knowledge and attributes of the Directors. The Committee also assesses Director and candidate independence, considers possible conflicts of interest of Board members and senior executives, reviews related-person transactions, and monitors the functions of the various Committees of the Board.

The Committee advises on the structure of Board meetings, recommends matters for consideration by the Board and also reviews, advises on and recommends Director compensation, which is approved by the full Board. The Committee is directly responsible for overseeing the self-evaluations of the Board and its committees, reviewing our Corporate Governance Principles and Director Qualification Standards, and establishing and overseeing compliance with Director retirement policies. The Committee also assists management by reviewing the functions and outside activities of senior executives. Finally, the Committee reviews certain public policy issues, and stays informed on the Company’s political spending policies and practices, as well as its bi-annual detailed disclosures of political spending.

The Board of Directors has determined that each member of the Corporate Governance Committee is independent, as defined by the rules of the NYSE and under our Director Qualification Standards.

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The Corporate Governance Committee Charter is available on our website at www.pfizer.com/about/corporate_governance/corporate_governance_committee.jsp.

Corporate Governance Committee Report

The Corporate Governance Committee seeks to maintain and enhance Pfizer’s record of excellence in corporate governance by continually refining Pfizer’s corporate governance policies, procedures and practices. The following are examples of how we worked to achieve these objectives in 2014.

•	Board and Committee Matters; Director Evaluations: During 2014, the Committee assessed Director independence and qualifications to serve on various committees; conducted a comprehensive self-evaluation process for the Board and its committees; reviewed and, where appropriate, recommended changes to our governing documents, including our committee charters and Corporate Governance Principles; and continued to review the functioning of the Board and committees in developing areas. During its self-evaluation, the Board considered whether to incorporate individual Director evaluations into the process, and following its review, determined that its current process is robust and highly effective and, therefore, will remain unchanged for 2015. The Committee also discussed committee Chair and membership assignments and determined that there would be no change to current Chair assignments for a one-year period given the election of a new Lead Independent Director in 2015.

•	Board Leadership Structure: The Committee conducted its thorough annual review of the Board’s leadership structure, resulting in determinations to retain the current leadership structure consisting of a combined Chairman and CEO, and a Lead Independent Director. In addition, in light of Mr. Lorch’s planned retirement in April 2015, the Committee engaged in thorough succession-planning discussions and analysis for the role of Lead Independent Director following Mr. Lorch’s retirement. In February 2015, the Committee recommended and the independent Directors elected Dr. Dennis A. Ausiello to serve as Lead Independent Director following Mr. Lorch’s retirement, subject to his election as a Director at the 2015 Annual Meeting. See “Governance Information—Board Leadership Structure” and “—Lead Independent Director.”

•	Recruitment and Assessment of New Directors: In 2014, the Committee continued an ongoing Board succession planning process to assess candidates for election as Directors, based upon a “skills matrix” and the other criteria discussed in “Governance Information—Selection of Candidates.” Resulting from this process, in June 2014 the Committee recommended and the Board elected Mr. James C. Smith as a Director and a member of the Corporate Governance and Science and Technology Committees. Among other qualifications, Mr. Smith brings leadership and operational and international business experience to the Board. The Committee considered the election of Mr. Smith as a Director upon recommendation by our Chairman and CEO and evaluation by a third-party search firm. The Committee also reviewed outside requests to join the Board.

•	Non-Employee Director Compensation: The Committee conducted a review of the Company’s compensation program for non-employee Directors to ensure its alignment with industry best practices and shareholder interests. As a result of this review, modifications to the non-employee Director compensation program were proposed and were subsequently presented to and approved by the full Board at its April 2014 meeting. See “Compensation of Non-Employee Directors.”

•	Corporate Responsibility and Public Policy: Under its charter, the Committee is responsible for maintaining an informed status on Company issues related to public policy, social responsibility and philanthropy and for monitoring emerging issues potentially affecting the reputation of the pharmaceutical industry and Pfizer specifically. The Committee received an update on the Company’s corporate responsibility initiatives at year end and was also informed of Pfizer’s public policy and corporate political spending practices through periodic discussions and reviews of the Company’s biannual PAC and Corporate Political Contributions Report. A summary discussion of Pfizer’s public policy engagement and political participation has been included in this Proxy Statement. See “Governance Information—Public Policy Engagement and Political Participation.”

In 2014, the Corporate Governance Committee continued an ongoing Board succession planning process to assess candidates for election as Directors, based upon a “skills matrix” and the other criteria discussed in “Selection of Candidates.” Resulting from this process, in June 2014 the Corporate Governance Committee recommended and the Board elected Mr. James C. Smith as a Director and a member of the Corporate Governance and Science and Technology Committees.

In addition, in light of Mr. Lorch’s planned retirement in April 2015, the Corporate Governance Committee engaged in thorough succession-planning discussions and analysis for the role of Lead Independent Director following Mr. Lorch’s retirement.

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•	Legislative and Regulatory Developments: The Committee continued to monitor and evaluate corporate governance and executive compensation developments and best practices, including SEC rules and NYSE listing standards.

•	Shareholder Engagement/Activism: The Committee engaged in ongoing reviews of shareholder and stakeholder communications at each of its meetings and periodic reviews of shareholder feedback received during the Company’s year-round investor outreach and proxy season. See “Governance Information—Shareholder Outreach.” The Committee was also informed of shareholder activism in the marketplace.

•	Leadership Planning: During 2014, the Committee reviewed emergency succession scenarios for the Company’s management.

The Corporate Governance Committee

Dennis A. Ausiello	Helen H. Hobbs	Constance J. Horner

Shantanu Narayen	Stephen W. Sanger, Chair	James C. Smith

THE REGULATORY AND COMPLIANCE COMMITTEE

Frances D. Fergusson, Ph.D., Committee Chair Additional Committee Members: Dennis A. Ausiello, W. Don Cornwell, Constance J. Horner and Marc Tessier-Lavigne Meetings Held in 2014: 6

The Regulatory and Compliance Committee is composed entirely of independent Directors and is governed by a Board-approved charter stating its responsibilities. Under its charter, the Committee is primarily responsible for assisting the Board of Directors with overseeing and reviewing the Company’s healthcare-related regulatory and compliance issues, including its compliance programs and the status of compliance with related laws, regulations and internal procedures, as well as the Company’s Corporate Integrity Agreement (CIA), which expired on December 31, 2014. Management has primary responsibility for the operation of the Company’s compliance program and for implementing the requirements of the CIA. The Committee consults with management and evaluates various information and reports on compliance-related activities and matters. The Committee is also responsible for overseeing the integration and implementation of the Company’s compliance programs in acquired entities.

The Committee, in consultation with the Compensation Committee, is responsible for discussing with management the alignment of compensation practices for sales and marketing personnel with the Company’s compliance standards and is expected to make recommendations to the Compensation Committee regarding the extent to which, if any, incentive-based compensation of any executive, senior manager, compliance personnel and/or attorney involved in any significant misconduct resulting in certain government or regulatory action, or other person with direct supervision over such employee, should be reduced, canceled or recovered.

In connection with the resolution of certain U.S. government investigations concerning various products, Pfizer entered into the CIA in 2009 with the Office of the Inspector General of the U.S. Department of Health and Human Services (OIG). In the CIA, Pfizer agreed to take certain actions to promote compliance with federal healthcare program and U.S. Food and Drug Administration (FDA) requirements. The Committee, based on agreement with the OIG, assumed the Audit Committee’s responsibilities

2015 PROXY STATEMENT	13

GOVERNANCE OF THE COMPANY

under the CIA. The CIA obligations related to the Committee include the following: (i) the Committee must meet at least quarterly to review and oversee Pfizer’s compliance program; (ii) the Committee must adopt resolutions each year summarizing its review and oversight of the Company’s compliance program and its compliance with federal healthcare program requirements, FDA requirements and the obligations of the CIA and concluding that, to the best of its knowledge, Pfizer has adopted an effective compliance program to meet those requirements and obligations; and (iii) Pfizer must promptly report any changes in the composition of the Committee or any actions or changes that would affect the Committee’s ability to perform the duties necessary to meet the obligations of the CIA. The Company’s compliance obligations under the CIA ended December 31, 2014. The Committee will be asked to adopt the final CIA-required resolution later this year.

The Regulatory and Compliance Committee Charter is available on our website at www.pfizer.com/about/corporate_governance/regulatory_compliance_committee.jsp.

Regulatory and Compliance Committee Report

The Regulatory and Compliance Committee assists the Board of Directors with the oversight of significant healthcare-related regulatory and compliance issues. Under the terms of its charter, the Committee receives reports regarding Pfizer’s compliance program and had oversight of compliance with the requirements of the Company’s CIA through its expiration on December 31, 2014. Management has primary responsibility for the operation of the Company’s compliance program and for implementing the requirements of the Company’s CIA.

In 2014, the Regulatory and Compliance Committee received reports and discussed with management, including the Chief Compliance and Risk Officer, healthcare-related regulatory and compliance risks and related compliance program initiatives and functions. Among the matters considered by the Committee were: (i) potential healthcare-related regulatory or compliance risks in connection with the development, manufacture and marketing of Pfizer products, and efforts to mitigate those risks; (ii) government investigations and other legal proceedings involving the Company; (iii) internal investigations of potential healthcare-related compliance or regulatory matters; (iv) results of internal audits conducted in areas within the Committee’s oversight; (v) the Company’s responses to FDA Warning Letters and/or other regulatory communications; (vi) the integration of acquired companies into the Company’s compliance program; (vii) the Company’s anti-retaliation policies and procedures, and the retaliation claims received by the Company; (viii) the Company’s compensation practices for sales and marketing personnel; and (ix) external reviews of Pfizer policies and practices for compliance with federal healthcare laws and regulations.

In its activities, the Committee considered potential risks and steps the Company has taken to mitigate risk in areas within the Committee’s oversight. With respect to the CIA, the Committee monitored the status of the Company’s compliance with CIA requirements.

The Regulatory and Compliance Committee

Dennis A. Ausiello	W. Don Cornwell	Frances D. Fergusson, Chair

Constance J. Horner	Marc Tessier-Lavigne

The Regulatory and Compliance Committee is primarily responsible for assisting the Board of Directors with overseeing and reviewing the Company’s healthcare-related regulatory and compliance issues, including its compliance programs and the status of compliance with related laws, regulations and internal procedures.

14	2015 PROXY STATEMENT

GOVERNANCE OF THE COMPANY

THE AUDIT COMMITTEE

W. Don Cornwell, Committee Chair Additional Committee Members: Dennis A. Ausiello, Suzanne Nora Johnson and Stephen W. Sanger Meetings Held in 2014: 12

The Audit Committee is composed entirely of independent Directors and is governed by a Board-approved charter stating its responsibilities. Under its charter, the Audit Committee is responsible for reviewing and discussing, with the independent registered public accounting firm, Internal Audit and management, the adequacy and effectiveness of internal control over financial reporting. The Committee also reviews and consults with management, Internal Audit and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases, and the accounting principles applied. In addition, the Committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures and policies. The Committee also is responsible for reviewing and discussing the scope and results of the internal audit program.

The Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. To execute this responsibility, the Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

In addition, the Committee is responsible for reviewing and discussing with management the Company’s policies with respect to risk assessment and risk management. More information about the role of the Audit Committee in risk assessment and risk management is included in the section entitled “Governance Information—The Board’s Role in Risk Oversight.”

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee also has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company regarding its accounting, internal controls and auditing matters. Further details of the role of the Audit Committee, as well as the Audit Committee Report, may be found in “Item 2—Ratification of Selection of Independent Registered Public Accounting Firm” later in this Proxy Statement.

The Board of Directors has determined that each member of the Audit Committee is financially literate and independent, as defined by SEC and NYSE rules, as well as independent under our Director Qualification Standards. The Board of Directors also has determined that each of Ms. Nora Johnson and Messrs. Cornwell and Sanger is an “audit committee financial expert” for purposes of the SEC’s rules.

The Audit Committee Charter is available on our website at www.pfizer.com/about/corporate_governance/audit_committee.jsp.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.

2015 PROXY STATEMENT	15

GOVERNANCE OF THE COMPANY

THE COMPENSATION COMMITTEE

James M. Kilts, Committee Chair Additional Committee Members: W. Don Cornwell, Frances D. Fergusson and Suzanne Nora Johnson Meetings Held in 2014: 7

The Compensation Committee is composed entirely of independent Directors and is governed by a Board-approved charter stating its responsibilities. The Committee reviews, determines and oversees the execution of the Company’s executive compensation philosophy and oversees the administration of the Company’s executive compensation programs. Its responsibilities also include overseeing Pfizer’s compensation and benefit plans and policies, administering its stock plans (including reviewing and approving equity grants) and reviewing and approving annually all compensation decisions for the Company’s executive officers, including the NEOs identified in the 2014 Summary Compensation Table. See “Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the Committee’s role, processes and activities in overseeing executive compensation. See also “Compensation Committee Report” later in this Proxy Statement.

The Board of Directors has determined that each member of the Compensation Committee is independent, as defined by SEC rules and NYSE listing standards, as well as independent under our Director Qualification Standards. In addition, each Committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

The Compensation Committee Charter is available on our website at www.pfizer.com/about/corporate_governance/compensation_committee.jsp. The Compensation Committee Report appears under “Executive Compensation” later in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation. During 2014 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.

The Compensation Committee reviews, determines and oversees the execution of the Company’s executive compensation philosophy and oversees the administration of the Company’s executive compensation programs.

THE SCIENCE AND TECHNOLOGY COMMITTEE

Dennis A. Ausiello, M.D., Committee Chair

Additional Committee Members: W. Don Cornwell, Frances D. Fergusson, Helen H. Hobbs, Constance J. Horner, James M. Kilts, Shantanu Narayen, Suzanne Nora Johnson, Stephen W. Sanger, James C. Smith and Marc Tessier-Lavigne

Meetings Held in 2014: 3

The Science and Technology Committee is composed entirely of independent Directors and is governed by a Board-approved charter stating its responsibilities. Under its charter, the Committee is responsible for periodically examining management’s strategic direction of and investment in the Company’s pharmaceutical R&D and technology initiatives. This includes monitoring progress of the Company’s R&D pipeline, and evaluating the quality and direction of the Company’s R&D programs and the Company’s approach to acquiring and maintaining key scientific technologies. The Committee also identifies emerging issues, assesses the performance of R&D leaders, and evaluates the sufficiency of review by external scientific experts.

The Science and Technology Committee Charter is available on our website at www.pfizer.com/about/corporate_governance/science_technology_committee.jsp.

The Science and Technology Committee is responsible for periodically examining management’s strategic direction of and investment in the Company’s pharmaceutical R&D and technology initiatives.

16	2015 PROXY STATEMENT

Compensation of Non-Employee Directors

Our non-employee Directors receive cash compensation, as well as equity compensation in the form of Pfizer stock units. Each of these components is described below. The 2014 compensation of our non-employee Directors is shown in the 2014 Director Compensation Table below. Mr. Read does not receive any compensation for his service as a Director or as Chairman.

NON-EMPLOYEE DIRECTOR COMPENSATION

In 2014, compensation for our non-employee Directors consisted of the following:

Position	Cash Retainers		Pfizer Stock Units
Board Member	$137,500	*	$162,500
Chair of each Board Committee	$30,000
Lead Independent Director	$50,000

*  Mr. Smith was paid a prorated portion of the cash retainer for the period he served as a Director in 2014.

In April 2014, the Board, on recommendation of the Corporate Governance Committee, approved modifications to the non-employee Director compensation program to increase the value of the annual grant of Pfizer stock units to non-employee Directors from $137,500 to $162,500. Under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors (Unit Award Plan), during 2014, each Director (other than Mr. Smith) received Pfizer stock units with a value of $162,500 as of the date of grant upon election at the 2014 Annual Meeting of Shareholders, provided the Director continued to serve as a Director following the Meeting. In 2015, each Director will receive Pfizer stock units with a value of $162,500 as of the date of grant upon election at the 2015 Annual Meeting of Shareholders, provided the Director continues to serve as a Director following the Meeting. A new Director also receives Pfizer stock units in a like amount when first elected to the Board, and in 2014, Mr. Smith received Pfizer stock units with a value of $162,500 as of the date of grant upon his election to the Board.

During 2014, the Board also increased the stock ownership guidelines for non-employee Directors, upon the recommendation of the Corporate Governance Committee. Non-employee Directors are now required to own shares of Pfizer common stock having a value of at least five times their annual base cash compensation, which is currently $687,500 worth of Pfizer stock. This represents an increase from the previous guideline of $550,000. For purposes of satisfying this requirement, a Director’s holdings include, in addition to shares held outright, units granted to the Director as compensation for Board service and shares or units held under a deferral or similar plan. A Director has five years from the date of (a) his or her first election as a Director; or (b) if later, an increase in the amount of Pfizer stock required to be held, to satisfy this ownership requirement. We maintain policies that prohibit Directors from pledging Pfizer stock or engaging in activities considered hedging of our common stock, and none of our Directors has pledged Pfizer stock as collateral for personal loans or other obligations.

DEFERRED COMPENSATION

Cash Compensation. Non-employee Directors may defer all or a part of their annual cash retainers under the Unit Award Plan until they cease to be members of the Board. At a Director’s election, the cash retainer fees held in the Director’s account could have been credited either with Pfizer stock units or with interest at the rate of return of an intermediate treasury index. Beginning in 2015, the fees can be credited with Pfizer stock units or deemed invested in the same investments available to Pfizer employees under certain deferred compensation plans. The number of Pfizer stock units is calculated by dividing the amount of the deferred fee by the closing price of Pfizer’s common stock on the last business day of the fiscal quarter in which the fee is earned. If fees are deferred as Pfizer stock units, the number of stock units in a Director’s account is increased by crediting additional stock units based on the value of any dividends on the common stock. When a Director ceases to be a member of the Board, the amount attributable to stock units held in his or her account is paid in cash or in shares of Pfizer stock, at the Director’s election. The amount of any cash payment is determined by multiplying the number of Pfizer stock units in the account by the closing price of our common stock on the last business day before the payment date.

During 2014, the Board increased the stock ownership guidelines for non-employee Directors, upon the recommendation of the Corporate Governance Committee.

Non-employee Directors are now required to own shares of Pfizer common stock having a value of at least five times their annual base cash compensation, which is currently $687,500 worth of Pfizer stock.

2015 PROXY STATEMENT	17

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Equity Compensation. With respect to grants of Pfizer stock units to non-employee Directors, in 2014 and prior years, units were automatically deferred until the Director ceases to be a member of the Board. Beginning in 2015, Directors who have met the stock ownership requirements as of December 31st of the prior year are permitted each year to elect to defer units granted that year or to receive the units in shares. All units granted in 2015 will be deferred. The number of deferred stock units in a Director’s account is increased by crediting additional stock units based on the value of any dividends on the common stock. Units deferred are not payable until the Director ceases to be a member of the Board, at or after which time they are paid in cash or in shares of Pfizer stock at the Director’s election. The amount of any cash payment is determined by multiplying the number of Pfizer stock units in the account by the closing price of our common stock on the last business day before the payment date.

LEGACY WARNER-LAMBERT EQUITY COMPENSATION PLAN

As a result of our merger with Warner-Lambert, all stock options and restricted stock awards under the Warner-Lambert Company 1996 Stock Plan outstanding as of June 19, 2000, became immediately exercisable or vested. Under this plan, the directors of Warner-Lambert could elect to defer any or all of the compensation they received for their services. These deferred amounts could have been credited to a Warner-Lambert common stock equivalent account (the Equivalent Account). The Equivalent Account was credited, as of the day the fees would have been payable, with stock credits equal to the number of shares of Warner-Lambert common stock that could have been purchased with the dollar amount of such deferred fees. Mr. Lorch, who is a former Warner-Lambert director who joined our Board after the merger, had deferred compensation and was entitled to Warner-Lambert stock credits in the Equivalent Account under this plan. Dividend equivalents received under this plan are credited as additional stock units. Upon the closing of the merger, these Warner-Lambert stock credits were converted into Pfizer stock equivalent units. Mr. Lorch’s units will be payable in Pfizer common stock in accordance with his election. These units are described in footnote 2 to the table under “Securities Ownership.”

MATCHING GIFT PROGRAMS

Our non-employee Directors may participate in Pfizer’s matching gift program, which is also available to Pfizer employees. Under these programs, the Pfizer Foundation (Pfizer’s philanthropic affiliate) will match contributions to eligible non-profit organizations, up to a maximum of $15,000 per year, per director; contributions to religious and certain other types of non-profit organizations, as well as to individuals and others in need, are not eligible and are not matched. In addition, the Pfizer Foundation will match contributions made to the United Way Campaign, up to a maximum of $15,000 per year, per director. The matching contributions made by the Pfizer Foundation with respect to our non-employee Directors are included in the 2014 Director Compensation Table below. As indicated above, these matching contributions may not reflect all of the charitable contributions made by our Directors.

2014 DIRECTOR COMPENSATION TABLE

The following table shows 2014 compensation for our non-employee Directors.

Name	Fees Earned	Equity/	All Other	Total
	Or Paid In Cash	Stock Awards(1)	Compensation(2)	($)
	($)	($)	($)
Dennis A. Ausiello, M.D.	167,500	162,500	11,835	341,835
W. Don Cornwell	167,500	162,500	15,000	345,000
Frances D. Fergusson, Ph.D.	167,500	162,500	14,400	344,400
Helen H. Hobbs, M.D.	137,500	162,500	9,600	309,600
Constance J. Horner	137,500	162,500	9,650	309,650
James M. Kilts	167,500	162,500	15,000	345,000
George A. Lorch	187,500	162,500	–	350,000
Shantanu Narayen	137,500	162,500	10,000	310,000
Suzanne Nora Johnson	137,500	162,500	15,000	315,000
Stephen W. Sanger	167,500	162,500	15,000	345,000
James C. Smith(3)	70,639	162,500	–	233,139
Marc Tessier-Lavigne, Ph.D.	137,500	162,500	–	300,000

(1)	For all Directors except Mr. Smith, represents stock units awarded in 2014 to Directors who were re-elected at the 2014 Annual Meeting of Shareholders. The number of units granted was determined by dividing the grant date value of the award, $162,500, by $30.71, the closing price of the Company’s common stock on April 24, 2014. In the case of Mr. Smith, represents stock units awarded on June 26, 2014, upon his election as a Director, determined by dividing the grant date value of the award, $162,500, by $29.59, the closing price of the Company’s common stock on June 26, 2014. At the end of 2014, the aggregate number of stock units (including dividend equivalents) held by each current non-employee Director was as follows: Dr. Ausiello, 26,291; Mr. Cornwell, 100,200; Dr. Fergusson, 36,404; Dr. Hobbs, 31,544; Ms. Horner, 138,830; Mr. Kilts, 101,676; Mr. Lorch, 98,189; Mr. Narayen, 16,120; Ms. Nora Johnson, 42,798; Mr. Sanger, 83,542; Mr. Smith, 7,924; and Dr. Tessier-Lavigne, 24,307.

(2)	The amounts in this column represent charitable contributions made in 2014 under our matching gift programs (see “Matching Gift Programs” above). As indicated above under “Matching Gift Programs,” certain charitable contributions by our Directors are not eligible for matching contributions under the programs, and the amounts in the above table therefore may not reflect all such contributions made by our Directors.

(3)	Mr. Smith was elected as a Director effective June 26, 2014.

18	2015 PROXY STATEMENT

Securities Ownership

The table below shows the number of shares of our common stock beneficially owned as of the close of business on January 30, 2015, by each of our Directors and each NEO listed in the 2014 Summary Compensation Table, as well as the number of shares beneficially owned by all of our current Directors and executive officers as a group. Together, these individuals beneficially own less than one percent (1%) of our common stock outstanding. The table and footnotes also include information about stock options, TSRUs, stock units, restricted stock, RSUs and deferred performance-related share awards credited to the accounts of our Directors and executive officers under various compensation and benefit plans.

	Number of Shares or Units				Options Exercisable
Beneficial Owners	Common Stock		Stock Units		Within 60 Days
Dennis A. Ausiello, M.D.	2,362	(1)	26,291	(2)
W. Don Cornwell	1,759	(1)	100,200	(2)
Frank A. D’Amelio	340,849	(3)	155,094	(4)	292,000
Mikael Dolsten, M.D., Ph.D.	244,453	(3)	120,856	(4)
Frances D. Fergusson, Ph.D.			36,404	(2)
Geno J. Germano	178,320	(1)(3)	106,425	(4)
Helen H. Hobbs, M.D.			31,544	(2)
Constance J. Horner	17,584		138,830	(2)
James M. Kilts	2,259	(1)	101,676	(2)
George A. Lorch	24,126		98,189	(2)
Shantanu Narayen			16,120	(2)
Suzanne Nora Johnson	10,000		42,798	(2)
Ian C. Read	1,024,268	(3)(5)	566,751	(4)	275,000
Stephen W. Sanger	1,085	(1)	83,542	(2)
James C. Smith	2,000		7,924	(2)
Marc Tessier-Lavigne, Ph.D.	104		24,307	(2)
John D. Young	50,539	(3)	66,585	(4)	73,200
All Directors and Executive Officers as a group (25)	2,402,022		2,201,936		816,200

(1)	Includes the following shares held in the names of family members: Dr. Ausiello, 2,362 shares; Mr. Cornwell, 300 shares; Mr. Germano, 1,587 shares; Mr. Kilts, 2,259 shares; and Mr. Sanger, 1,085 shares. Dr. Ausiello and Messrs. Cornwell, Germano and Kilts disclaim beneficial ownership of such shares.

(2)	Represents units (each equivalent to a share of Pfizer common stock) under our Director compensation program (see “Compensation of Non-Employee Directors” above). This number also includes the following units resulting from the conversion into Pfizer units of previously deferred Warner-Lambert director compensation under the Warner-Lambert 1996 Stock Plan: Mr. Lorch, 16,914 units. See “Compensation of Non-Employee Directors—Legacy Warner-Lambert Equity Compensation Plan” above.

(3)	Includes shares credited under the Pfizer Savings Plan and/or deferred shares relating to previously vested awards under the Company’s share award programs. These plans are described later in this Proxy Statement. Also includes 1,309 shares in the Pfizer Share Ownership Plan for Mr. Young.

(4)	In the case of Messrs. D’Amelio, Germano, Read and Young and Dr. Dolsten, includes units (each equivalent to a share of Pfizer common stock) to be settled in cash following the officer’s separation from service, held under the Pfizer Inc. Nonfunded Deferred Compensation and Supplemental Savings Plan (PSSP), and for Mr. Germano also includes 4,268 units held under the Wyeth Supplemental Employee Savings Plan. The PSSP is described later in this Proxy Statement. Also includes the following restricted stock units (each equivalent to a share of Pfizer common stock) as of January 30, 2015: Mr. D’Amelio, 118,305; Dr. Dolsten, 111,915; Mr. Germano, 94,817; Mr. Read, 387,778; and Mr. Young, 61,642. These units were unvested as of January 30, 2015, except that in the case of Mr. Read, in view of his age and years of service with Pfizer, a prorated portion of the units granted prior to 2014 would vest upon retirement and units granted in 2014 would continue to vest into retirement in accordance with their vesting schedule. This column does not include the following stock appreciation rights in the form of TSRUs as of January 30, 2015: Mr. D’Amelio, 1,695,388, of which 197,072 settled on February 25, 2015; Dr. Dolsten, 1,582,189, of which 146,396 settled on February 25, 2015; Mr. Germano, 1,275,852, of which 83,333 settled on February 25, 2015; Mr. Read, 5,317,430, of which 197,072 settled on February 25, 2015; and Mr. Young, 739,774, of which 49,364 settled on February 25, 2015. See “Compensation Tables—2014 Outstanding Equity Awards at Fiscal Year-End Table” and “—Estimated Benefits upon Termination” for a discussion of the vesting of RSUs, PSAs and TSRUs and the settlement price for the TSRUs that settled on February 25, 2015. Information regarding PSAs is not included in the above table.

(5)	Includes 33,809 shares held in a Grantor Trust.

2015 PROXY STATEMENT	19

SECURITIES OWNERSHIP

BENEFICIAL OWNERS

Based on filings made under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, as of December 31, 2014, the only persons or entities known by us to be a beneficial owner of more than 5% of our common stock were as follows:

Name and Address of Beneficial Owner	Shares of Pfizer
	Common Stock		Percent of Class
BlackRock, Inc.(1)	445,830,318	(1)	7.1%
55 East 52nd Street
New York, NY 10022
The Vanguard Group(2)	343,824,764	(2)	5.45%
100 Vanguard Boulevard
Malvern, PA 19355

(1)	The information regarding BlackRock, Inc. is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 9, 2015 (the BlackRock 13G/A). According to the BlackRock 13G/A, includes sole voting power with respect to 375,297,128 shares, shared voting power with respect to 78,475 shares, sole dispositive power with respect to 445,751,843 shares, and shared dispositive power with respect to 78,475 shares.

(2)	The information regarding The Vanguard Group is based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2015 (the Vanguard 13G). According to the Vanguard 13G, includes sole voting power with respect to 10,872,344 shares, sole dispositive power with respect to 333,530,934 shares, and shared dispositive power with respect to 10,293,830 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and certain of our officers to file reports of holdings and transactions in Pfizer equity with the SEC and the NYSE. Based on our records and other information, we believe that in 2014 our Directors and our officers who were subject to Section 16(a) met all applicable filing requirements, except as follows: In March 2014, 10,221 Pfizer stock units, representing deferred incentive compensation in respect of 2013, were credited by the Company to Anthony J. Maddaluna. Due to an inadvertent administrative error by the Company, the Form 4 reporting this transaction was filed late.

20	2015 PROXY STATEMENT

Related-Person Transactions and Indemnification

RELATED-PERSON-TRANSACTION APPROVAL POLICY

The Company has adopted a Related-Person-Transaction Approval Policy that is administered by the Corporate Governance Committee. The Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person under the Policy has a direct or indirect material interest. Under the Policy, Company management determines whether a transaction requires review by the Committee, and transactions requiring review are referred to the Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Committee decides whether or not to approve such transactions and approves only those transactions that are deemed to be in the best interests of the Company. If the Company becomes aware of an existing transaction with a related person that has not been approved under this Policy, the matter is referred to the Committee. The Committee then evaluates all options available, including ratification, revision or termination of such transaction.

TRANSACTIONS WITH RELATED PERSONS

We have no related-person transactions to report.

INDEMNIFICATION

We indemnify our Directors and our elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under our By-laws, and we have also entered into agreements with those individuals contractually obligating us to provide this indemnification to them.

The Company has adopted a Related-Person-Transaction Approval Policy that is administered by the Corporate Governance Committee. The Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person under the Policy has a direct or indirect material interest.

2015 PROXY STATEMENT	21

Proposals Requiring Your Vote

ITEM 1 – ELECTION OF DIRECTORS

Eleven members of our Board are standing for re-election, to hold office until the next Annual Meeting of Shareholders. A majority of the votes cast is required for the election of Directors in an uncontested election (which is the case for the election of Directors at the 2015 Annual Meeting). A majority of the votes cast means that the number of votes cast “for” a Director nominee must exceed the number of votes cast “against” that nominee. Our Corporate Governance Principles contain detailed procedures to be followed in the event that one or more Directors do not receive a majority of the votes cast “for” his or her election at the Annual Meeting.

Each nominee elected as a Director will continue in office until our next Annual Meeting and his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or retirement.

Under Pfizer’s Corporate Governance Principles, a Director is generally required to retire when he or she reaches age 73 or at the first Annual Meeting of Shareholders following his or her 73rd birthday. On the recommendation of the Corporate Governance Committee, the Board may waive this requirement as to any Director if it deems a waiver to be in the best interests of the Company.

We expect each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve, proxies may be voted by the Proxy Committee for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.

The Proxy Committee appointed by the Board of Directors intends to vote for the election of each of these nominees, unless you indicate otherwise when you vote.

The following pages contain biographical and other information about the nominees, including each nominee’s age at the date of the Annual Meeting. Each nominee’s other current public-company directorships, if any, are shown beneath the nominee’s photograph, as well as in the biographical information; former and non-public-company directorships, if any, are noted only in the nominee’s biographical information. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Corporate Governance Committee and the Board to determine that each nominee should serve as a Director. In addition, most of our Directors serve or have served on boards and board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them with additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board.

The Corporate Governance Committee and the Board believe that each nominee for Director brings a strong and unique set of attributes, experiences and skills and that the combination of these nominees creates an effective and well-functioning Board that has an optimal balance of experience, leadership, competencies, qualifications and skills in areas of importance to our Company and that serves the Company and our shareholders well.

Your Board of Directors recommends a vote FOR the election of each of these nominees as Directors.

22	2015 PROXY STATEMENT

Nominees for Directors

Dennis A. Ausiello, M.D., 69

POSITION, PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE:

Director, Center for Assessment Technology and Continuous Health (CATCH). Physician-in-Chief, Emeritus at Massachusetts General Hospital and Chief of Medicine at Massachusetts General Hospital from 1996 until April 2013. Jackson Distinguished Professor of Clinical Medicine at Harvard Medical School. President of the Association of American Physicians in 2006. Member of the Institute of Medicine of the National Academies of Science and a Fellow of the American Academy of Arts and Sciences. Director of Alnylam Pharmaceuticals, Blend Therapeutics, TARIS BioMedical, Inc. and several non-profit organizations. Member of the scientific advisory board of Bind Therapeutics. Our Director since 2006. Chair of our Science and Technology Committee and member of our Audit Committee, our Corporate Governance Committee, and our Regulatory and Compliance Committee. Lead Independent Director effective April 23, 2015, subject to election as a Director at the 2015 Annual Meeting.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:

Dr. Ausiello’s experience and training as a practicing physician (Board certified in nephrology), a scientist and a nationally recognized leader in academic medicine enable him to bring valuable insights to the Board, including through his understanding of the scientific nature of our business and the ability to assist us in prioritizing opportunities for drug development. In addition, Dr. Ausiello oversaw a large research portfolio and an extensive research and education budget at Massachusetts General Hospital, giving him a critical perspective on drug discovery and development and providing a fundamental understanding of the potential pathways contributing to disease. Through his past experience as the Chief of Medicine at Massachusetts General Hospital, Dr. Ausiello also brings leadership, oversight and finance experience to the Board.

W. Don Cornwell, 67

POSITION, PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE:

Chairman of the Board and Chief Executive Officer of Granite Broadcasting Corporation from 1988 until his retirement in August 2009 and Vice Chairman until December 2009. Granite Broadcasting Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 2006 and emerged from its restructuring in June 2007. Director of American International Group, Inc. and Avon Products, Inc. Director of the Wallace Foundation from 2002 until 2012 and previously served as a Director of CVS Caremark (including two years as Chair of its Compensation Committee) for over 10 years. Trustee of Big Brothers/Sisters of New York. Our Director since 1997. Chair of our Audit Committee and member of our Compensation Committee, our Regulatory and Compliance Committee, and our Science and Technology Committee.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:

Through Mr. Cornwell’s 38-year career as an entrepreneur driving the growth of a consumer-focused media company, an executive in the investment banking industry and a director of several significant consumer product and healthcare companies, he has valuable business, leadership and management experience and brings important perspectives on the issues facing our Company. Mr. Cornwell founded and built Granite, a consumer-focused media company, through acquisitions and operating growth, enabling him to provide insight and guidance on strategic direction and growth. Mr. Cornwell’s strong financial background, including his work at Goldman Sachs prior to co-founding Granite and his service and leadership on the audit, finance and investment committees of other companies, also provides financial expertise to the Board, including an understanding of financial statements, corporate finance, accounting and capital markets.

Director Since: 2006

Lead Independent Director

(effective April 23, 2015, subject to election as a Director at the 2015 Annual Meeting)

Board Committees:

Audit, Corporate Governance, Regulatory and Compliance, and Science and Technology (Chair)

Other Current Public Boards:

Alnylam Pharmaceuticals, Inc.

Director Since: 1997

Board Committees:

Audit (Chair), Compensation, Regulatory and Compliance, and Science and Technology

Other Current Public Boards:

American International Group, Inc. and Avon Products, Inc.

2015 PROXY STATEMENT	23

NOMINEES FOR DIRECTORS

Director Since: 2009

Board Committees:

Compensation, Regulatory and Compliance (Chair), and Science and Technology

Other Current Public Boards:

Mattel, Inc.

Director Since: 2011

Board Committees:

Corporate Governance and Science and Technology

Other Current Public Boards:

None

Frances D. Fergusson, Ph.D., 70

POSITION, PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE:

President Emeritus of Vassar College since 2006 and President from 1986 to 2006. Served on the Mayo Clinic Board for 14 years, the last four years as its Chairman, and as President of the Board of Overseers of Harvard University from 2007 through 2008. Director of Wyeth from 2005 until 2009. Director of Mattel, Inc. She serves as a Trustee of the J. Paul Getty Trust (executive committee), The School of American Ballet and Second Stage Theatre and as a Director on the executive committee of The John and Mable Ringling Museum of Art Foundation, Inc. Our Director since 2009. Chair of our Regulatory and Compliance Committee and a member of our Compensation Committee and our Science and Technology Committee.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:

Dr. Fergusson has strong leadership skills, having served as President of Vassar College for 20 years and, during her tenure, developing a long-term financial plan and strengthening the College’s financial position. She has also headed strategic planning projects at Vassar and other organizations. Dr. Fergusson’s service on the boards of not-for-profit organizations, including the Mayo Clinic (which she chaired from 1988 to 2002), enables her to bring to the Board experience and knowledge of healthcare from alternate perspectives.

Helen H. Hobbs, M.D., 62

POSITION, PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE:

Investigator of the Howard Hughes Medical Institute since 2002, a Professor of Internal Medicine and Molecular Genetics and Director of the McDermott Center for Human Growth and Development at the University of Texas Southwestern Medical Center. In 2007, Dr. Hobbs was elected to the National Academy of Sciences and received the Distinguished Scientist Award from the American Heart Association. Dr. Hobbs was elected to the Institute of Medicine in 2004 and the American Academy of Arts and Sciences in 2006. She is a member of the American Society of Clinical Investigation and the Association of American Physicians. Director of the Dallas Heart Study. She received the International Society of Atherosclerosis Prize in 2012. In 2005 she became the first recipient of the Clinical Scientist Award from the American Heart Association and was awarded Germany’s Heinrich Wieland Prize. Our Director since 2011. Member of our Corporate Governance Committee and our Science and Technology Committee.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:

Dr. Hobbs’ background reflects significant achievements in academia and medicine. She has served as a faculty member at the University of Texas Southwestern Medical Center for more than 20 years and is a leading geneticist in the arena of metabolism and heart disease, areas in which Pfizer has significant investments and experience. Pfizer benefits from her experience, expertise and achievements in both medicine and science.

24	2015 PROXY STATEMENT

NOMINEES FOR DIRECTORS

James M. Kilts, 67

POSITION, PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE:

Founding Partner, Centerview Capital, a private equity firm, since 2006. Vice Chairman, The Procter & Gamble Company, from 2005 to 2006. Chairman and Chief Executive Officer, The Gillette Company, from 2001 to 2005 and President, The Gillette Company, from 2003 to 2005. President and Chief Executive Officer, Nabisco Group Holdings Corporation, from 1998 until its acquisition in 2000. Non-Executive Director of the Board of Nielsen Holdings, Chairman of the Board of Nielsen Holdings (from January 2011 until December 2013), Director of MetLife, Inc., and Chairman of Big Heart Pet Brands, a private company which is a producer, distributor and marketer of pet food. Trustee of Knox College and the University of Chicago, and a member of the Board of Overseers of Weill Cornell Medical College. Director of Meadwestvaco Corporation until April 2014. Our Director since 2007. Chair of our Compensation Committee and member of our Science and Technology Committee.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:

Mr. Kilts’ tenure as CEO of Gillette and Nabisco and as Vice Chairman of Procter & Gamble provides valuable business, leadership and management experience, including expertise in cost management, creating value and resource allocation. In addition, Mr. Kilts’ knowledge of consumer businesses has given him insights on reaching consumers and on the importance of innovation—both important aspects of Pfizer’s business. Through his service on the board of MetLife, an insurance company, Mr. Kilts can offer a view of healthcare from another perspective, and through Mr. Kilts’ service on various compensation committees, including ours, he has a strong understanding of executive compensation and related areas.

Shantanu Narayen, 51

POSITION, PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE:

President and Chief Executive Officer and Director of Adobe Systems Incorporated, a producer of creative and digital marketing software. Prior to his appointment as CEO in December of 2007, Mr. Narayen held various leadership roles at Adobe, including President and Chief Operating Officer, Executive Vice President of Worldwide Products, and Senior Vice President of Worldwide Product Development. Director of Dell Inc. from 2009 until October 2013 and Director of Metavante Technologies Inc. from 2007 until 2009. He serves as President of the Board of Adobe Foundation, which funds philanthropic initiatives around the world. He is a member of the U.S. President’s Management Advisory Board, established in 2010 to provide advice on how to implement best business practices. Our Director since 2013. Member of our Corporate Governance Committee and our Science and Technology Committee.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:

Mr. Narayen’s experience as President and CEO of Adobe Systems brings strong leadership and management skills, and his past roles in worldwide product development provide valuable global operations experience. His past experience as a director on other public boards provides a broad perspective on issues facing public companies and governance matters. Mr. Narayen also brings a strong technology background to Pfizer’s Board as well as a diversity of experience that benefits Pfizer.

Director Since: 2007

Board Committees:

Compensation (Chair) and Science and Technology

Other Current Public Boards:

MetLife, Inc. and Nielsen Holdings N.V.

Director Since: 2013

Board Committees:

Corporate Governance and Science and Technology

Other Current Public Boards:

Adobe Systems Incorporated

2015 PROXY STATEMENT	25

NOMINEES FOR DIRECTORS

Director Since: 2007

Board Committees:

Audit, Compensation, and Science and Technology

Other Current Public Boards:

American International Group, Inc., Intuit Inc. and Visa Inc.

Director Since: 2010

Other Current Public Boards:

Kimberly-Clark Corporation

Suzanne Nora Johnson, 57

POSITION, PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE:

Retired Vice Chairman, Goldman Sachs Group, Inc., since 2007. During her 21-year tenure with Goldman Sachs, she served in various leadership roles, including Chair of the Global Markets Institute, Head of Global Research, and Head of Global Health Care. Director of American International Group, Inc., Intuit Inc. and Visa Inc. Member of the Board of Governors of the American Red Cross; Vice Chair, Board of Trustees of The Brookings Institution; Co-Chairman of the Board of Trustees of the Carnegie Institution of Washington; and member of the Board of Trustees of the University of Southern California. Our Director since 2007. Member of our Audit Committee, our Compensation Committee and our Science and Technology Committee.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:

Ms. Nora Johnson’s careers in law and investment banking, including serving in various leadership roles at Goldman Sachs, provide valuable business experience and critical insights on the roles of the law, finance and strategic transactions to our business. In addition, Ms. Nora Johnson’s extensive knowledge of healthcare through her role in healthcare investment banking and her involvement with not-for-profit organizations, such as in scientific research (The Carnegie Institution), healthcare policy (RAND Corporation and The Brookings Institution) and healthcare services (the American Red Cross), provide touchstones of public opinion and exposure to diverse, global points of view. Ms. Nora Johnson also brings financial expertise to the Board, providing an understanding of financial statements, corporate finance, accounting and capital markets.

Ian C. Read, 61

POSITION, PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE:

Chairman of the Board and Chief Executive Officer of Pfizer since December 2011. President and Chief Executive Officer from December 2010. Previously, he served as Senior Vice President and Group President of the Worldwide Biopharmaceutical Businesses, which he led from 2006 through December 2010. In that role, he oversaw five global business units—Primary Care, Specialty Care, Oncology, Established Products and Emerging Markets. Mr. Read began his career with Pfizer in 1978 as an operational auditor. He worked in Latin America through 1995, holding positions including Chief Financial Officer, Pfizer Mexico, and Country Manager, Pfizer Brazil. In 1996, he was appointed President of Pfizer’s International Pharmaceuticals Group, with responsibility for Latin America and Canada. He became Executive Vice President, Europe, in 2000, was named a Corporate Vice President in 2001, and assumed responsibility for Canada, in addition to Europe, in 2002. Mr. Read later became accountable for operations in both the Africa/Middle East region and Latin America as well. Director of Kimberly-Clark Corporation. Mr. Read serves on the Boards of Pharmaceutical Research and Manufacturers of America (PhRMA) and the Partnership of New York City. Member of the President’s Export Council and U.S.-China Business Council. Our Director since December 2010.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:

Mr. Read brings over 35 years of business, operating and leadership experience to the Board. His extensive knowledge of the biopharmaceutical industry in general, and Pfizer’s worldwide biopharmaceutical business in particular, provides crucial insight to our Board on the Company’s strategic planning and operations. Mr. Read provides an essential link between management and the Board on management’s business perspectives, and the combination of his knowledge of the business and his leadership skills make his role as Chairman and CEO optimal at this time. Further, his experience as a member of another public company board provides him with an enhanced perspective on issues applicable to public companies.

26	2015 PROXY STATEMENT

NOMINEES FOR DIRECTORS

Stephen W. Sanger, 69

POSITION, PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE:

Chairman of General Mills, Inc., a packaged food producer and distributor, from 1995 until his retirement in 2008 and its Chief Executive Officer from 1995 to 2007. Former Chairman of the Grocery Manufacturers of America. Recipient of the Woodrow Wilson Award for Public Service in 2009. Chaired the Fiscal Policy Committee of the Business Roundtable and served as a director of Catalyst. Director of Wells Fargo & Company. Director of Target Corporation from 1996 until 2013. Our Director since 2009. Chair of our Corporate Governance Committee and a member of our Audit Committee and our Science and Technology Committee.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:

With more than 12 years’ experience as Chairman and CEO of General Mills, Mr. Sanger has valuable business, leadership and management experience, including experience in acquisitions through the purchase of Pillsbury, creating one of the world’s largest food companies. As CEO of General Mills, Mr. Sanger improved sales and market position, developed innovative ideas and streamlined operations, expertise which benefits Pfizer. In addition, Mr. Sanger has experience leading a company whose products are subject to FDA regulation, lending insight into the regulated nature of our consumer business.

James C. Smith, 55

POSITION, PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE:

President and Chief Executive Officer and Director of Thomson Reuters Corporation, a provider of intelligent information for businesses and professionals, since January 2012 and its Chief Operating Officer from September 2011 to December 2011 and its Chief Executive Officer, Thomson Reuters Professional Division, from 2008 to 2011. Prior to the acquisition of Reuters Group PLC (Reuters) by The Thomson Corporation (Thomson) in 2008, he served as Chief Operating Officer of Thomson and as President and Chief Executive Officer of Thomson Learning’s Academic and Reference Group. Member of the International Business Council of the World Economic Forum, the International Advisory Boards of British American Business and the Atlantic Council. Our Director since 2014. Member of our Corporate Governance Committee and our Science and Technology Committee.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:

Mr. Smith’s experience as President and CEO of Thomson Reuters Corporation brings valuable leadership and management skills. Pfizer benefits from Mr. Smith’s organizational expertise and leadership experience, honed during the merger and subsequent integration of two of the information industry’s preeminent firms, as well as his strong operational and international expertise from his experience as Chief Operating Officer.

Director Since: 2009

Board Committees:

Audit, Corporate Governance (Chair), and Science and Technology

Other Current Public Boards:

Wells Fargo & Company

Director Since: 2014

Board Committees:

Corporate Governance and Science and Technology

Other Current Public Boards:

Thomson Reuters Corporation

2015 PROXY STATEMENT	27

NOMINEES FOR DIRECTORS

Director Since: 2011

Board Committees:

Regulatory and Compliance and Science and Technology

Other Current Public Boards:

Agios Pharmaceuticals Inc., Juno Therapeutics, Inc. and Regeneron Pharmaceuticals, Inc.

Marc Tessier-Lavigne, Ph.D., 55

POSITION, PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE:

President of The Rockefeller University since March 2011, Carson Family Professor and head of the Laboratory of Brain Development at The Rockefeller University. Between 2003 and 2011, held positions of increasing responsibility at Genentech, a leading biopharmaceutical company, where he became Executive Vice President, Research, and Chief Scientific Officer. Susan B. Ford Professor in the School of Humanities and Sciences, and Professor of Biological Sciences and of Neurology and Neurological Sciences at Stanford University from 2001 to 2003, and a faculty member at the University of California, San Francisco from 1991 to 2001. In addition, Dr. Tessier-Lavigne was a Howard Hughes Medical Institute Investigator from 1994 to 2003. Director of Regeneron Pharmaceuticals, Inc., Agios Pharmaceuticals Inc. and Juno Therapeutics, Inc. Member of the National Academy of Sciences and its Institute of Medicine, and a Fellow of the Royal Society (U.K.), the Royal Society of Canada, the Academy of Medical Sciences (U.K.) and the American Association for the Advancement of Science. Director of the Rockefeller Archive Center and Federal Reserve Bank of New York and also serves on various scientific boards. Our Director since 2011. Member of our Regulatory and Compliance Committee and our Science and Technology Committee.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:

Dr. Tessier-Lavigne’s background reflects significant achievements in a wide variety of disciplines. His business experience includes a senior management role at Genentech, demonstrating his understanding of the role of science in business; his achievements and credentials in science and medicine reflect significant medical and scientific knowledge; and his previous and current roles in academia provide an understanding of the role of research in the pharmaceutical industry. Pfizer benefits from his experience and expertise in these and other areas.

28	2015 PROXY STATEMENT

ITEM 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. To execute this responsibility, the Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has selected, and the Board of Directors has ratified the selection of, KPMG LLP (KPMG) to serve as our independent registered public accounting firm for 2015. Pfizer’s auditors have been KPMG and its predecessor firm, Peat, Marwick, Mitchell & Co., since 1987. Prior to that, Pfizer’s auditors were Main Hurdman (until its acquisition by Peat, Marwick, Mitchell & Co. in 1987) and its predecessors. In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to our Company. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the Company’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Committee and with management.

The Audit Committee and the Board of Directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm for 2015. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered a recommendation to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. See “Governance of the Company—Board and Committee Information—The Audit Committee” for additional information on the selection of the independent registered public accounting firm. The Proxy Committee appointed by the Board of Directors intends to vote for the ratification of KPMG as our independent registered public accounting firm for 2015 unless you indicate otherwise when you vote.

Representatives of KPMG will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Your Board of Directors recommends a vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2015.

2015 PROXY STATEMENT	29

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT AND NON-AUDIT FEES

The following table shows the fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements for the years ended December 31, 2014 and December 31, 2013, and fees billed for other services rendered by KPMG during those periods.

	2014	2013
Audit fees:(1)	$32,415,000	$27,391,000
Audit-related fees:(2)	4,808,000	1,356,000
Tax fees:(3)	3,350,000	3,267,200
All other fees:(4)	0	0
Total	$40,573,000	$32,014,200

(1)	Audit fees were principally for audit work performed on the consolidated financial statements and internal control over financial reporting, as well as statutory audits. The increase in audit fees in 2014 versus 2013 relates primarily to additional audit fees incurred in connection with our new commercial business structure.
(2)	Audit-related fees were principally for the audits of employee benefit plans and due diligence in connection with acquisition activities.
(3)	Tax fees were principally for services related to tax compliance and reporting and analysis services.
(4)	KPMG did not provide any “other services” during the period.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (PCAOB) regarding auditor independence, the Audit Committee has responsibility for appointing, setting the compensation of and overseeing the performance of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits for Audit Committee approval a list of services and related fees expected to be rendered during that year within each of four categories of services:

1.	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.	Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; and tax compliance and reporting.

4.	All other services are those services not captured in the audit, audit-related or tax categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services within each category, and the fees for each category are budgeted. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

30	2015 PROXY STATEMENT

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as, when applicable, alternative accounting treatments. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed under applicable Public Company Accounting Oversight Board (PCAOB) standards.

In addition, the Committee has reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management. As part of that review, the Committee has received the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee has discussed the independent registered public accounting firm’s independence from the Company.

The Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

As part of its responsibilities for oversight of the Company’s Enterprise Risk Management process, the Committee has reviewed and discussed Company policies with respect to risk assessment and risk management, including discussions of individual risk areas, as well as an annual summary of the overall process.

The Committee has discussed with the Company’s Internal Audit Department and independent registered public accounting firm the overall scope of and plans for their respective audits. The Committee meets with the Chief Internal Auditor, Chief Compliance and Risk Officer, and representatives of the independent registered public accounting firm, in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs.

In reliance on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC. The Committee has selected, and the Board of Directors has ratified, the selection of the Company’s independent registered public accounting firm for 2015.

The Audit Committee

Dennis A. Ausiello	W. Don Cornwell, Chair

Suzanne Nora Johnson	Stephen W. Sanger

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

2015 PROXY STATEMENT	31

ITEM 3 – ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

2014 ADVISORY VOTE ON EXECUTIVE COMPENSATION; SHAREHOLDER OUTREACH

Pfizer’s executive compensation program received substantial shareholder support and was approved, on an advisory basis, by 95.6% of the votes cast at the 2014 Annual Meeting. Our Compensation Committee and the other members of our Board believe that this level of approval of our executive compensation program is indicative of our shareholders’ strong support of our compensation philosophy and goals and the decisions made by the Compensation Committee in 2013 and early 2014. They also believe that the consistent high level of support from our shareholders for our executive compensation program over the past several years is a result of our Compensation Committee’s commitment to ensuring that our executives are compensated in a manner that provides a strong link between pay and performance and is reflective of its philosophy and goals, market best practices and shareholder interests.

Even with our consistent level of strong shareholder support, during 2014 we continued to engage in robust shareholder outreach. We engaged with institutional investors both in connection with and following the 2014 Annual Meeting. Our shareholder outreach resulted in discussions with both U.S.- and non U.S.-based investors representing approximately 40% of our total outstanding shares as of year-end 2014 and more than a majority of the votes cast at our 2014 Annual Meeting. This level of investor engagement reflects Pfizer’s commitment to keep attuned with shareholders on key issues of importance to them, and to seek regular feedback on our compensation program and practices notwithstanding favorable advisory votes on executive compensation in prior years.

During our 2014 outreach, investor feedback was strongly positive. Shareholders voiced support for our compensation program and provided important feedback on program design and disclosure and suggestions for further improvements to both.

The Compensation Committee and full Board were kept apprised of investor feedback gathered during our discussions. In considering shareholder comments, evolving business needs, an evaluation of our program with assistance from its independent advisor and a desire to further link executive pay to performance, for fiscal year 2015 the Compensation Committee made several changes to our executive compensation program and disclosure. These changes are highlighted below.

Shareholder Feedback	Pfizer’s Response
• Increased Weighting of Performance-Based Compensation. Some shareholders suggested that our long-term incentive program was too heavily weighted toward non-performance based equity awards.

•   The Compensation Committee eliminated the RSU component of the long-term incentive grant and increased the Performance Share Award (PSA) component for our Executive Leadership Team (ELT).

•   Beginning in 2015, long-term incentive awards will be delivered as 50% PSAs and 50% 5- and 7-year TSRUs.

•   This change creates a completely at-risk long-term incentive program.

• Additional Performance Metric for PSAs. Some shareholders suggested using an additional performance metric, in addition to total shareholder return (TSR) for our PSAs.	• The Compensation Committee modified the performance measure for PSAs from three-year relative TSR against a peer group of pharmaceutical companies, to two measures:

(1) operating income over three one-year periods; and

(2) TSR as compared to the NYSE ARCA Pharmaceutical Index over the three-year performance period.

• Enhanced Disclosures Regarding the Use of Discretion. Shareholders requested a continued emphasis on the importance of clear and thorough disclosure, particularly as it relates to how discretion is used in determining annual incentive compensation pool funding and targets.	• We enhanced our disclosure in this Proxy Statement of the annual incentive award pool funding and targets and the rationale for providing annual incentive award ranges.
• We included tabular disclosure of our NEOs’ total direct compensation on a performance year basis in addition to the required Summary Compensation Table disclosure. Disclosure of compensation on a performance year basis aligns more closely with how the Committee assesses compensation and better demonstrates the link between pay and performance.
• Payout of PSAs. Some shareholders noted that PSAs may be viewed as not adequately linking pay with performance, as executives may receive a payout up to target even if absolute TSR is negative.	• In 2013 and early 2014, the Compensation Committee extensively reviewed, with its independent advisor, the performance share matrix and concluded that our matrix appropriately aligns pay with performance.
• Beginning with the 2015 grants, the Compensation Committee increased the percentage of PSAs to 50% of the long-term incentive award value and eliminated RSUs for the ELT.
• The new PSAs will be tied to both financial performance (operating income) and relative TSR. Payouts will continue to be capped at no more than target payout if TSR is negative, which the Compensation Committee believes is a market best practice.

32	2015 PROXY STATEMENT

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Compensation Committee, after consideration of the feedback from shareholders, 2014 voting results and advice from its independent advisor, concluded that our executive compensation program achieves the goals of our executive compensation philosophy and has the support of an overwhelming majority of our shareholders. Therefore, the Compensation Committee has reaffirmed the elements of Pfizer’s executive compensation plan and policies, with the modifications described above.

OUR EXECUTIVE COMPENSATION PROGRAM

The Compensation Committee believes that Pfizer’s executive compensation program is consistent with the goals of our executive compensation philosophy and that it drives performance and increases shareholder value. That philosophy, which is set by the Compensation Committee, is to align each executive’s compensation with Pfizer’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to Pfizer’s long-term success.

A significant portion of the total compensation opportunity for each of our executives is directly related to Pfizer’s total shareholder return and to other performance factors that measure our progress against the goals of our strategic and operating plans, as well as our pay levels compared with that of our pharmaceutical peer group and general industry comparators. In making such comparisons, we consider company market capitalization and complexity as indicated by revenues, range of products, international operations and other factors because we use such factors in setting target levels of compensation and determining the value or level of awards granted.

We seek to implement our philosophy and achieve the goals of our program by following three key principles:

•	positioning total direct compensation and each compensation element at approximately the median of our peer and general industry comparator companies with consideration of relative company market capitalization and complexity;

•	aligning annual incentive awards with annual operating, financial and strategic objectives; and

•	rewarding absolute and relative performance in total shareholder return through long-term equity incentive awards.

We apply our compensation philosophy, goals and principles as follows:

•	We closely align our executive compensation structure with the median compensation of both a peer group of U.S.-based pharmaceutical companies and a group of general industry comparators with consideration of company market capitalization and complexity as indicated by revenues, range of products, international operations and other factors. Within the executive compensation structure, each element of total direct compensation is similarly aligned, including our salary midpoints and target annual short-term and long-term incentive award values. An executive’s pay may be higher or lower than the targeted structure depending primarily on performance at the corporate, business unit / function and individual level as well as experience, advancement potential and internal equity.

•	Our annual incentive program utilizes a pool that is funded based on Pfizer’s performance against three financial metrics: revenue, adjusted diluted earnings per share, and cash flow. The pool funding percentage ranges from 0% to 200% of target award levels; however, the pool is not funded unless performance exceeds a threshold level. Earned individual payouts also range from 0% to 200% of target and reflect allocations from the available earned pool based on corporate, business unit /function and individual performance.

•	Awards under our Executive Long-Term Incentive Program are aligned with the interests of our shareholders because they deliver value based on absolute and relative shareholder return (and beginning with awards granted in 2015, PSAs will deliver value based on financial performance (operating income and relative TSR)), encourage stock ownership and promote retention of key talent.

•	Our executive compensation structure is designed to deliver a significant portion of our executives’ total direct compensation in the form of long-term equity incentive awards, with target levels ranging from approximately 60% to 70% of total direct compensation for our NEOs.

Further details concerning how we implement our philosophy and goals, and how we apply the above principles to our compensation program, are provided throughout the Compensation Discussion and Analysis (CD&A). In particular, we discuss how we set compensation targets and other objectives and evaluate performance against those targets and objectives to ensure that performance is appropriately rewarded.

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Shareholders are urged to read the CD&A and other information in the “Executive Compensation” section of this Proxy Statement. The Compensation Committee and the Board of Directors believe that the information provided in that section demonstrates that our executive compensation program aligns our executives’ compensation with Pfizer’s short-term and long-term performance and

2015 PROXY STATEMENT	33

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

provides the compensation and incentives needed to attract, motivate and retain key executives who are crucial to Pfizer’s long-term success. Accordingly, the following resolution will be submitted for a shareholder vote at the 2015 Annual Meeting:

“RESOLVED, that the shareholders of Pfizer Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.”

Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote. Consistent with Pfizer’s record of shareholder responsiveness, the Compensation Committee will consider shareholders’ concerns and take them into account in future determinations concerning our executive compensation program. The Proxy Committee appointed by the Board of Directors intends to vote for the approval, on an advisory basis, of the compensation of the Company’s NEOs, as stated in the above resolution, unless you indicate otherwise when you vote.

Your Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as stated in the above resolution.

34	2015 PROXY STATEMENT

Shareholder Proposal

We expect the following proposal (Item 4 on the proxy card) to be presented by shareholders at the Annual Meeting. The proposal may contain assertions about Pfizer or other statements that we believe are incorrect. We have not attempted to refute all of these inaccuracies. However, the Board of Directors has recommended a vote against this proposal for the broader policy reasons set forth following the proposal. The Proxy Committee appointed by the Board of Directors intends to vote against this proposal unless you indicate otherwise when you vote.

The names, addresses and share holdings of any co-filers of this proposal will be supplied promptly upon request.

ITEM 4 – SHAREHOLDER PROPOSAL REGARDING REPORT ON LOBBYING ACTIVITIES

The Christopher Reynolds Foundation, 135 East 83rd Street, 15A, New York, New York 10028, which represents that it owns 258 shares of Pfizer common stock, and other co-filers have notified the Company that the following proposal is to be presented at the Annual Meeting:

THE SHAREHOLDER’S RESOLUTION

Whereas: Investors are increasingly concerned about how companies lobby at the federal, state and local levels, including indirect lobbying through trade associations and tax-exempt organizations. A high level of transparency helps ensure lobbying activities are consistent with stated corporate policies and values, thereby reducing reputational and business risk.

We believe integrity is at the core of the Pharmaceutical industry’s license to operate.

According to the distinguished HBS finance professor emeritus Michael Jensen integrity is “honoring your word…incorporating ethics, morality and legality..”

We question if Pfizer’s support of ALEC is consistent with a commitment to integrity.

The tax-exempt American Legislative Exchange Council (ALEC) has come under unique scrutiny due to its controversial and partisan public policy positions and the lobbying enabled by the organization through model legislation it provides and promotes. ALEC has been associated with contentious anti-immigration, voter identification and “Stand Your Ground,” legislation. ALEC initiatives have also opposed climate change policies and campaigns to end state renewable energy standards.

Pfizer is a member of ALEC and funds its work, around $50,000 in 2013.

For example, legislation inspired by ALEC’s model “Electricity Freedom Act” calling for the repeal of state-level Renewable Portfolio Standards is being presented to a number of state legislatures. In contrast, Pfizer is a leader in its commitment to address the environment and climate change in 2014 released a forward looking climate policy.

As of 2014, approximately 90 corporations ended ties with ALEC. Major corporations across a range of industries have disassociated, such as Brown-Forman, Coca-Cola, John Deere, Dell Computers, General Electric, General Motors, Johnson & Johnson, McDonald’s, Medtronic, PepsiCo, Procter & Gamble, Sallie Mae, Bristol-Myers Squibb, Google, Microsoft, Unilever and Wal-Mart. In suspending its membership in ALEC in 2012, Wal-Mart’s VP of Public Affairs remarked: “We feel that the divide between these activities and our purpose as a business has become too wide.”

Pfizer does not publicly oppose ALEC positions contrary to Pfizer policy.

Resolved: Shareholders request the Board initiate a review and assessment of organizations in which Pfizer is a member or otherwise supports financially for lobbying on legislation at federal, state, or local levels. A summary report of this review, prepared at reasonable cost and omitting proprietary information, should be reviewed by the Board Governance Committee and provided to shareholders.

2015 PROXY STATEMENT	35

SHAREHOLDER PROPOSAL

THE SHAREHOLDER’S SUPPORTING STATEMENT

We propose the review should:

1.	Examine the philosophy, major objectives and actions taken by the organization supported;

2.	Assess the consistency between Pfizer’s stated policies, principles, and Code of Conduct with those of the organization supported;

3.	Determine if the relationship carries reputational or business risk with a negative impact on the company, its shareholders, or other stakeholders;

4.	Evaluate management’s rationale for its direct involvement in or financial support of the organization, to determine if this support is in the long-term best interests of the company and its stakeholders.

36	2015 PROXY STATEMENT

SHAREHOLDER PROPOSAL

YOUR COMPANY’S RESPONSE

The Board of Directors believes that the actions requested by the proponent are unnecessary and not in the best interests of our shareholders and recommends a vote AGAINST this proposal. A similar resolution appeared on the Company’s ballot in 2014 and received favorable votes from only 6.2% of the votes cast.

CURRENT OVERSIGHT OF OUR LOBBYING ACTIVITIES

Pfizer’s Board of Directors and its committees already play an important role in our public policy engagement and have oversight responsibilities for these activities. As disclosed under its charter, the Corporate Governance Committee is responsible for maintaining an informed status on Company issues related to public policy and corporate social responsibility, as well as for monitoring emerging issues potentially affecting the reputation of Pfizer and the pharmaceutical industry. The Committee also is required to remain informed of Pfizer’s corporate political spending practices, which it does through periodic discussions and reviews of the Company’s bi-annual “Political Action Committee (PAC) and Corporate Political Contributions Report.”

In addition, the Company’s disclosures with respect to its federal lobbying activities are fully compliant with the Honest Leadership and Open Government Act of 2007. We file quarterly reports of our federal lobbying activities, including the amount spent on federal lobbying activity by trade associations of which Pfizer is a member. Shareholders may view this information at http://www.pfizer.com/about/corporate_governance/corporate_governance. Pfizer also complies with state registration and reporting requirements in all the states where it is currently active.

OUR ENGAGEMENT WITH LAWMAKERS AND TRADE AND INDUSTRY ORGANIZATIONS

In the highly regulated and competitive pharmaceutical industry, we continue to face significant legislative and regulatory challenges. Given this environment, it is essential that we maintain the flexibility to engage with lawmakers and trade and industry organizations regularly to help build constructive discourse in the political and regulatory environment in support of our short- and long-term business priorities, which align with creating value for our shareholders.

To broaden and enhance our engagement, we are a member of several industry and trade groups. In addition to their positions on healthcare policy issues, these organizations may engage in activities that extend beyond the scope of the key issues of importance to Pfizer.

At times, our views may differ from those held by these organizations or their members. Because of this, we state on our Company’s website (www.pfizer.com) that our participation as a member of various industry and trade groups comes with the understanding that we may not always agree with the positions of the organization and/or its members. If concerns arise about a particular issue, we voice our concerns, as appropriate, through our colleagues who serve on the boards and committees of these groups rather than issuing a public statement.

In recent years, Pfizer’s contributions to the American Legislative Exchange Council (ALEC) and think tanks have been spotlighted by some stakeholders and advocacy groups due to their positions on certain issues that do not align with Pfizer’s policies or practices. In response to inquiries, and discussions with key investors about the risks and benefits of associating with some of these organizations, including ALEC, we publish our formal funding criteria to provide greater transparency about our funding decisions on our Company’s website at: http://www.pfizer.com/files/responsibility/third_party_funding_criteria.pdf.

Our support of trade and industry groups is evaluated annually by Pfizer’s Government Affairs Leaders, who are experts in public policy and the political environment, and by members of the Executive Leadership Team and Pfizer’s Chief Executive Officer, when necessary. Decisions to provide funding are based on an organization’s support of issues that impact our industry, including advancing biomedical research, healthcare innovation, advocating for protecting intellectual property rights, access to medicines and tax policy. During the process our leaders:

1.	Examine the philosophy, major objectives and actions taken by the organization supported;

2015 PROXY STATEMENT	37

SHAREHOLDER PROPOSAL

YOUR COMPANY’S RESPONSE

2.	Assess the consistency between Pfizer’s stated policies, principles and Code of Conduct with those of the organization supported;

3.	Determine if the relationship carries reputational or business risk with a negative impact on the Company, its shareholders or other stakeholders; and

4.	Evaluate management’s rationale for the Company’s direct involvement in or financial support of the organization to determine if this support is in the long-term best interests of the Company and its stakeholders.

SUMMARY

Pfizer believes that its current practices as described above sufficiently address the proponent’s concerns. A report further summarizing the Board’s review and assessment of organizations that lobby directly or indirectly on Pfizer’s behalf would not only be unnecessary but burdensome, as preparation of such a report would not be a productive use of the Company’s funds and would provide minimal value to the vast majority of Pfizer’s shareholders.

Accordingly, your Board of Directors recommends a vote AGAINST this proposal.

38	2015 PROXY STATEMENT

2015 PROXY STATEMENT	39

Key Terms

The following acronyms are used for certain terms that appear in the Executive Summary and Compensation Discussion and Analysis:

CD&A:	Compensation Discussion and Analysis included in this Proxy Statement
DRG Pharmaceutical Index or DRG Index:	NYSE ARCA Pharmaceutical Index
ELT:	Executive Leadership Team – the CEO and his direct reports
GAAP:	Generally Accepted Accounting Principles in effect in the U.S. from time to time
GEP:	Global Established Pharmaceutical Segment
GIP:	Global Innovative Pharmaceutical Segment
GPP:	Global Performance Plan – annual incentive award program
IBT:	Income Before Taxes
IRC/Internal Revenue Code:	The Internal Revenue Code of 1986, as amended
LOE:	Loss of Exclusivity – loss of patent rights
Named Executive Officers or NEOs:	Pfizer’s CEO and CFO, and the next three most highly compensated Executive Officers during fiscal 2014
OI:	Operating Income
OTC:	Over-the-Counter
PSA:	Performance Share Award – Long-term incentive award tied to performance
PSP:	Pfizer Savings Plan – A qualified defined contribution plan which includes a 401(k) feature
PSSP:	Pfizer Inc. Nonfunded Deferred Compensation and Supplemental Savings Plan – Our Non-Qualified Savings Plan
RSC:	Retirement Savings Contribution – Annual employer retirement contribution to the PSP
RSU:	Restricted Stock Unit – Long-term incentive instrument
Section 16:	Section 16 of the Securities Exchange Act of 1934, as amended
SEC:	U.S. Securities and Exchange Commission
SCT:	Summary Compensation Table
TSR:	Total Shareholder Return
TSRU:	Total Shareholder Return Unit – Long-term incentive instrument
VOC:	Global Vaccines, Oncology and Consumer Healthcare Segment

40	2015 PROXY STATEMENT

Executive Summary

2014 NAMED EXECUTIVE OFFICERS

Pfizer’s 2014 Named Executive Officers (NEOs) are:

Name	Title
Ian C. Read	Chairman and Chief Executive Officer (CEO)
Frank A. D’Amelio	Executive Vice President, Business Operations and Chief Financial Officer (CFO)
Mikael Dolsten, M.D., Ph.D.	President, Worldwide Research and Development
Geno Germano	Group President, Global Innovative Pharma Business
John Young	Group President, Global Established Pharma Business

2014 HIGHLIGHTS

2014 ORGANIZATIONAL STRUCTURE CHANGES

In early 2014, we implemented a new global commercial structure consisting of two distinct businesses: an Innovative Products business and an Established Products business. The Innovative Products business is composed of two operating segments: the Global Innovative Pharmaceutical (GIP) segment and the Global Vaccines, Oncology and Consumer Healthcare (VOC) segment. The Established Products business consists of the Global Established Pharmaceutical (GEP) segment. This structural change reflects the next steps in Pfizer’s commitment to further revitalize our innovative core, enhance the value of our consumer and off-patent established brands, and maximize the use of capital to deliver value to patients and our shareholders.

We believe this structure enables greater autonomy, focus and responsiveness for our commercial businesses. This organizational structure gives each global business the authority and accountability needed to make decisions relating to its part of the business quickly and with agility, thereby driving the potential growth within our businesses and building on our strategic imperatives, which is a framework we use to achieve our purpose and mission. To reinforce our business goals, our compensation programs are designed to link pay with performance without encouraging excessive risk-taking. Our compensation programs include a number of policies and practices that mitigate risk. See “Our Compensation Practices” elsewhere in this Executive Summary.

GIP—focuses on developing, registering and commercializing novel, value-creating medicines that significantly improve patients’ lives. These therapeutic areas include inflammation, cardiovascular/metabolic, neuroscience and pain, rare diseases and women’s/men’s health and include leading brands, such as Xeljanz, Eliquis and Lyrica (U.S. and Japan). GIP has a pipeline of medicines in inflammation, cardiovascular/metabolic disease, neuroscience and pain, and rare diseases.

VOC—focuses on developing and commercializing vaccines and products for oncology and consumer healthcare. Consumer Healthcare manufactures and markets several well-known, over-the-counter (OTC) products. Each of the three businesses in VOC operates as a separate, global business with distinct specialization in terms of the science and market approach necessary to deliver value to consumers and patients.

GEP—includes the brands that have lost market exclusivity and, generally, the mature, patent-protected products that are expected to lose exclusivity through 2015 in most major markets and, to a much smaller extent, generic pharmaceuticals. Additionally, GEP includes our sterile injectable products and biosimilar development portfolio.

2014 PERFORMANCE OVERVIEW

2014 was a strong year for the advancement of our innovative core. We generated solid revenue growth in emerging markets and continue to see growth opportunities in these geographies. Pfizer has gained considerable momentum with key in-line assets, with key partnerships to drive increased value for our shareholders, and in deepening our engagement with members of the public and strengthening our ownership culture. Still, we faced a challenging economic market and were negatively affected by product losses of exclusivity (LOE). Despite a challenging macroeconomic environment, a major reorganization of our business structure and continued LOE implications, we achieved significant milestones across our strategic imperatives, which are detailed below and which we believe are important to long-term value creation for our shareholders.

2015 PROXY STATEMENT	41

EXECUTIVE SUMMARY

IMPROVING THE PERFORMANCE OF OUR INNOVATIVE CORE:

£	We received FDA and European Commission approvals for Eliquis, for the treatment of deep vein thrombosis (DVT) and pulmonary embolism (PE) in the U.S. and the European Union (E.U.), respectively.

£	Trumenba became the first meningitis B vaccine approved in the U.S., following a Breakthrough Therapy designation and Priority Review by the FDA.

£	The Prevnar 13 franchise was advanced following the U.S. Centers for Disease Control and Prevention’s (CDC) Advisory Committee on Immunization Practices (ACIP) vote to recommend Prevnar 13 for routine use to help protect adults aged 65 years and older against pneumococcal disease.

£	We filed a New Drug Application for Ibrance (palbociclib) plus letrozole for first-line treatment of post-menopausal women with estrogen receptor-positive (ER+), human epidermal growth factor receptor 2-negative (HER2-) advanced breast cancer, which subsequently received accelerated approval from the FDA in February 2015.

£	In our late stage pipeline, we initiated key Phase 3 programs including Ibrance (palbociclib) for high risk early breast cancer, biosimilar trastuzumab for metastatic breast cancer, biosimilar infliximab for rheumatoid arthritis, and biosimilar rituximab for follicular lymphoma.

£	In our early- and mid-stage pipeline, we advanced 29 programs and made significant progress in key programs, including IL6 for lupus, Ibrance (palbociclib) for intermediate-risk early breast cancer, biosimilar bevacizumab for various cancers, and tofacitinib for atopic dermatitis.

MAKING THE RIGHT CAPITAL ALLOCATION DECISIONS:

£	We leveraged several external partnerships to enhance and accelerate our immuno-oncology (IO) program.

£	We deployed capital for targeted transactions that considerably strengthened our development portfolio and advanced growth opportunities across the business, including our agreements with Merck KGaA and Cellectis to enhance our IO program, our acquisition of InnoPharma to broaden our portfolio of sterile injectables, and the acquisition of Baxter’s portfolio of marketed vaccines.

£	After absorbing an approximate 55% increase in new product launch costs, we achieved approximately $250 million in reductions in adjusted Selling, Informational and Administrative expenses* operationally, compared with 2013, due to ongoing cost-reduction and productivity initiatives.

£	We delivered on our commitment to return capital to our shareholders:

•	We returned nearly $12 billion to shareholders in 2014 through dividend payments and share repurchases; and

•	We increased our quarterly dividend payments by 8% from $0.24 to $0.26, as compared to 2013.

Over the last four years, we have returned approximately $64 billion of capital to shareholders through dividends and stock repurchases.

*	See the Company’s 2014 Financial Report for the definition of “Adjusted Income” and for reconciliations of 2014 “GAAP Reported to Non-GAAP Adjusted Income Information—Certain Line Items.” “Non-GAAP Adjusted Selling, Informational and Administrative expenses” is an income statement item prepared on the same basis as, and is a component of, the “Non-GAAP Adjusted net income attributable to Pfizer Inc.” measure.

42	2015 PROXY STATEMENT

EXECUTIVE SUMMARY

EARNING GREATER RESPECT FROM SOCIETY:

£	We continued our efforts to improve our reputation in the communities in which we operate by furthering our “Get Old” platform, to continue the dialogue on healthy aging, and by taking leadership positions on key issues to encourage public policy that allows innovation to serve patients today and in the future.

£	We remained committed to the path to a sustainable future. Our “green journey” focuses on three areas key to our business: energy, waste and water. In its 2013 and 2014 ratings, the Carbon Disclosure Project scored Pfizer 91 and 92, respectively, out of a possible 100 for Climate Disclosure. Pfizer is also an acknowledged leader in Green Chemistry, having made significant solvent and waste reductions for more than a decade by investing in safer chemistry pathways that result in greener processes.

£	We launched a disease awareness campaign called “Meet Meningitis” to build awareness of this disease among healthcare providers. The campaign teaches U.S. healthcare providers about meningococcal disease, patient populations at increased risk, and risk factors that can promote the transmission of this disease.

CREATING A CULTURE OF OWNERSHIP:

£	We continued our efforts to instill a culture of ownership, engaging in “Straight Talk” and embracing “Dare to Try.” “Dare to Try” encourages colleagues to look for opportunities to deliver above and beyond ordinary traditional paradigms and challenge our approach to the business.

£	We made significant strides in advancing our OWNIT! culture, illustrated by the improvements observed across every cultural dimension measured in our internal colleague engagement survey.

£	We continue to highlight our ownership culture as a business imperative in our external communications.

2014 CHANGES TO OUR EXECUTIVE COMPENSATION PROGRAM

During 2014 and early 2015, the Compensation Committee (the Committee) took several actions to enhance our executive compensation program. We believe these changes improve the alignment between compensation and Company performance and continue our alignment with broader market best practices.

These changes included:

•	Replacing Restricted Stock Units (RSUs) with Additional Performance Share Awards (PSAs)—Effective with the February 2015 long-term incentive grant, for our Executive Leadership Team (ELT), we replaced the portion of the long-term incentive award value formerly allocated to RSUs with PSAs. This change strengthens the alignment between pay for performance and shareholder interests. Long-term incentive awards for our ELT, including our NEOs, will be delivered as 50% in PSAs and 50% in 5- and 7-year Total Shareholder Return Units (TSRUs).

•	Changes to the PSA Program—Effective with the February 2015 long-term incentive grant, we changed the PSA performance measure from three-year relative total shareholder return (TSR) versus a peer group of pharmaceutical companies, to two measures: (1) Operating income* over three one-year periods and (2) TSR as compared to the NYSE ARCA Pharmaceutical Index (DRG Index) over the three-year performance period. We believe these metrics establish stronger alignment with shareholder interests as rewards are based on both financial performance of the Company and relative TSR (see “Changes To Our Long-Term Incentive Program: 2015 PSAs” elsewhere in this Proxy Statement).

•	Updating Peer Group—We modified the general industry comparator group by adding five companies and removing seven companies. This resulted in a reduction from 23 companies to 21 companies for our 2014 comparator group. These changes were made to ensure that our general industry comparator group is more reflective of the companies most similar to Pfizer in terms of revenue, market capitalization, scope, complexity and pay models.

•	Introducing New 2014 Stock Plan—We implemented a new 2014 Stock Plan (the 2014 Plan), which incorporates additional best practices for U.S. equity plans. The 2014 Plan was approved by shareholders at the 2014 Annual Meeting.

*	Operating Income for PSA performance measure is based on Pfizer’s Non-GAAP Adjusted Operating Income stated at budgeted foreign exchange rates and is further refined to exclude unbudgeted or non-recurring items.

2015 PROXY STATEMENT	43

EXECUTIVE SUMMARY

•	Extending Alignment of Performance Awards into Retirement—We extended alignment with performance into retirement for PSAs and RSUs for participants qualifying for retirement. This change establishes greater accountability for pre-retirement decisions by having RSUs and PSAs continue to vest and be settled in accordance with the original grant terms and performance requirements, as applicable. This change became effective with the 2014 long-term incentive grants.

These and other actions relating to our compensation program are discussed in greater detail below under “Recent Committee Actions.”

SHAREHOLDER OUTREACH PROGRAM

In 2014, Pfizer’s executive compensation program received support of 95.6% of the votes cast for the say on pay vote to approve the compensation of our NEOs. The Committee and the other members of our Board believe that this vote reflected our shareholders’ strong support of Pfizer’s executive compensation programs and the compensation decisions made by the Committee for Pfizer’s NEOs for 2013 and those made in early 2014. This level of support is consistent with that received in 2013 and 2012, when the support was 95.6% and 96.7% of the votes cast, respectively.

Even with these high levels of support, Pfizer strongly believes in the importance of obtaining shareholder feedback and as such, following the 2014 Annual Meeting, we have continued our ongoing extensive shareholder outreach program. We solicited feedback from our shareholders, including our top 25 institutional investors, and from shareholders who hold approximately 40% of our total outstanding shares as of year-end 2014. We discussed a range of topics including governance matters and the executive compensation programs. We also received important feedback on the design of our executive compensation programs and suggestions for further program improvement. In certain cases, we were able to clarify how our compensation programs operate and to identify opportunities to enhance our disclosure.

All of the shareholder feedback and suggestions that we received were reported to the Committee for its consideration. As a result of this review and an analysis of industry best practices, the Committee has taken several important actions to enhance the design of the Company’s executive compensation program and disclosure of such in our Proxy Statement.

Shareholder Feedback		Pfizer’s Response
•	Increased Weighting of Performance-Based Compensation. Some shareholders suggested that our long-term incentive program was too heavily weighted toward non-performance based equity awards.	•	The Committee eliminated the RSU component of the long-term incentive grant and increased the PSA component for the ELT members.
		•	Beginning in 2015, long-term incentive awards will be delivered as 50% PSAs and 50% 5- and 7-year TSRUs.
		•	This change creates a completely at-risk long-term incentive program.
•	Additional Performance Metric for PSAs. Some shareholders suggested using an additional performance metric in addition to TSR for our PSAs.	•	The Committee modified the performance measure for PSAs from three-year relative TSR against a peer group of pharmaceutical companies, to two measures:
(1) operating income over three one-year periods; and
(2) TSR as compared to the DRG Index over the three-year performance period.
		•	Change is effective with the 2015 long-term incentive grant.
•	Enhanced Disclosures Regarding the Use of Discretion. Shareholders requested a continued emphasis on the importance of clear and thorough disclosure, particularly as it relates to how discretion is used in determining annual incentive award pool funding and targets.	•	The Committee enhanced disclosure in this Proxy Statement of the annual incentive award pool funding and targets and the rationale for providing annual incentive award ranges.
		•	We have included tabular disclosure of our NEOs’ total direct compensation on a performance year basis in addition to the required Summary Compensation Table (SCT) disclosure. Disclosure of compensation on a performance year basis aligns more closely with how the Committee thinks about compensation and better demonstrates the link between pay and performance.
•	Payout of PSAs. Some shareholders noted that PSAs may be viewed as not adequately linking pay with performance, as executives may receive a payout up to target even if absolute TSR is negative.	•	In 2013 and early 2014, the Committee extensively reviewed, with its independent advisor, the performance share matrix and concluded that our matrix appropriately aligns pay with performance.
		•	Beginning with the 2015 grants, the Committee increased the percentage of PSAs to 50% of the long-term incentive award value and eliminated RSUs for the ELT.
		•	The new PSAs will be tied to both financial performance (operating income) and relative TSR. Payouts will continue to be capped at no more than target payout if TSR is negative, which the Committee believes is a market best practice.

44	2015 PROXY STATEMENT

EXECUTIVE SUMMARY

OVERVIEW OF EXECUTIVE COMPENSATION PROGRAM

Pfizer continues to implement and maintain leading practices in its compensation program, shareholder outreach and related areas. These practices include the following:

OUR COMPENSATION PRACTICES

£	Risk Mitigation. Our executive compensation program includes a number of controls that mitigate risk, including executive stock ownership and holding requirements and our ability to recover compensation paid to executives in certain circumstances, each as mentioned below.

£	Compensation Recovery. To the extent permitted by law, we can recover cash- or equity-based compensation paid to executives in various circumstances, including where the compensation is based upon the achievement of specified financial results that are the subject of a subsequent restatement (see “Compensation Recovery/Clawback” below).

£	No Hedging or Pledging. We prohibit our executives and Directors from pledging, hedging, or engaging in any derivatives trading with respect to Company shares (see “Derivatives Trading” below).

£	No “Gross-Ups.” We do not provide tax “gross-ups” for perquisites or other benefits provided to our executive officers, other than in the case of certain relocation expenses, consistent with our relocation policy for all U.S.-based employees (see “Perquisites” below).

£	Stock Ownership Requirements. We require our executive officers to meet stock ownership requirements, and we prohibit them from selling any shares (except to meet tax withholding obligations) if doing so would cause them to fall below required levels (see “Stock Ownership and Holding Requirements” below). We also have stock ownership requirements for our Directors, as discussed elsewhere in this Proxy Statement.

£	No Repricing. Our equity incentive plan prohibits the repricing or exchange of equity awards without shareholder approval.

£	Minimum Vesting. Our annual equity awards provide for minimum three-year vesting, except in limited circumstances involving certain terminations of employment.

£	No Employment Agreements. None of our executive officers has an employment agreement with the Company.

£	Independent Compensation Consultant. The Committee has engaged an independent compensation consultant that has no other ties to the Company or its management and that meets stringent selection criteria (see “Role of Compensation Consultant” below).

£	Robust Investor Outreach. We maintain a robust investor outreach program that enables us to obtain ongoing feedback concerning our compensation program, as well as how we disclose that program.

COMPENSATION RISK ASSESSMENT

We annually conduct a comprehensive assessment of potential risks related to our compensation program, policies and practices.

Executive Compensation Program. An assessment is conducted annually by Frederic W. Cook & Co., the Committee’s independent advisor. The assessment focuses on having (1) appropriate balance in our program structure to mitigate compensation-related risk with cash versus stock, short-term versus long-term measurement and financial versus non-financial goals, and (2) best-practices policies to mitigate compensation-related risk including clawbacks, stock ownership guidelines, equity administration rules, and insider-trading and hedging prohibitions.

Global Compensation Programs. The assessment process for our compensation programs around the world was designed with outside counsel and is conducted annually by management and reviewed by the Committee’s independent advisor. The assessment includes the evaluation of the global incentive plans and commission plans and takes into consideration the plan metrics, plan participation rate, clawback/recovery provisions and other risk-mitigation factors, as well as the maximum potential payouts.

2015 PROXY STATEMENT	45

EXECUTIVE SUMMARY

The results of these analyses were reviewed and discussed by the Committee. Based on this review, the Committee concluded that our compensation program is designed and administered in a manner that does not encourage undue risk-taking by our executives (including the NEOs) and employees, and does not create a potential material risk for the Company.

Pfizer’s Pay for Performance Philosophy, Goals and Principles

Pfizer’s compensation philosophy, which is set by the Committee, is to align each executive’s compensation with Pfizer’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to Pfizer’s long-term success.

We believe that our overall compensation program is effectively designed to align the interests of our executives with our shareholders. The program is instrumental in achieving our business goals. We set our executives’ (including our CEO’s) total target direct compensation for 2014 at approximately the 50th percentile of the market as defined by our comparators. This aligns with our compensation philosophy to ensure that our executive compensation program continues to be an effective tool to attract, motivate and retain executive talent and maintain a close alignment between pay and performance.

The Global Performance Plan (GPP), our annual incentive program, is funded based on Pfizer’s performance against three financial metrics: total revenue, adjusted diluted earnings per share, and cash flow from operations, each for annual incentive compensation purposes. Our annual long-term incentive awards are aligned with the interests of our shareholders because they deliver value based on absolute and relative shareholder return, encourage stock ownership and promote retention of key talent.

A significant portion of the total compensation opportunity for each of our executives (including the NEOs) is directly related to Pfizer’s TSR and to other performance factors that measure our progress against the goals of our strategic and operating plans, as well as our performance against that of our pharmaceutical peer group and general industry comparators. In making such comparisons, we consider company market capitalization and complexity, as indicated by revenues, range of products, international operations and other factors, because we use such factors in setting target levels of compensation and determining the value or level of awards granted.

2014 Elements of Executive Compensation

The elements of total compensation for our executives are as follows:

2014 SALARY

Salary is a fixed amount of compensation for performing day-to-day responsibilities. Salary represented approximately 11% of total compensation for the CEO and less than 20% for the other NEOs in 2014.

2014 ANNUAL INCENTIVE AWARDS

The Committee determines the bonus funding percentage based on performance against three financial metrics, within the funding ranges, and takes into consideration certain other factors influencing performance, including a qualitative assessment of Pfizer’s performance related to the pipeline. The GPP pool funding can range from 0%-200% of target; however, the pool is not funded unless performance exceeds a threshold level. Once the pool has been funded, individual awards are determined based on the available pool, business unit / function performance, and the individual’s performance against his or her objectives.

We position target compensation at approximately the median of our pharmaceutical peer and general industry comparator companies.

We align annual short-term incentive awards with annual operating, financial and strategic objectives, as well as business unit / function and individual performance.

We align long-term incentive awards with the interests of our shareholders by delivering value based on absolute and relative shareholder return, encouraging stock ownership and promoting retention of key talent.

46	2015 PROXY STATEMENT

EXECUTIVE SUMMARY

The following three financial metrics are used for annual incentive compensation purposes:

Financial Performance Metric*	Weighting	Supports Basic Principles
Total Revenue	40%	Revenue is a leading indicator of performance and value creation; provides a clear focus on growth; is an important measure in a sales industry; and is understandable with clear line of sight and employee impact.
Adjusted diluted earnings per share (EPS)	40%	EPS is a measure of income; provides focus on profitable growth; focuses managers on expense control; is viewed as a strong indicator of sustained performance over the long term; and is understandable with clear line of sight and employee impact.
Cash flow from operations (Cash Flow)	20%	Cash Flow provides focus on generating cash in the short term to fund operations and research and to return funds to shareholders in the form of dividends and share repurchases; focuses managers on expense control and on improvement in working capital; and is a strong link to long-term shareholder value creation.

*	See “Financial Measures” on page 88 for a reconciliation of U.S. GAAP numbers to these objectives for annual incentive purposes and “Financial Results for Annual Incentive Purposes” on page 58 for additional information.

2014 PERFORMANCE

The Company exceeded the 2014 target goal for adjusted diluted EPS and cash flow, but fell slightly below target performance for revenue. These target goals for annual incentive purposes were set by the Committee in the first quarter of 2014 based on its evaluation of the budgeted amounts and its determination that there was a sufficient degree of stretch in the targets. These results are different from our results under Generally Accepted Accounting Principles (GAAP) in the U.S. (see “Financial Results for Annual Incentive Purposes” on page 58).

2014 Financial Objectives (For Annual Incentive Purposes)*

*	See “Financial Measures” on page 88 for a reconciliation of U.S. GAAP numbers to these objectives for annual incentive purposes and “Financial Results for Annual Incentive Purposes” on page 58 for additional information.

Once funded, the bonus pool is allocated to the various business units / functions based on relative performance of these units. Individual awards to our executives, including the NEOs, are determined by the Compensation Committee based on individual and business unit / function performance against pre-established objective goals within the parameters of the overall bonus pool funding. Annual incentive awards for 2014 were determined in February 2015.

2015 PROXY STATEMENT	47

EXECUTIVE SUMMARY

2014 LONG-TERM INCENTIVE AWARDS (EQUITY)

Long-term incentive compensation for our executives, including the NEOs, was delivered entirely in the form of equity awards. In February 2014, executives received long-term incentive awards consisting of RSUs, PSAs and TSRUs, all of which settle in stock. The long-term incentive grant value was divided equally among RSUs, PSAs and 5- and 7-Year TSRUs. Commencing in 2015, long-term incentive grant values for our ELT members, including our NEOs, will be delivered as 50% in PSAs and 50% in 5- and 7-Year TSRUs.

Long-Term Incentive Instruments	Objective
RSUs	To encourage ownership and retention while providing immediate alignment with shareholders
PSAs	To reward relative total shareholder return over a three-year performance period
TSRUs	To provide absolute long-term alignment with shareholders by linking rewards to absolute total shareholder return over a five-/seven-year period

The grant value of each NEO’s long-term equity incentive award was based on competitive market data (targeted to median), relative duties and responsibilities, the individual’s future advancement potential, and his impact on Pfizer’s results. The awards are also used for retention purposes.

Our compensation program is discussed in greater detail under “2014 Elements of Executive Compensation.”

CEO TOTAL DIRECT COMPENSATION AT A GLANCE

As noted earlier in the Executive Summary, we set our executive total target direct compensation at approximately the 50th percentile of the market as defined by our comparators.

The table below shows the components of Mr. Read’s total direct compensation (TDC) for the four fiscal years of his tenure as CEO. TDC is comprised of year-end base salary, 2014 performance year annual incentive paid in 2015, 2015 long-term incentive (LTI) grant value and “All Other Compensation” as reported in the SCT. The table also compares this TDC with the compensation reported in the SCT.

The table and associated values reported are not intended as a substitute for the SCT, but rather to represent total annual direct compensation by performance year, which is information the Committee considers important in making its compensation decisions, as compared to the compensation reported in the SCT.

The Committee focuses its attention largely on total direct pay rather than total pay as reported in the SCT, as the SCT includes the growth in pension and the long-term incentive award granted during the year rather than on account of the year’s performance. While the Committee understands that the pension represents a portion of compensation ultimately delivered to Mr. Read for his 35+ year career with Pfizer, they are aware that the growth in pension reported reflects an amount based on many assumptions and factors outside of their control, including mortality factors and the impact of interest rates on the lump sum equivalent of the benefit accrued over his career. In light of these factors, the Committee does not believe the amount disclosed in the SCT for a given year is the best measurement of the CEO’s current annual compensation. In addition, as long-term incentive awards are granted in February based on decisions made at the end of the performance year, the Committee looks at long-term award values on a performance year basis. Therefore, the 2014 TDC compensation shown in the table below represents year-end salary, annual incentive and long-term incentive awards* granted in 2015 for 2014 performance and all other compensation awarded during 2014.

*	Consistent with historical practice, long-term incentive values are converted into units using the closing stock price on the first trading day of the week of grant and the accounting value is calculated based on the converted units valued at the closing stock price on the grant date, so these values usually differ slightly.

48	2015 PROXY STATEMENT

EXECUTIVE SUMMARY

CEO Total Compensation: Performance Year versus Summary Compensation Table

Name	Year	Salary	Performance Year Compensation(1)				Summary Compensation(1)
							Table Information
			Annual	Equity(3)	All	Total	Total	Pension
			Incentive	Award	Other	Direct		Accrual(2)
			Award		Compensation	Compensation
		(A) ($)	(B) ($)	(C) ($)	(D) ($)	(E=A+B+C+D) ($)	(F) ($)	(G) ($)
I. Read	2014	1,825,000	3,000,000	11,877,873	391,828	17,094,701	23,283,048	5,266,550
	2013	1,785,000	3,400,000	12,809,670	476,300	18,470,970	18,947,747	1,212,198
	2012	1,750,000	3,400,000	12,082,999	409,892	17,642,891	25,634,136	7,147,363
	2011	1,700,000	3,500,000	12,939,381	319,288	18,458,669	25,013,348	6,893,407

(1)	The SCT total compensation (F) includes equity awards made during the year and the pension accrual (G) and as such may differ significantly from the TDC (E) amounts shown.
(2)	The pension accrual (G) amount represents the change in pension value as reported in the SCT.
(3)	These amounts are the accounting value of the grants. Consistent with historical practice, long-term incentive values are converted into units using the closing stock price on the first trading day of the week of grant and the accounting value is calculated based on the converted units valued at the closing stock price on the grant date, so these values usually differ slightly.

For 2014 performance, the Committee approved Mr. Read’s annual incentive award of $3.0 million to reflect his outstanding performance and leadership and Pfizer’s overall performance relative to its business goals. His 2015 long-term incentive award value was $12.0 million (accounting value of $11.9 million), which is aligned with approximately the expected 50th percentile of our combined comparator group.

Using the year-over-year total, as reported in the SCT (2014 SCT to 2013 SCT), Mr. Read’s total compensation shows an increase of 22.9%, due to the increase in pension value of $5.3 million which is based on many assumptions including mortality factors and interest rates, and partially offset by the reduction in his annual incentive award of $0.4 million. The Committee believes that evaluating pay using TDC rather than the SCT data, more accurately reflects performance during the current year. The SCT data is not reflective of the Committee’s performance year approach which it uses when making compensation decisions for Mr. Read. Utilizing the components of TDC, including the reduction in long-term incentive award of $0.9 million as shown above, rather than the components in the SCT disclosure, the Committee views Mr. Read’s compensation as down 7.5% year-over-year (2014 TDC to 2013 TDC).

Other NEOs Total Compensation: Performance Year versus Summary Compensation Table

The compensation decisions for Mr. D’Amelio, Dr. Dolsten and Messrs. Germano and Young reflect their contributions to the company’s overall performance and that of their respective businesses or functions. The table below provides the 2014 performance year TDC versus the total from the SCT for the other NEOs.

Name	Year	Salary	Performance Year Compensation(1)				Summary Compensation(1)
							Table Information
			Annual	Equity(3)	All	Total	Total	Pension
			Incentive	Award	Other	Direct		Accrual(2)
			Award		Compensation	Compensation
		(A) ($)	(B) ($)	(C) ($)	(D) ($)	(E=A+B+C+D) ($)	(F) ($)	(G) ($)
F. D’Amelio	2014	1,275,000	1,300,000	3,563,371	217,488	6,355,859	8,482,813	1,443,327
M. Dolsten	2014	1,185,000	1,300,000	3,563,371	156,180	6,204,551	7,275,054	938,593
G. Germano	2014	1,150,000	1,355,000	3,563,371	630,593	6,698,964	9,555,852	2,817,518
J. Young	2014	1,040,000	1,260,000	3,563,371	326,498	6,189,869	7,250,187	1,020,948

(1)	The SCT total compensation (F) includes equity awards made during the year and the pension accrual (G) and as such may differ significantly from the TDC (E) amounts shown.
(2)	The pension accrual (G) amount represents the change in pension value as reported in the SCT.
(3)	These amounts are the accounting value of the grants. Consistent with historical practice, long-term incentive values are converted into units using the closing stock price on the first trading day of the week of grant and the accounting value is calculated based on the converted units valued at the closing stock price on the grant date, so these values usually differ slightly.

It is important to note that the performance year compensation information in the tables above for Mr. Read and the other NEOs is a tool the Committee uses to assess compensation and, additionally, illustrates the difference between annual direct pay opportunities and amounts reflected in the SCT. There is no guarantee the NEOs will actually receive the full value of the total direct compensation noted above. The actual payout attributable to long-term incentive awards will be based on future performance, stock price and dividends.

2015 PROXY STATEMENT	49

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2015 Proxy Statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Pfizer’s 2015 Proxy Statement.

The Compensation Committee

James M. Kilts, Chair	W. Don Cornwell

Frances D. Fergusson	Suzanne Nora Johnson

50	2015 PROXY STATEMENT

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or “CD&A,” describes Pfizer’s executive compensation program for 2014 and certain elements of our 2015 program. We use this program to attract, motivate and retain the executives who lead our business. In particular, this CD&A explains how the Compensation Committee (the Committee) of the Board of Directors (the Board) made 2014 compensation decisions for our executives, including the following NEOs:

•	Ian C. Read, Chairman and Chief Executive Officer (CEO);

•	Frank A. D’Amelio, Executive Vice President, Business Operations and Chief Financial Officer (CFO);

•	Mikael Dolsten, M.D., Ph.D., President, Worldwide Research and Development;

•	Geno Germano, Group President, Global Innovative Pharma Business; and

•	John Young, Group President, Global Established Pharma Business.

This CD&A is divided into two sections:

Section 1 discusses our 2014 performance, the Committee’s actions in and for 2014, our compensation practices and the compensation decisions for our NEOs, as well as early 2015 compensation actions.

Section 2 discusses our compensation framework in greater detail.

SECTION 1 – COMPENSATION PROGRAM OVERVIEW

2014 PERFORMANCE OVERVIEW

Throughout 2014, we continued to advance our pipeline, generated solid revenue growth in emerging markets, gained considerable momentum with key in-line assets, improved Pfizer’s reputation, and maintained the energy behind the transformation of our culture. We are committed to achieving our mission to be the premier, innovative biopharmaceutical company and remain focused on maximizing the value we create for society, for the patients we serve, and for our shareholders. Our strategic imperatives continue to guide our actions and decisions.

OUR STRATEGIC IMPERATIVES:

£	Improving the Performance of our Innovative Core by generating a portfolio of differentiated medicines and creating a culture of ownership and decisiveness in research.
£	Making the Right Capital Allocation Decisions by developing a corporate strategic plan to maximize capital allocation across the business portfolio and achieve targeted growth on core assets.
£	Earning Greater Respect from Society by continuing to maintain and improve Pfizer’s reputation with our customers, the communities in which we operate, our shareholders and the investor community.
£	Creating a Culture of Ownership by instilling a culture of confidence and accountability and making Pfizer a great place to work.

2015 PROXY STATEMENT	51

COMPENSATION DISCUSSION AND ANALYSIS

RECENT COMMITTEE ACTIONS

In 2014, we continued our longstanding robust investor outreach program, enabling us to obtain valuable feedback which we share with the Committee and the Board. The Committee has taken a number of actions, some in response to shareholder feedback, to make our executive compensation program more closely aligned with our performance and with shareholder interests.

Annually, the Committee’s independent compensation consultant provides the Committee with a review of executive compensation trends and best practices, as well as any relevant regulatory updates that may have an impact on our short- and long-term executive compensation programs. The Committee may use the information provided to form decisions on executive compensation and to validate the link between pay and performance. Based on this annual review and with input from the Committee’s independent consultant, the following actions were taken in 2014:

Topic	Action	Rationale
Long-Term Incentive (LTI) Awards	Effective with the 2015 Annual LTI grant, RSUs were eliminated from the equity mix for the ELT. Long-term incentive awards to the ELT members will now be delivered as follows: 50% of the grant value denominated as TSRUs tied to absolute shareholder return (equally between 5-year and 7-year awards), and 50% PSAs tied to performance against a combination of operating income over three one-year periods and relative TSR over a three-year period as compared to the DRG Index.	Elimination of RSUs and transition to a fully performance-based long-term incentive structure strengthens the alignment between our ELT’s incentives, the performance of our Company and our shareholders.

This change is consistent with market practice and responsive to feedback we received from shareholders.
	Commencing with the annual grants made in 2014, the Committee modified the vesting schedule for RSUs and PSAs upon retirement to generally allow for continued vesting (tied to non-compete provisions) rather than pro-rata vesting immediately upon retirement.	Change strengthens the alignment between pay and performance into retirement by ensuring that compensation is tied to the impact of pre-retirement decisions. This change is consistent with market practice.
	In early 2014, the Committee reviewed the payout matrix for PSAs and determined that the existing matrix appropriately aligns pay with performance.	To ensure our executive compensation program aligns pay with performance and remains an effective tool to attract, motivate and retain executive talent and in response to some shareholders’ feedback.
Modification to General Industry Comparator Group	Modified the general industry comparator group by adding five companies and removing seven companies, resulting in a reduction from 23 companies to 21 companies.	The new general industry comparator group is more reflective of the companies most similar to Pfizer in terms of revenue, market capitalization, scope, complexity and pay models.
2014 Stock Plan	Adopted the new 2014 Stock Plan, which was approved by shareholders, to provide shares for future grants of equity-based compensation and additional safeguards for shareholders, including features such as award limits for non-employee Directors and a formalized policy on “no hedging or pledging of equity.”	Changes reflect evolving market best practices for U.S. equity plans and feedback received from our shareholders.

52	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2014 ADVISORY VOTE ON EXECUTIVE COMPENSATION; SHAREHOLDER OUTREACH

Pfizer’s executive compensation program received substantial shareholder support and was approved, on an advisory basis, by 95.6% of the votes cast at the 2014 Annual Meeting. Our Compensation Committee and the other members of our Board believe that this level of approval of our executive compensation program is indicative of our shareholders’ strong support of our compensation philosophy and goals and the decisions made by the Committee in 2013 and early 2014. They also believe that the consistent high level of support from our shareholders for our executive compensation program over the past several years is a result of our Committee’s commitment to ensuring that our executives are compensated in a manner that provides a strong link between pay and performance and is reflective of its philosophy and goals, market best practices and shareholder interests.

Even with our consistent level of strong shareholder support, during 2014 we continued to engage in robust shareholder outreach. Our shareholder outreach resulted in discussions with both U.S.- and non U.S.-based investors representing approximately 40% of our total outstanding shares as of year-end 2014 and more than a majority of the votes cast at our 2014 Annual Meeting. During our 2014 outreach, investor feedback was strongly positive. Shareholders voiced support for our compensation program and provided important feedback on program design and disclosure and suggestions for further improvements to both.

The Committee and full Board were kept apprised of investor feedback gathered during our discussions. In considering shareholder comments, evolving business needs, an evaluation of our program with assistance from its independent advisor and a desire to further link executive pay to performance, for fiscal year 2015 the Committee made several changes to our executive compensation program and disclosure as discussed in greater detail elsewhere in this Proxy Statement. For additional information, see “Item 3—Advisory Approval of Executive Compensation” and “Shareholder Outreach Program” earlier in this Proxy Statement.

2015 PROXY STATEMENT	53

COMPENSATION DISCUSSION AND ANALYSIS

2014 ELEMENTS OF EXECUTIVE COMPENSATION

Element	Type		Terms
Long-Term Incentive Compensation (100% Equity)	Restricted Stock Units (RSUs)* (representing 25% of total annual grant value)	•	RSUs generally vest three years from the grant date.
		•	Dividend equivalent units (DEUs) are accumulated on RSUs during the vesting period.
		•	Both RSUs and DEUs are paid in shares of Pfizer common stock but only on vesting.**
	5- and 7-Year Total Shareholder Return Units (5-Year and 7-Year TSRUs) (each representing 25% of total annual grant value)	•	5- and 7-Year TSRUs generally vest three years from the grant date and are settled on the fifth or seventh anniversary of the grant date, respectively.
		•	As dividend equivalents are an element of total shareholder return, they are included in the formula to determine the ultimate value, if any, of the TSRUs.
		•	The value earned for each TSRU is equal to the difference between the settlement price (the 20-day average of the closing prices of Pfizer common stock ending on the settlement date) and the grant price (the closing price of Pfizer common stock on the date of grant) plus the value of dividend equivalents accumulated over the term. This value, if any, is converted into shares by dividing it by the settlement price.
		•	Both 5- and 7-Year TSRUs are paid in shares of Pfizer common stock on settlement; no value is received if the TSR is negative.
	Performance Share Awards (PSAs)* (representing 25% of total annual grant value)	•	PSAs generally vest three years from the grant date.
		•	The performance period for PSAs is three calendar years starting on January 1st of the year of grant.
		•	The number of shares that are earned at the end of the performance period is based on Pfizer’s Total Shareholder Return (TSR, defined as change in stock price plus dividends) relative to the TSR of our pharmaceutical peer group. The payout ranges from 0% to 200% of the initial award.
		•	Dividend equivalents are applied to the number of shares actually earned under the award.
		•	Earned PSAs and dividend equivalents are paid in shares of Pfizer common stock.
Salary	Cash	•	The fixed amount of compensation for performing day-to-day responsibilities. Generally reviewed annually for potential increase based on a number of factors including market levels, performance and internal equity.
Annual Short-Term Incentive/GPP	Cash	•	Awards based on the achievement of Pfizer’s short-term financial goals (total revenue, adjusted diluted earnings per share (EPS) and cash flow from operations), and certain other criteria such as business unit/strategic objectives and individual performance measured over the current year.
Retirement	Pension Plan	•	Provides retirement income for eligible participants based on years of service and average earnings up to tax code limitations.
	Supplemental Pension Plan	•	Provides retirement income relating to compensation in excess of tax code limitations under the same formula as the qualified pension plan noted above.
	Savings Plan	•	A qualified 401(k) plan that provides participants with the opportunity to defer a portion of their eligible compensation, up to tax code limitations, and receive a company matching contribution (up to 4.5%).
	Retirement Savings Contribution (RSC)	•	An age and service-weighted Company contribution (5%-9%) to the savings plans for those not participating in the Pension Plan.
	Supplemental Savings Plan	•	Extends the Savings Plan for deferral of eligible compensation in excess of the tax code limitations under the same terms.
Other	Perquisites	•	Certain other benefits provided to executives by the Company.

*	Effective with the February 2015 long-term incentive grant, we replaced the portion of the long-term incentive value formerly allocated to RSUs with additional PSAs. This change strengthens the alignment between pay for performance and shareholder interests. Commencing in 2015, ELT members’ (including our NEOs’) long-term incentive grant value will be 100% performance-based and delivered as 50% in PSAs and 50% in 5- and 7-year TSRUs. (For additional information see 2015 PSA Program).
**	Unless automatically deferred as stock units due to Section 162(m) of the Internal Revenue Code.

54	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

KEY COMPENSATION ACTIONS FOR 2014

The following highlights the Committee’s key compensation decisions for 2014, as reported in the 2014 Summary Compensation Table. These decisions were made with the advice of the Committee’s independent consultant, Frederic W. Cook & Co. (see “Role of Compensation Consultant” below), and are discussed in greater detail elsewhere in this CD&A.

CEO COMPENSATION

Following the guiding principles of our executive compensation program, the Committee, with advice from its independent consultant and in consideration of his performance and the assessment of market competitiveness, set Mr. Read’s salary and short-and long-term incentive compensation as follows:

•	Effective April 1, 2014, Mr. Read’s annual base salary was set at $1.825 million; actual salary paid in 2014 was $1.815 million;

•	His 2014 annual incentive award (paid in March 2015) was $3.0 million; and

•	His 2014 annual long-term incentive award (granted February 27, 2014) was valued by the Committee and had an accounting value* of $12.8 million at grant. See the “2014 Grants of Plan-Based Awards Table” elsewhere in this Proxy Statement for further detail.

In 2014, 90% of Mr. Read’s compensation was tied to Company performance. The factors the Committee considered in determining Mr. Read’s compensation are discussed under “Evaluating Performance.”

(1)  SCT total compensation excluding “Change in Pension Value” and “All Other Compensation.”

COMPENSATION FOR OUR OTHER NAMED EXECUTIVE OFFICERS

The Committee also approved the compensation for the other NEOs. Their compensation was set based upon the recommendations of the CEO; evaluation by the Committee and the other members of the Board of each individual’s performance (see “Evaluating Performance”); the advice of the Committee’s independent consultant; compensation data from the peer and comparator groups, internal pay relationships based on relative duties and responsibilities; the individual’s future advancement potential; and his impact on Pfizer’s results. The Committee also considered the need, if any, for retention incentives.

*	Consistent with historical practice, long-term incentive values are converted into units using the closing stock price on the first trading day of the week of grant and the accounting value is calculated based on the converted units valued at the closing stock price on the grant date, so these values usually differ slightly.

2015 PROXY STATEMENT	55

COMPENSATION DISCUSSION AND ANALYSIS

As the charts below illustrate, more than 80% of the compensation for our other NEOs was tied to Company performance in 2014. The factors the Committee considered in determining compensation for our other NEOs are discussed below (see “Evaluating Performance”).

(1)	SCT total compensation excluding “Change in Pension Value” and “All Other Compensation”; percentages rounded, may not total 100%.

2014 SALARIES

The table below shows the annual salaries for our NEOs set by the Committee, effective April 1, 2014.

Name	April 1, 2014 Salary	2014 Salary Grade Midpoint
	($)	($)(1)
I. Read	1,825,000	1,794,700
F. D’Amelio	1,275,000	1,170,500
M. Dolsten	1,185,000	1,170,500
G. Germano	1,150,000	1,170,500
J. Young	1,040,000	1,170,500

(1)	See “Target Setting” for an explanation of how we use salary grade midpoints to determine target annual incentive awards.

56	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

ANNUAL INCENTIVE COMPENSATION PROGRAM

The annual incentive/GPP award for each member of the ELT, including our NEOs, is based on the following key factors:

GPP Pool Funding

The annual incentive program, or GPP, is funded based on the Company’s achievement of pre-established financial goals, as well as certain other qualitative criteria. The financial goals include total revenue (40%), adjusted diluted EPS (40%) and cash flow from operations (20%), in each case for annual incentive purposes. (See “Financial Results for Annual Incentive Purposes” on page 58 for additional information.) The key features include:

•	pool funding based on performance against pre-set financial goals, as stated above;

•	funding for the achievement of each financial goal is determined within a range based on performance and allows for limited consideration of other market factors that may have influenced performance; and

•	award opportunity is limited to a range from 0% for below threshold performance to 200% at maximum and the pool is not funded unless threshold performance is met.

Qualitative Consideration/Other Factors

The Company’s financial performance is the starting point and the primary criteria for determining the GPP pool funding. The pool funding is based on the application of a matrix of varying performance levels of the financial results subject to the Committee’s qualitative review, which is an evaluation and consideration of other factors, including our progress on the product pipeline, to influence the determination of the funding within a range. The Committee may exercise limited discretion, as it deems appropriate, based on the aforementioned qualitative review. The Committee believes this approach provides the appropriate flexibility to determine the final GPP pool funding based upon a holistic view of the Company’s performance and not just solely on financial performance. The Committee may consider the following qualitative factors when assessing results for the final GPP pool funding:

•	a qualitative assessment of Pfizer’s performance with respect to the product pipeline;

•	business performance as compared to goals in other areas; and

•	relative market data/peer performance.

Finalized Funding

Once the GPP funding is approved by the Committee, a “top-down” approach is used to allocate the annual incentive pool to business units / functions based on relative performance, such as:

•	the relative financial performance of the business unit / function measured by revenue and income before adjustments; and

•	the achievement of selected strategic and operational goals for the business unit / function.

Financial Performance Measures

Each year, the Committee evaluates the continued use of the financial measures that fund the annual incentive pool, with the intent of ensuring that these measures:

•	support the achievement of the Company’s annual operating plan;

•	promote decisions and behaviors aligned with maximizing near-term business results while supporting the achievement of the Company’s long-term goals;

•	exhibit a strong line of sight (i.e., are clearly understood and can be affected by the performance of our executives and employees); and

•	are consistent with best practices and are commonly used within our industry.

As in prior years, the Committee considered other metrics—such as return on equity, return on assets, return on invested capital and economic value added—as potential measures under our annual incentive plan. However, the Committee determined that the metrics (and weighting) selected—total revenue, adjusted diluted EPS and cash flow—were better suited for our company, whose business is characterized by long lead times and significant uncertainties relating to product development. The Committee also believes that the alternative metrics lacked clear line of sight for employees and therefore are not appropriate measures for Pfizer’s annual incentive plan.

2015 PROXY STATEMENT	57

COMPENSATION DISCUSSION AND ANALYSIS

TARGET SETTING

The target annual incentive award opportunity for our NEOs represents a percentage of salary grade midpoint. Target annual incentive award levels: (1) are reviewed annually to ensure alignment with our compensation philosophy of targeting each compensation element and total direct compensation at the market median and (2) based on an evaluation of competitive market data and internal equity among our ELT members. For 2014, target annual incentive opportunities for the NEOs ranged from 100% to 150% of salary midpoint, as indicated under “2014 Annual Incentive Awards” below.

FINANCIAL RESULTS FOR ANNUAL INCENTIVE PURPOSES

The annual incentive awards were based on both individual performance and the financial performance as measured against goals for total revenue, adjusted diluted EPS and cash flow set by the Committee for annual incentive purposes. These targets for compensation purposes were set by the Committee in the first quarter of 2014 using the Company’s operating plan, economic forecasting, peer benchmarking, historical results and the Committee’s determination that there was a sufficient degree of stretch in the targets.

Financial Objectives (For Annual Incentive Purposes)	2013 Results(1)	2014 Threshold	2014 Target	2014 Results
Total Revenue(2)	$52.4 Billion	$45.7 Billion	$50.2 Billion	$50.1 Billion
Adjusted Diluted EPS(3)	$2.24	$2.05	$2.25	$2.31
Cash Flow from Operations(4)	$17.8 Billion	$14.0 Billion	$17.5 Billion	$18.0 Billion

(1)	The 2013 amounts shown in the table exclude the results from Pfizer’s Animal Health business which separated from Pfizer in 2013 through a two-step process, consisting of: an initial public offering (February 2013) and a share exchange offer (June 2013).
(2)	Total revenue for annual incentive purposes is based on budgeted foreign exchange rates and excludes certain non-recurring items. Therefore, 2014 and 2013 results differ from U.S. GAAP revenue of $49.6 billion and $51.6 billion, respectively. See “Financial Measures” for a reconciliation of U.S. GAAP revenue to total non-GAAP revenue for 2014 and 2013 for annual incentive purposes.
(3)	Adjusted diluted EPS for annual incentive purposes is based on budgeted foreign exchange rates and excludes certain non-recurring items. See “Financial Measures” for a reconciliation of U.S. GAAP diluted EPS to the non-GAAP adjusted diluted EPS for 2014 and 2013 for annual incentive purposes.
(4)	2013 and 2014 Targets and Results exclude certain tax and other discretionary timing items for compensation purposes (non-GAAP amounts).

See “Financial Measures” for reconciliations of 2014 and 2013 U.S. GAAP revenues and U.S. GAAP diluted EPS to non-GAAP total revenue and non-GAAP adjusted diluted EPS for annual incentive purposes. Adjusted diluted EPS is defined as U.S. GAAP diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Non-GAAP total revenue and non-GAAP adjusted diluted EPS for annual incentive purposes are not, and should not be viewed as, substitutes for U.S. GAAP revenues and U.S. GAAP diluted EPS, respectively.

Since actual annual incentive amounts are based on Pfizer’s performance and the Committee’s assessment of each executive’s level of achievement against his or her specified goals, an executive’s annual incentive award may be more or less than target. However, for annual incentive awards to be deductible under Internal Revenue Code (IRC) Section 162(m), the total amount of any annual incentive that can be paid to an executive officer in any one year is limited to a maximum of 0.3% of Pfizer’s “adjusted net income” (defined for this purpose as operating income from continuing operations, reduced by taxes and interest expense, and adjusted for any one-time gains or other non-recurring events). See “Evaluating Performance” for a more complete description of how Company and individual performance are evaluated against stated objectives and “Other Compensation Policies—Tax Policies” for further information on our policy on IRC Section 162(m). All of the annual incentive awards paid both in and in respect of 2014 to the executive officers (including the NEOs) were deductible.

2014 ANNUAL INCENTIVE AWARDS

Annual incentives for 2014 were determined by the Committee in February 2015. The Committee reviewed Mr. Read’s performance for 2014 (see “Evaluating Performance”), with input from the other members of the Board and with advice from the Committee’s independent consultant, and determined his 2014 annual incentive award. Mr. Read submitted 2014 annual incentive award recommendations to the Committee for each of the other ELT members (including the other NEOs), based on his evaluation of their individual performance (see “Evaluating Performance”) and the performance of their respective business unit / function. The Committee, with input from the other members of the Board and the Committee’s independent consultant, reviewed these recommendations and considered its evaluation of each executive’s performance, and his or her relative contribution to the Company’s overall performance, to determine the amounts awarded. The awards for the CEO and other ELT members (including the other NEOs) were ratified by the independent members of the Board.

Actual annual incentive awards were determined based on objective performance measures for the Company (see “Financial Results for Annual Incentive Purposes” above) and adjusted for individual and business unit / function performance. Based on the Company’s financial performance against the pre-established goals for 2014, and the Committee’s assessment and consideration of other factors including the progress on the product pipeline and the business environment, the Committee approved funding the GPP Pool at 111% of target. (See “Evaluating Performance” elsewhere in the Proxy Statement). Annual incentive award targets and payout ranges for 2014, as well as the actual annual incentive award payouts for each of the NEOs, are shown in the following table.

58	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2014 ANNUAL INCENTIVE AWARDS

Name	Target Payout As a %	Payout Range As a %	Target Award	Maximum Award	Actual Award
	of Salary Midpoint	of Salary Midpoint	($)	($)(1)	($)
I. Read	150%	0-300%	2,692,100	5,384,200	3,000,000
F. D’Amelio	100%	0-200%	1,170,500	2,341,000	1,300,000
M. Dolsten	100%	0-200%	1,170,500	2,341,000	1,300,000
G. Germano	100%	0-200%	1,170,500	2,341,000	1,355,000
J. Young	100%	0-200%	1,170,500	2,341,000	1,260,000

(1)	Maximum award is 200% of target award.

2014 LONG-TERM INCENTIVE AWARDS (EQUITY)

Long-term incentive compensation for our ELT members (including the NEOs) is delivered entirely in the form of equity awards. In February 2014, executives received long-term incentive awards consisting of TSRUs, PSAs and RSUs. Each executive’s long-term incentive grant value (including the NEOs’) was equally divided among 5- and 7-Year TSRUs, PSAs and RSUs (see “2014 Elements of Executive Compensation”).

The 2014 grant value of each NEO’s long-term incentive award was set by the Committee based on competitive market data, relative duties and responsibilities, the individual’s future advancement potential, and his impact on Pfizer’s results; the awards were also used for retention purposes. These grant values (which usually differ from the accounting values shown in the 2014 Summary Compensation Table due to the timing of the awards) were as follows:

Name	2014 Long-Term Incentive Awards (Millions)				Total Award
	5-Year	7-Year			Value ($)
	TSRUs ($)	TSRUs ($)	PSAs ($)	RSUs ($)
I. Read	3.20	3.20	3.20	3.20	12.8
F. D’Amelio	1.06	1.06	1.06	1.06	4.3
M. Dolsten	0.93	0.93	0.93	0.93	3.7
G. Germano	0.90	0.90	0.90	0.90	3.6
J. Young	0.90	0.90	0.90	0.90	3.6

Our long-term incentive awards are structured to align our executives’ interests with the interests of our shareholders and to emphasize the Committee’s expectation that our executive officers focus their efforts on improving Pfizer’s TSR, both on an absolute basis (through TSRUs, as the value realized from the TSRUs is consistent with the value received by Pfizer’s shareholders) and on a relative basis (through PSAs, which are earned based on Pfizer’s TSR compared with that of our peer companies in the pharmaceutical industry). RSUs are full value shares with dividend equivalents and, for long-term incentive awards granted to NEOs in 2014 and prior years, were used for immediate alignment with shareholders and their retention value.

2014 long-term incentive grant values represent a significant percentage of the overall compensation for our NEOs—73% for the CEO and approximately 60% for the other NEOs. The ultimate value realized by an executive is directly linked to Company performance and is aligned with the interests of our shareholders—the value of PSAs over the three-year performance period is realized based on relative TSR; the value of TSRUs over the 5- and 7-year performance periods is realized based on absolute TSR; and the value of RSUs is tied to stock price upon vesting plus reinvested dividends during their term.

Total Shareholder Return Units (TSRUs)

TSRUs, which deliver value based on absolute total shareholder return, vest three years following the date of grant and settle on the fifth or seventh anniversary of the grant date. The value delivered equals the difference between the settlement price and the grant price (both as described below), plus dividend equivalents accumulated during the term. The grant price is the closing stock price on the date of grant ($32.23 for the TSRUs granted on February 27, 2014), and the settlement price is the 20-day average of the closing prices ending on the fifth or seventh anniversary of the grant. The settlement value is delivered in shares of Pfizer common stock.

2015 PROXY STATEMENT	59

COMPENSATION DISCUSSION AND ANALYSIS

Performance Share Awards (PSAs)

The ultimate payout of PSAs granted in 2014 is linked to Pfizer’s cumulative relative TSR (including reinvested dividends) over a three-year period as compared to that of our pharmaceutical peer group. In 2014, our pharmaceutical peer group consisted of AbbVie, Amgen, AstraZeneca, Bristol-Myers Squibb, Eli Lilly, GlaxoSmithKline, Johnson & Johnson, Merck, Novartis, Roche and Sanofi. The payout ranges from 0% to 200% of target. If TSR is negative in the absolute (i.e., the decrease in the value of the stock exceeds the total dividend equivalents), then the number of shares awarded can in no event exceed the target amount regardless of Pfizer’s relative ranking. The actual award payout range is determined by the Committee based on Pfizer’s relative TSR ranking. The final determination of the actual payout within the range is then determined by the Committee, which may consider (but need not do so) other factors influencing performance including the relationship to the companies ranked just higher and lower than Pfizer. As part of this determination, the Committee, in its sole discretion, may adjust the payout percentage downward to a percentage not less than the bottom of the payout range. In no event, will the payout exceed the maximum payout for the respective range.

Performance Share Award Payout Matrix

Tier	Ranking	Payout Range
1	1st or 2nd	166% – 200%
2	3rd or 4th	133% – 166%
3	5th or 6th	100% – 133%
4	7th or 8th	66% – 100%
5	9th or 10th	33% – 66%
6	11th or 12th	0%

In February 2014, the Committee continued to believe that TSR is the most appropriate measure of relative performance in relation to Pfizer’s business objectives and therefore selected relative TSR as the sole performance measure for the 2014-2016 PSA performance cycle. In the Committee’s view, high relative TSR compared with the pharmaceutical peer group remained a strategic priority.

During the 2013 and early 2014 shareholder outreach meetings, a few shareholders inquired about whether the Performance Share Award Payout matrix adequately links pay with performance as executives may receive a payout up to target even if absolute TSR is negative; management shared this feedback with the Committee. As a result, the Committee requested that its independent compensation consultant review the existing matrix and benchmark it against Pfizer’s pharmaceutical and general industry comparators and determine if changes were warranted. Based on the review, the Committee concluded that the matrix provides a range of payout opportunities consistent with those used by comparable companies and the use of the pharmaceutical peer group continues to be appropriate. Therefore, the Committee made no changes to the existing PSA payout matrix for the 2014 PSAs.

2012 Performance Share Awards

Our 2012 long-term incentive grants to our executives, including the NEOs, included PSAs that were earned during the performance period ending in 2014 based on the above matrix.

Pfizer’s performance over the three-year period (2012-2014) resulted in a relative performance ranking of 10th (Tier 5), resulting in a payout ranging from 33% to 66% of target. In February 2015, the Committee approved a payout at 50% of target as shown below due to relative performance compared to peers and the Committee’s evaluation of the relationship to the companies ranked higher and lower than Pfizer.

Performance Share Award Payout for the 2012-2014 Performance Award Cycle

Name	Target Award	Actual Award	Actual Award Value At
	At Grant (#)	Shares(1) (#)	$34.66 Per Share(2) ($)
I. Read	153,157	83,074	2,879,345
F. D’Amelio	42,413	23,006	797,388
M. Dolsten	42,413	23,006	797,388
G. Germano	32,988	17,893	620,171
J. Young	10,014	5,432	188,273

(1)	These amounts include accumulated dividends on 50% of the target award for the three-year period, converted into shares at $34.66 per share.
(2)	This column represents the actual award value based on a stock price of $34.66 on February 25, 2015, the date the Committee approved the payout.

The PSAs granted in February 2014 are reported in the 2014 SCT. As noted elsewhere in this Proxy Statement, effective with the 2015 annual grant, the PSA Program has been modified. See “Changes To Our Long-Term Incentive Program: 2015 PSAs” on the following page.

60	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EARLY 2015 COMPENSATION ACTIONS

SALARY AND ANNUAL INCENTIVE TARGETS

In February 2015, the Committee approved 2015 salaries and target annual incentive award levels for the NEOs as follows:

Name	April 1, 2015	2015 Salary	2015 Target Annual	2015 Target Annual
	Salary ($)	Midpoint ($)(1)	Incentive (%)	Incentive ($)(2)
I. Read	1,870,000	1,794,700	150%	2,692,100
F. D’Amelio	1,300,000	1,170,500	100%	1,170,500
M. Dolsten	1,215,000	1,170,500	100%	1,170,500
G. Germano	1,175,000	1,170,500	100%	1,170,500
J. Young	1,100,000	1,170,500	100%	1,170,500

(1)	The 2015 salary midpoints were unchanged from 2014.
(2)	2015 target annual incentive amounts are based on a percentage of 2015 salary range midpoints, which were unchanged from 2014.

2015 LONG-TERM INCENTIVE PROGRAM

Changes To Our Long-Term Incentive Program: 2015 PSAs

We are moving to 100% performance-based long-term incentives for ELT members, including our NEOs, starting with grants in 2015. Time-vested RSUs that were formerly granted and represented approximately 25% of the annual grant value will be replaced by additional PSAs, which now represent approximately 50% of the annual grant value along with TSRUs for the remaining 50%. The PSAs will be earned after three years based on operating income and relative TSR performance. TSRUs will continue to reward absolute TSR over 5- and 7-year periods. These changes were approved by the Committee to better align pay delivery with long-term performance, and to reflect shareholder feedback.

The Committee added operating income as a financial metric for PSAs because of its expected correlation with long-term TSR performance, and the view that it serves as a key indicator of the Company’s financial health. Given the nature of our business, future shareholder value growth is expected to be largely driven by new drug approvals, which has unpredictable timing, as do losses of exclusivity on existing drugs, in addition, to the impact of foreign exchange fluctuations, acquisitions and divestitures. As a result, operating income will be measured annually for three years against annual targets rather than a three-year target.

Going forward, relative TSR will be based on a comparison of Pfizer’s performance to the DRG Index. The Committee made this change because it wanted to use an objectively determined group of major capital-market competitors who are well-known and easily tracked by investors and employees for transparency. In addition, the use of a broader group of companies moderates the volatility in measuring three-year TSR. To further lessen the impact of TSR volatility, the TSR calculations will be based on the average of 30 trading days immediately prior to the start and end of each three-year performance period.

The Committee believes that the combination of the internal financial metric over the three one-year periods and relative TSR over the three-year period provides balance that will drive performance and ensure that pay delivery and long-term growth in the value of Pfizer are now even more closely aligned.

2015 PROXY STATEMENT	61

COMPENSATION DISCUSSION AND ANALYSIS

2015 Long-Term Incentive Awards

In February 2015, the Committee granted long-term equity incentive awards to the NEOs in consideration of their 2014 performance and their expected future performance. These awards included 5- and 7-Year TSRUs and PSAs.

Name	Performance Period	Estimated Future Payouts Under the			5-Year	7-Year
		Performance Share Program(1) PSA Grants			TSRU	TSRU
		Threshold(2)	Target(3)	Maximum(2)	Grant(4)	Grant(5)
		(#)	(#)	(#)	(#)	(#)
I. Read	1/1/15 - 12/31/17	0	174,469	348,938	483,092	402,685
F. D’Amelio	1/1/15 - 12/31/17	0	52,341	104,682	144,928	120,805
M. Dolsten	1/1/15 - 12/31/17	0	52,341	104,682	144,928	120,805
G. Germano	1/1/15 - 12/31/17	0	52,341	104,682	144,928	120,805
J. Young	1/1/15 - 12/31/17	0	52,341	104,682	144,928	120,805

(1)	The actual number of shares, if any, that will be paid out at the end of the performance period cannot be determined because the shares earned by the NEOs will be based upon our future performance compared with the three one-year annual operating income targets and with the three-year TSR performance of the DRG Index. Dividend equivalents on any shares earned will be paid in shares of common stock at the end of the performance period. See prior page for more detail regarding the 2015 PSA program.
(2)	Based on performance against the three one-year annual operating income targets and the three-year TSR performance of the DRG Index, varying amounts of shares of common stock, from 0% to 200%, will be earned. The Committee will apply the matrix (see “Changes To Our Long-Term Incentive Program: 2015 PSAs” elsewhere in this CD&A), subject to negative discretion, to determine the payout. In no event will the payout exceed the maximum payout of 200% of target.
(3)	The target amount represents 50% of the total value of the long-term incentive grant.
(4)	5-Year TSRUs vest on the third anniversary of the grant date (February 26, 2018) and will be settled in shares on the fifth anniversary of the grant date (February 26, 2020). The number of shares delivered at settlement, if any, for each TSRU will equal the difference between the settlement price (the average of the closing prices of Pfizer common stock for the 20 trading days ending February 26, 2020) and the TSRU grant price ($34.59), plus dividend equivalents accrued during the life of the TSRU, divided by the settlement price, subject to the results being positive.
(5)	7-Year TSRUs vest on the third anniversary of the grant date (February 26, 2018) and will be settled in shares on the seventh anniversary of the grant date (February 26, 2022). The number of shares delivered at settlement, if any, for each TSRU will equal the difference between the settlement price (the average of the closing prices of Pfizer common stock for the 20 trading days ending February 26, 2022) and the TSRU grant price ($34.59), plus dividend equivalents accrued during the life of the TSRU, divided by the settlement price, subject to the results being positive.

NOTE: Consistent with historical practice, long-term incentive award values are converted into units using the closing stock price/values on the first trading day of the week of grant. The PSA values were converted to units using the closing stock price on February 23, 2015 of $34.39. The 5-Year TSRU values were converted to TSRUs using $6.21 and the 7-Year TSRU values were converted to TSRUs using $7.45, representing the estimated value at grant using the Monte Carlo Simulation model as of February 23, 2015.

EQUITY AWARD GRANT PRACTICES

The Committee customarily grants equity awards to eligible employees, including the NEOs, at its meeting held in late February of each year. Equity grants to certain newly hired employees, including executive officers, are effective on the last business day of the month of hire. Special equity grants to continuing employees are effective on the last business day of the month in which the award is approved. Stock option and TSRU grants have an exercise/grant price equal to the closing market price of Pfizer’s common stock on their grant date. Our equity incentive plan prohibits the repricing or exchange of equity awards without shareholder approval.

Beginning in 2015, long-term incentive grant value for the ELT members will be 100% performance-based and delivered as 50% PSAs and 50% 5- and 7-Year TSRUs.

62	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

SECTION 2 – OUR COMPENSATION FRAMEWORK

PHILOSOPHY, GOALS AND PRINCIPLES OF OUR EXECUTIVE COMPENSATION PROGRAM

The Committee believes that Pfizer’s executive compensation program is consistent with the goals of our executive compensation philosophy and it drives performance and increases shareholder value. That philosophy, which is set by the Committee, is to align each executive’s compensation with Pfizer’s short-and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to Pfizer’s long-term success. A significant portion of the total compensation opportunity for each of our executives (including the NEOs) is directly related to Pfizer’s total shareholder return and to other performance factors that measure our progress against the goals of our strategic and operating plans, as well as our performance against that of our pharmaceutical peer group and general industry comparators with consideration of company market capitalization and complexity as indicated by revenues, range of products, international operations and other factors because we use such factors in setting target levels of compensation and determining the value or level of awards granted.

We seek to implement our philosophy and achieve the goals of our program by following three key principles:

£	positioning total direct compensation and each compensation element at approximately the median of our peer and general industry comparator companies, with consideration of relative company market capitalization and complexity;
£	aligning annual incentive awards with annual operating, financial and strategic objectives; and
£	rewarding absolute and relative performance in TSR through long-term equity incentive awards.

APPLYING OUR COMPENSATION PHILOSOPHY, GOALS AND PRINCIPLES

We apply our compensation philosophy, goals and principles as follows:

•	We closely align our executive compensation structure with the median compensation of both a peer group of U.S.-based pharmaceutical companies and a group of general industry comparators with consideration of company market capitalization and complexity as indicated by revenues, range of products, international operations and other factors. Within the executive compensation structure, each element of total direct compensation is similarly aligned, including our salary midpoints and target annual short- and long-term incentive award values. An executive’s pay may be higher or lower than the targeted structure depending primarily on performance at the corporate, business unit / function, and individual level as well as experience, advancement potential and internal equity.
•	Our GPP, or annual incentive program, utilizes a pool that is funded based on Pfizer’s performance against three financial metrics: revenue, adjusted diluted EPS, and cash flow. The pool funding percentage ranges from 0% to 200% of target award levels; however, the pool is not funded unless performance exceeds a threshold level (the threshold levels are shown in the “Financial Objectives” chart under “Financial Results for Annual Incentive Purposes” earlier in this CD&A). Earned individual payouts also range from 0% to 200% of target and reflect allocations from the available earned pool based on corporate, business unit / function, and individual performance.
•	Awards under our Executive Long-Term Incentive Program are aligned with the interests of our shareholders because they deliver value based on absolute and relative shareholder return, encourage stock ownership and promote retention of key talent.
•	Our executive compensation structure is designed to deliver a significant portion of our executives’ total direct compensation in the form of long-term equity incentive awards, with target levels ranging from approximately 60% to 70% of total direct compensation for our NEOs.

While the Committee continues to believe that relative TSR remains an appropriate performance measure for our 2015 PSA Program, the Committee revised the design to measure performance against a combination of operating income over three one-year periods and relative TSR over a three-year period as compared to the DRG Index.

2015 PROXY STATEMENT	63

COMPENSATION DISCUSSION AND ANALYSIS

Further details concerning how we implement our philosophy and goals, and how we apply the above principles to our compensation program, are provided throughout this CD&A. In particular, we discuss how we set compensation targets and other objectives and evaluate performance against those targets and objectives to ensure that performance is appropriately rewarded.

COMPETITIVE POSITIONING

Creating an Executive Compensation Framework

In support of our compensation philosophy, we target the median compensation values of both a peer group of large multinational pharmaceutical companies and a general industry comparator group to determine an appropriate total value and mix of pay for our executives. We include general industry comparators because Pfizer’s size, revenue, scope and market capitalization are more closely aligned with these general industry comparators. Both groups were chosen because they are a source of talent, based on the complexity of their businesses as well as the availability of comparative data. They define the market for benchmarking and pay positioning, which serves to attract and retain senior executive leaders for both pharmaceutical and general industry roles. The Committee reviews these peer groups on an annual basis.

Effective January 1, 2014, based on the Committee’s annual review, with input from the Committee’s independent consultant, the Committee made some modifications to the general industry comparator group. The changes are detailed below in the table titled “2014 General Industry Comparator Group.”

The Committee removed seven companies from the comparator group (in 2014) for one or more of the following reasons: ceasing to be a public company, size (low revenue and/or low market capitalization), and differing pay models. The Committee added five companies to the comparator group for one or more of the following reasons: more similar in size (revenue and market capitalization), pay models, and/or companies with which we may compete for talent. No changes were made to the pharmaceutical peer group in 2014.

2014 PHARMACEUTICAL PEER GROUP

AbbVie	Bristol-Myers Squibb	Johnson & Johnson	Roche*
Amgen	Eli Lilly	Merck	Sanofi*
AstraZeneca	GlaxoSmithKline	Novartis*

*	The Committee recognizes that while data are available on the performance of our non-U.S.-based peer companies, the compensation data are limited in terms of comparable benchmarks and other information for certain non-U.S. peers.

2014 GENERAL INDUSTRY COMPARATOR GROUP(1)

AT&T*	ConocoPhillips*	Honeywell	United Technologies
Boeing	Dow Chemical	IBM	UnitedHealth Group
Caterpillar	DuPont	Mondelez*	Verizon
Chevron	Express Scripts*	PepsiCo
Coca-Cola	General Electric	Procter & Gamble
Comcast	Hewlett-Packard*	United Parcel Service

*	Added in 2014

(1) These seven companies were removed from our comparator group in 2014: Alcoa, Altria Group, Dell, FedEx, Lockheed Martin, Time Warner and Walt Disney.

64	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The chart below compares Pfizer’s 2014 revenue, net income and market capitalization to the median 2014 revenue, net income and market capitalization for our pharmaceutical peer group and general industry comparator group.

In Billions	Pfizer	Pharmaceutical Peer	General Industry
		Group Median	Comparator Group Median
Revenue*	$49.6	$23.1	$68.8
Reported Net Income*	$9.1	$3.5	$6.2
Market Capitalization*	$218.4	$109.2	$108.8

*	Revenue and Net Income based on published earnings releases. Market Capitalization as of February 25, 2015.

Applying the Compensation Framework to Executive Positions

The Committee uses median compensation data for similar positions in both the pharmaceutical peer and general industry comparator groups as a guide in setting compensation targets for each executive. Each compensation target is assigned a numbered salary grade to simplify the compensation administration process.

Salary grades are used to determine the preliminary salary recommendation, target annual incentive award opportunity, and target long-term incentive value for each executive position. Each salary grade has a range of salary levels including minimum, midpoint and maximum salary levels. Minimum and maximum salary range levels for each grade are set 25% below and above the salary range midpoint, respectively, which is intended to approximate the bottom and top pay quartiles for positions assigned to that grade. The Committee reviews this framework, which provides a guide for the Committee’s determinations, along with other tools such as compensation survey results and an annual proxy pay analysis. The actual total compensation and/or amount of each compensation element for an individual executive may be more or less than this median.

Setting Compensation Targets

On an annual basis, the Committee reviews the total compensation opportunity of each ELT member, including cash compensation (salary and target annual incentive) and long-term incentive compensation (target long-term incentive value), as well as perquisites, retirement benefits, health and insurance benefits, and potential severance. The Committee, with the advice of its independent consultant, then sets each ELT member’s compensation target for the current year. This generally involves establishing annual and long-term incentive award opportunities. Regular salary adjustments, if any, typically become effective on April 1 of each year. The Committee’s decisions are reviewed and ratified by the independent members of the Board.

In making these compensation decisions, the Committee uses several resources and tools, including competitive market information and an assessment of total direct compensation. In addition, the Committee reviews a “tally sheet” for each ELT member that assigns a dollar amount to each of the above compensation elements, as well as accumulated deferred compensation and outstanding equity awards. The Committee believes that the tally sheet is a useful tool in evaluating each ELT member’s total compensation opportunity in relation to competitive market practice and performance.

For 2014, the Committee reviewed the target levels for the financial goals that were used in determining annual incentive award opportunities for the ELT members and concluded that the relationship between the payments generated at the various levels of achievement and the degree of difficulty of the targets were significant and reasonable given the business environment and related factors. The Committee also reviewed the target levels for the annual long-term incentive awards and concluded that they were appropriate and do not encourage unnecessary or excessive risk-taking.

EVALUATING PERFORMANCE

Setting Performance Objectives

The performance objectives for our NEOs reflect the goals on which the Committee believes our executives should focus during the year in order to achieve Pfizer’s business goals, including operating, financial and/or strategic plans. Progress against these objectives is monitored and reviewed with the Committee during the year. The Committee recognizes that increasing TSR should be emphasized; however, the Committee also acknowledges that performance against this objective may not be reflected in a single 12-month period.

2015 PROXY STATEMENT	65

COMPENSATION DISCUSSION AND ANALYSIS

Rewarding Performance

Decisions about individual compensation elements and total compensation are ultimately made by the Committee, using its judgment, advice from its independent consultant, and input from the CEO (in the case of the other NEOs), focusing primarily on each NEO’s performance against his individual financial and strategic objectives, as well as Pfizer’s overall performance. The Committee also considers a variety of qualitative factors, including the business environment in which the results were achieved. Therefore, the Committee determines each NEO’s compensation based on multiple factors, including the competitive market, individual performance, internal equity and affordability.

CEO Performance

For 2014, Mr. Read’s performance objectives included:

CORPORATE FINANCIAL OBJECTIVES FOR:

£	Total revenue (40%)	£	Adjusted diluted EPS (40%)	£	Cash Flow (20%)

The Company exceeded the 2014 target performance level for adjusted diluted EPS and cash flow, with slightly below target performance for revenue. (See “Financial Results for Annual Incentive Purposes” earlier in this CD&A).

In addition to the corporate financial objectives, Mr. Read’s key accountabilities at the enterprise level included:

OUR STRATEGIC IMPERATIVES:

£	Improving the Performance of our Innovative Core:

In 2014, we continued our focus on six key therapeutic areas we believe to have the greatest scientific and commercial promise—Immunology and Inflammation, Cardiovascular and Metabolic Diseases, Oncology, Vaccines, Neuroscience and Pain, and Rare Diseases—and saw considerable progress in advancing compounds across all stages of our pipeline.

We received FDA and European Commission approvals for Eliquis, for the treatment of deep vein thrombosis (DVT) and pulmonary embolism (PE) in the U.S. and the E.U., respectively. Additionally, Trumenba became the first Meningitis B vaccine approved in the U.S., following a Breakthrough Therapy designation and Priority Review by the FDA. The Prevnar 13 franchise was advanced following the CDC’s ACIP vote to recommend Prevnar 13 for routine use to help protect adults aged 65 years and older against pneumococcal disease.

We filed a New Drug Application for Ibrance (palbociclib) plus letrozole, for first-line treatment of post-menopausal women with ER+, HER2- advanced breast cancer, which subsequently received accelerated approval from the FDA in February 2015. Additionally, we submitted a Supplemental New Drug Application in the U.S. for Xeljanz, for treatment of moderate-to-severe plaque psoriasis and a Type 2 Variation for Xalkori, for first-line treatment of patients with ALK-positive non-small cell lung cancer in the E.U. In our late stage pipeline, we initiated key Phase 3 programs including Ibrance (palbociclib) for high risk early breast cancer, biosimilar trastuzumab for metastatic breast cancer, biosimilar infliximab for rheumatoid arthritis, and biosimilar rituximab for follicular lymphoma.

We advanced approximately 29 programs in our early- and mid-stage pipeline and made significant progress in key programs, including IL6 for lupus, Ibrance (palbociclib) for intermediate risk early breast cancer, biosimilar bevacizumab for various cancers and tofacitinib for atopic dermatitis. Additionally, we entered into several external partnerships to enhance and accelerate our immuno-oncology (IO) program, most notably an agreement with Merck KGaA to jointly develop and commercialize their anti-PD-L1 as a single agent and in combination with our broad portfolio of oncology therapies.

66	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

£	Making the Right Capital Allocation Decisions:

In 2014, we once again took several steps to maximize shareholder return through prudent capital allocation. We deployed capital for targeted transactions that considerably strengthened our development portfolio and advanced growth opportunities across the business, including our agreements with Merck KGaA and Cellectis to enhance our IO program, our acquisition of InnoPharma to broaden our portfolio of sterile injectables, and the acquisition of Baxter’s portfolio of marketed vaccines, providing a complementary bolt-on to our Vaccines business.

After absorbing an approximate 55% increase in new product launch costs, we achieved approximately $250 million in reductions in adjusted Selling, Informational and Administrative expenses operationally, compared with 2013, due to ongoing cost reduction and productivity initiatives. Through dividend payments and share repurchases, we returned nearly $12 billion to shareholders in 2014.

We saw continued momentum with global key in-line assets across our businesses, including strong growth for Lyrica, the Prevnar 13 franchise, Xalkori and Inlyta. Additionally, strategic allocation of resources significantly accelerated the momentum of newer products, including Eliquis, Xeljanz, and Nexium OTC. In 2014, we implemented our new global commercial structure, providing improved management focus to maximize growth for each of our global businesses.

£	Earning Greater Respect from Society:

We continued our efforts to improve our reputation in the communities in which we operate, with regulators, lawmakers, our shareholders, the media and the investor community. We continued to build and sustain momentum with our “Get Old” platform, a program developed to foster candid conversation around aging, redefine what it means to “get old”, and encourage individuals to make healthy behaviors to age the way they want. This year, we launched “FOGO”, the next phase of the initiative, to tackle the “Fear of Getting Old”, and amplified the impact of the platform via engaging, sharable content through digital and social channels.

Through the “Get Healthy, Stay Healthy” platform, our Chief Medical Officer once again shared practical, easy to understand information designed to help people take a more active role in their health. The platform continues to effectively engage audiences, reaching over 70 million people in 2014 alone, and drove a substantial year over year increase in consumers’ willingness to act on the information they learned, including discussing a health issue with their doctor or with their family and friends. We once again took industry leadership positions on key policy issues and engaged domestic and international government leaders on the value of medicines, to encourage public policy that allows innovation to serve patients today and in the future.

£	Creating a Culture of Ownership:

In 2014, we made significant strides in advancing our OWNIT! culture, designed to foster ownership, collaboration, and initiative. We held our second annual OWNIT! Day, a day devoted to accelerating culture change, consisting of enterprise wide colleague forums and ”Straight Talk” discussions that empowered colleagues at every level to surface tough issues. This year’s OWNIT! Day also featured skill building sessions focused on enhancing colleague’s ability to ”Thrive in Change”. Additionally, we launched ”Dare to Try”, an initiative designed to empower colleagues to take risks by experimenting with bold new ideas with potential to add significant value to the business. Our considerable progress in fostering a culture of ownership was further illustrated by the improvements observed across every cultural dimension measured in our annual colleague engagement survey. Finally, we continued to focus on developing a diverse talent pipeline via investment in rigorous development programs for our most promising diverse talent.

2015 PROXY STATEMENT	67

COMPENSATION DISCUSSION AND ANALYSIS

The Committee is responsible for evaluating Mr. Read’s performance against his objectives, with input from the other members of the Board, and for determining his compensation in consultation with the Committee’s independent consultant. In addition, each year, each independent Director completes a survey, on an anonymous basis, assessing Mr. Read’s interactions with the Board and recommending areas of future focus. The Lead Independent Director and the Committee use the results of this survey in their assessment of Mr. Read’s performance against his objectives. The Committee considers this assessment in its process to determine his compensation, which is ratified by the independent members of the Board.

Performance of Our Other Named Executive Officers

The performance objectives for our other NEOs for 2014 included the corporate financial objectives noted above and other objectives related to the achievement of individual financial, strategic and operational goals for their business unit / function, as well as our imperative for Creating a Culture of Ownership driven by initiative, collaboration and accountability, and developing our pipeline of talent.

Mr. D’Amelio, Executive Vice President, Business Operations and Chief Financial Officer

•	Met or exceeded all elements of 2014 financial guidance, including achieving high-end of 2014 adjusted revenue guidance and adjusted diluted EPS guidance.

•	Generated $840 million of operating cash flow and $450 million in savings incremental to the annual operating plan through various finance and business operations initiatives.

•	Reduced outstanding shares by approximately 165 million or 2.6% as a result of $5 billion in share repurchases.

•	After absorbing an approximate 55% increase in new product launch costs, achieved approximately $250 million in reductions in adjusted Selling, Informational and Administrative expenses operationally compared with 2013 due to ongoing cost reduction and productivity initiatives.

Dr. Dolsten, President, Worldwide Research and Development

•	Achieved 14 Proof of Concept Study Starts.

•	Delivered four positive Proofs of Concept.

•	Achieved four Phase 3 Starts: palbociclib for high risk early breast cancer; biosimilar trastuzumab for metastatic breast cancer; biosimilar infliximab for rheumatoid arthritis; and biosimilar rituximab for follicular lymphoma.

•	Achieved three Submissions: Trumenba, our adolescent meningitis B vaccine (U.S.); palbociclib in combination with letrozole for first-line treatment of post-menopausal women with ER-positive, HER2-negative advanced breast cancer (U.S.); and Xalkori for first-line treatment of patients with ALK-positive non-small cell lung cancer (U.S./E.U.).

•	Achieved two key U.S. Approvals: Eliquis, venous thromboembolism (VTE) Treatment and Trumenba, our meningitis B vaccine, which received accelerated approval in the U.S.

	–	In addition, the FDA approved abuse-deterrent labeling for Embeda and we received a recommendation from ACIP for Prevnar 13 for routine use to help protect adults aged 65 years and older against pneumococcal disease, based on the CAPiTA trial results.

•	Captured additional pipeline opportunities and gained access to technology and innovation, increasing the overall value of the R&D portfolio:

	–	Nine asset-related licensing deals in 2014.

	–	10 major technology deals in 2014.

68	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Mr. Germano, Group President, Global Innovative Pharma Business

•	Achieved $13.9 billion in revenue and income before taxes (IBT) of $7.8 billion.

	–	Grew net product revenue from Eliquis and Xeljanz by $467 million.

•	Achieved the following targeted product approvals:

	–	Xeljanz: Incorporation of radiographic data in the U.S. label. The radiographic data included in the label update relates to the reduction of the progression of structural joint damage in patients with rheumatoid arthritis.

	–	Eliquis U.S.: FDA Approvals for the prevention of deep vein thrombosis (DVT), which may lead to pulmonary embolism (PE), for the treatment of DVT and PE, and for the reduction in the risk of recurrent DVT and PE following initial therapy.

	–	Enbrel E.U.: Non-radiographic axial spondyloarthritis approvals achieved.

	–	Eliquis E.U.: European Commission approval of Eliquis for the treatment of DVT and PE, and the prevention of recurrent DVT and PE.

	–	Xyntha: Pediatric approval achieved in U.S.

	–	Duavive: Approval achieved in E.U.

•	Established Pfizer’s new Global Health & Value group, a cross-functional, global organization dedicated to demonstrating the value of Pfizer products and enabling patient access to its therapies by focusing on issues such as pricing, reimbursement and health outcomes.

Mr. Young, Group President, Global Established Pharma Business

•	Achieved $25.1 billion in revenue and IBT of $16.2 billion.

•	Improved the competitive position of Pfizer in biosimilars by: (1) advancing our biosimilars pipeline with three of five products now in Phase III trials (trastuzumab, rituximab and infliximab) and (2) generating inorganic opportunities through partnerships.

•	Advanced new opportunities for growth in the sterile injectables segment through the acquisition of InnoPharma.

•	Contributed to improving Pfizer’s reputation by entering into a partnership with the Bill and Melinda Gates Foundation and the Children’s Investment Fund Foundation to make Sayana Press® (contraception) available to women in 69 low income countries as part of our “GEP for Good” initiative.

POST-EMPLOYMENT COMPENSATION AND BENEFITS

Executive Severance Plan

The Executive Severance Plan provides for severance benefits to ELT members in the event of involuntary termination of employment without cause. Benefits under the Executive Severance Plan consist of cash severance equal to the greater of (a) one times pay (defined as base salary plus target annual incentive) or (b) 13 weeks’ pay plus three weeks’ pay per year of service, subject to a maximum of 104 weeks’ pay. In addition, eligible participants in the GPP receive a pro-rata annual incentive for the year of termination, provided certain performance targets are achieved, as well as certain health and insurance benefits. Severance payments and benefits under the Executive Severance Plan are described in “Estimated Benefits Upon Termination” elsewhere in this Proxy Statement.

Deferred Compensation

We permit our executive officers to defer receipt of their annual incentive awards and any shares earned under the PSAs into the Pfizer Inc. Deferred Compensation Plan (DCP). Certain of our NEOs are required to defer the receipt of RSUs (see “Other Compensation Policies—Tax Policies” below). Annual incentive awards may be deferred into a variety of mutual fund investments and Pfizer stock as are offered under the Pfizer Inc. Nonfunded Deferred Compensation and Supplemental Savings Plan (Pfizer Supplemental Savings Plan or PSSP) or a cash fund earning interest at 120% of the applicable federal long-term rate (the return ranged between 3.24% and 4.20% in 2014). The Pfizer stock unit fund is credited with dividend equivalent units, which are reinvested. Deferred PSAs (prior to 2014) and RSUs may only be deferred into the Pfizer stock fund.

2015 PROXY STATEMENT	69

COMPENSATION DISCUSSION AND ANALYSIS

Insurance Plans

We provide a number of health and family security benefits, such as medical insurance, dental insurance, life insurance and long-term disability insurance. These benefits are available to all eligible U.S. and Puerto Rico-based employees, including the NEOs, and are comparable to those provided by the companies in the pharmaceutical and general industry comparator groups. These programs are designed to provide certain basic quality of life benefits and protections to Pfizer employees, including the NEOs, and at the same time enhance Pfizer’s attractiveness as an employer of choice. The Company’s annual cost of the benefits for each NEO ranges from approximately $16,600 to $25,500.

Pension and Savings Plans

Pfizer maintains both defined benefit pension plans and defined contribution savings plans for eligible U.S. and Puerto Rico-based employees, including the eligible NEOs. Benefits under the defined benefit pension plans will be frozen as of December 31, 2017 for all participants, although they may continue to grow into retirement plan milestones. Since 2011, newly hired colleagues and colleagues who transfer to the U.S. and Puerto Rico, including Mr. Young, earn retirement benefits through an age and service weighted annual Company retirement savings contribution (RSC) to the defined contribution savings plans, which is in addition to the Company matching contributions. Effective January 1, 2018, all eligible U.S. and Puerto Rico-based colleagues will earn retirement benefits through the RSC coincident with the freezing of the defined benefit pension plan.

For U.S. employees participating in the pension plan and earning in excess of the IRC limit ($260,000 for 2014), including the participating NEOs, Pfizer maintains related supplemental benefit restoration plans. The provisions and features of the qualified defined benefit pension plans and the related supplemental benefit restoration plans apply to all participants in those plans, including the NEOs. These plans are described in the narrative accompanying the “2014 Pension Benefits Table” and the “2014 Non-Qualified Deferred Compensation Table” below. Mr. Young was a participant in the U.K. defined benefit pension plans but ceased accruing additional benefits or service (other than the increase in benefits due to the mandatory limited price inflation factor under the U.K. law) since transferring to the U.S. in August 2012.

The Pfizer defined contribution savings plans permit all of its eligible U.S. and Puerto Rico-based employees, including the NEOs, to make pre-tax, after-tax and/or Roth contributions, from their eligible pay, up to certain limits and to receive Company matching contributions. In addition, the Company maintains a non-qualified supplemental savings plan that permits eligible participants to make pre-tax contributions in excess of tax law limitations on qualified plans and to receive matching contributions and RSC, if applicable. The provisions and features of the qualified savings plans and the related non-qualified supplemental savings plans apply to all participants in those plans, including the NEOs.

Retiree Health Care Benefits

Pfizer maintains post-retirement medical coverage for the benefit of its eligible U.S. and Puerto Rico-based employees, including the NEOs. Active employees who are at least age 55 and have at least 15 years of service after age 40 are eligible for post-retirement medical coverage. For U.S. employees, including the NEOs, the value of the post-retirement medical coverage currently ranges from $123,000 to $275,000 over the course of retirement.

PERQUISITES

We provide a limited number of perquisites (personal benefits) to our NEOs, including the limited use of company aircraft, financial counseling and home security services and, for the CEO, the use of a Company car and driver and limited personal security where deemed necessary and advisable in connection with business travel to high-risk locations. The transportation benefits provide increased efficiencies and allow more productive use of our executives’ time and, in turn, greater focus on Pfizer-related activities. We do not provide tax “gross-ups” for perquisites provided to ELT members, except in the case of certain relocation expenses (consistent with our relocation policy for U.S.-based employees generally); therefore, any taxes on perquisites (other than certain relocation expenses) are paid by the executives (including the NEOs). The Compensation Committee reviews and carefully considers the reasonableness and rationale for providing these perquisites.

70	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Company Aircraft

As a result of the recommendations contained in an independent, third-party security study, the Board has determined that the CEO must use Company-provided aircraft for all air travel, including personal travel, to the maximum extent practicable. The security study also recommends that the CEO’s spouse and dependent children use Company-provided aircraft when they accompany the CEO, to the maximum extent practicable. Travel by the CEO’s spouse or dependent children is generally considered personal use and is subject to taxation and disclosure.

Other ELT members (including the other NEOs) may use Company aircraft for limited personal travel. Personal use by ELT members (including the other NEOs) is permitted only with the prior approval of the CEO or his designees and is subject to other limitations. Travel by Messrs. Read and D’Amelio to attend meetings of the boards of directors of Kimberly-Clark Corporation and Humana Inc., respectively, is treated as business travel in view of the significant benefits to the Company of their service on those Boards.

The amounts disclosed in the “All Other Compensation” column in the 2014 Summary Compensation Table and in the table below have been valued based on the incremental costs to the Company for the personal use of Company-provided aircraft. Incremental costs for personal use consist of the variable costs incurred by Pfizer to operate the aircraft for such use, including fuel costs; crew expenses, including travel, hotels and meals; in-flight catering; landing, parking and handling fees; communications expenses; certain trip-related maintenance; and other trip-related variable costs, as well as certain costs of any “deadhead” flights. Such costs do not include fixed or non-variable costs that would be incurred whether or not there was any personal use of the aircraft, such as crew salaries and benefits, insurance costs, aircraft purchase costs, depreciation, and scheduled maintenance.

To the extent required by tax regulations, amounts associated with personal use of corporate aircraft are imputed as income to ELT members, including the CEO. These amounts are not grossed up for taxes.

Car and Driver

The Company’s policy on the use of cars and drivers is as follows:

•	cars and drivers are available to ELT members (including the NEOs) for business reasons;

•	ELT members (other than the CEO, as discussed below) are required to reimburse the Company for personal use of cars and drivers;

•	for security reasons, cars and drivers are available to the CEO for personal use (including commuting); and

•	spouse/partner travel is generally considered personal use, and the incremental cost of such travel must be reimbursed to the Company.

Incremental cost to the Company is calculated as a portion of the cost of the annual lease, a portion of the cost of the driver, and fuel used.

The costs of personal use of a car and driver by the CEO need not be reimbursed, and the unreimbursed incremental cost to the Company of personal use of a car and driver by Mr. Read in 2014 is reflected in the table below and in the “All Other Compensation” column in the 2014 Summary Compensation Table. For tax purposes, the cost of the cars and fuel is imputed as income to the CEO and is not grossed up for taxes by the Company. All taxes on this income are paid by the CEO. Tax regulations provide that as a result of the recommendations contained in the independent, third-party security study referred to above, the cost of the driver is not reportable as income to the CEO.

Other Perquisites

The Company provides a taxable allowance of up to $10,000 per year to each of our executive officers for financial counseling services, which may include tax preparation and estate planning services. We value this benefit based on the actual charges for the services, and such value is imputed as income to the individual.

Reimbursement for appropriate home security systems and monitoring charges is provided to the ELT members. The cost of these items is imputed as income to the recipients, as required.

The Company purchases season and other tickets to sporting, cultural and other events for use in connection with its business. On occasion, these tickets are provided to employees, including ELT members, and non-employee Directors for personal use. There is no incremental cost associated with such tickets or other items. In addition, ELT members and/or non-employee Directors may from time to time receive tickets or other items from third parties (subject to our policies on conflicts of interest). The Company does not provide or reimburse for country club memberships for any executive officers.

2015 PROXY STATEMENT	71

COMPENSATION DISCUSSION AND ANALYSIS

The following table summarizes the incremental cost of perquisites for the NEOs in 2014.

2014 Incremental Cost of Perquisites Provided to NEOs

Name	Aircraft Usage ($)	Financial Counseling ($)	Car Usage ($)	Home Security ($)	Other ($)(1)	Total ($)
I. Read	100,852	10,000	28,420	13,984	3,897	157,153
F. D’Amelio	69,269	10,000	—	3,269	3,606	86,144
M. Dolsten	29,455	10,000	—	1,707	1,730	42,892
G. Germano	35,006	6,793	—	—	488,669	530,468
J. Young	19,505	—	—	—	21,468	40,973

(1)	The amounts shown for each of the NEOs represents certain personal benefits provided in association with business travel. The amounts shown for Messrs. Germano and Young also include the cost of relocation benefits of $296,165 and $19,432, respectively, and a tax gross-up for such relocation benefits of $189,022 and $1,752, respectively, consistent with Pfizer’s relocation policy for U.S.-based employees. Mr. Germano’s business was relocated (PA to NYC) which resulted in his personal relocation.

OTHER COMPENSATION POLICIES

TAX POLICIES

IRC Section 162(m) limits to $1.0 million the amount of non-performance based remuneration that Pfizer may deduct in any calendar year for its CEO and each of the three other highest-paid NEOs, other than the CFO. We have structured our annual short-term and long-term incentive awards, with the intention of meeting the exception to this limitation for “performance-based” compensation, as defined in IRC Section 162(m), so that these amounts may be fully deductible for income tax purposes. However, RSUs granted prior to 2014 do not qualify as “performance-based” compensation. Consequently, our NEOs are generally required to defer the receipt of these RSUs to avoid the loss of the deduction. The vesting of RSUs granted in 2014 to executive officers will be contingent upon the achievement of certain performance criteria during a three-year performance period commencing in 2014, so that such awards may be considered as performance-based compensation under IRC Section 162(m) and provide a current deduction at the time of vesting and the elimination of the mandatory deferral of vesting RSUs and a deferred deduction.

To maintain flexibility, we do not require all compensation to be deductible. Since the non-performance based compensation paid to our NEOs (other than the CFO) exceeds $1.0 million, a portion of their compensation is not deductible. All of the annual incentive awards paid in 2014 to the executive officers (including the NEOs) were deductible.

DERIVATIVES TRADING

Executive officers, including the NEOs, may not purchase or sell options on Pfizer common stock or engage in short sales of Pfizer common stock. Also, trading by executive officers in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Pfizer common stock (sometimes referred to as “hedging”) is prohibited. These provisions also apply to our non-employee Directors.

STOCK OWNERSHIP AND HOLDING REQUIREMENTS

Our executive officers, including the NEOs, are subject to stock ownership and holding requirements. The CEO is required to own Pfizer common stock equal in value to at least six times his annual salary, and each other executive officer is required to own Pfizer common stock equal in value to at least four times their annual salary. For purposes of these requirements, ownership includes not only shares owned directly by the executive, but also shares and certain units held through various Pfizer plans and programs. We have also established milestone guidelines that we use to monitor progress toward meeting these targets over a five-year period, at the end of which the executive is expected to have reached the applicable ownership level.

Until an executive reaches the applicable milestone, he or she must hold and may not sell any shares (except to meet tax withholding obligations); and once the ownership level is met, he or she must hold and may not sell shares if doing so would cause his or her ownership to fall below that level. As of December 31, 2014, Mr. Read owned Pfizer common stock and units equal in value to approximately 27 times his salary. Although Pfizer does not require its executive officers to hold Pfizer common stock for specified periods of time, we believe that the above holding requirements result in the ownership by our executives of significant amounts of common stock for substantial periods of time and align the interests of our executives with those of our shareholders. Additionally, certain long-term incentive awards continue to vest and settle in accordance with their stated terms following an executive’s retirement rather than vesting pro-rata immediately upon retirement, maintaining the alignment with shareholders.

72	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The following graph summarizes the shares held as a multiple of base salary for the NEOs as of December 31, 2014.

2014 Stock Ownership

(1)	Mr. Young became an ELT member in August 2012; his progressive guideline is 2.8x multiple of base salary.

In addition, consistent with our policy prohibiting the pledging of Pfizer stock, none of our ELT members (including our NEOs) or other officers has pledged Pfizer stock as collateral for personal loans or other obligations.

COMPENSATION RECOVERY/CLAWBACK

The Committee may, if permitted by law, make retroactive adjustments to any cash- or equity-based incentive compensation paid to NEOs and other executives where a payment is predicated upon the achievement of specified financial results that are the subject of a subsequent restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive officer. In addition, our equity incentive awards contain compensation recovery provisions.

2015 PROXY STATEMENT	73

COMPENSATION DISCUSSION AND ANALYSIS

ROLE OF COMPENSATION CONSULTANT

The Committee has engaged the firm of Frederic W. Cook & Co., represented by George Paulin, its Chairman and Chief Executive Officer, as the Committee’s independent compensation consultant, to fulfill the following responsibilities in accordance with the policy outlined below and only after assessing the firm’s independence:

£	advise the Committee on management proposals, as requested;

£	undertake special projects at the request of the Committee;

£	advise the Committee on setting agenda items for Committee meetings;

£	review Committee agendas and supporting materials in advance of each meeting;

£	attend Committee meetings;

£	review the Company’s compensation philosophy, peer group and competitive positioning and advise the Committee on their reasonableness and appropriateness;

£	review the Company’s executive compensation program and advise the Committee of plans or practices that might be changed to improve effectiveness;

£	review the selected peer group and survey data for competitive comparisons;

£	oversee and review survey data on executive pay practices and amounts that come before the Committee;
£	provide market data and recommendations on CEO compensation without prior review by management (except for necessary fact-checking);

£	review the Compensation Discussion and Analysis, compensation tables and other compensation-related disclosures included in our proxy statements;

£	review any significant executive offer letters or termination arrangements in advance of being presented to the Committee for approval;

£	periodically review the Committee’s charter and recommend changes;

£	proactively advise the Committee on best-practice approaches for governance of executive compensation, as well as areas of concern and risk in the Company’s program; and

£	review results of shareholder voting on say-on-pay proposals, evaluate shareholder feedback, and advise on appropriate responses related to program structure and administration, as well as engagement with shareholders and proxy advisors.

In 2014, as part of his ongoing services to the Committee, as described above, Mr. Paulin attended all seven of the scheduled Committee meetings. During 2014, he:

£	reviewed agendas in advance of Committee meetings and meeting minutes afterwards;

£	provided the Committee with an analysis of the Company’s executive compensation policies and programs that determined there is no “potential material risk” to Pfizer in their design or administration;

£	conducted a review of executive pay relative to peers and corporate performance, including tally sheets and realizable pay;

£	advised the Committee on the executive compensation peer group and competitive benchmarking of executive positions;

£	reviewed the executive pay structure;

£	advised the Committee on the composition of the long-term incentive program, including changes to the design of the PSAs;
£	advised the Committee on the appropriateness of the design of the Portfolio Performance Share Plan, for Worldwide Research & Development employees (other than ELT members, including our NEOs), in support of the Company’s long-term portfolio strategy;

£	advised the Committee on legislative and regulatory developments related to compensation policies and programs and compensation-related disclosure, including voting policies of proxy advisory firms and the Company’s major institutional investors;

£	advised the Committee on market trends and developments;

£	advised the Committee on matters related to changes to the Company’s pension and savings plans;

£	advised the Committee on severance benefits; and

£	advised the Committee on shareholder engagement.

74	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The total amount of fees paid to Frederic W. Cook & Co. in 2014 for services provided to the Compensation Committee was $228,983. In addition, the Committee reimburses Frederic W. Cook & Co. for Mr. Paulin’s reasonable travel and business expenses. During 2014, Frederic W. Cook & Co. received no other fees or compensation from the Company other than $58,095, related to work for the Corporate Governance Committee. The Corporate Governance Committee of the Board agreed in February 2014 to retain Mr. Paulin and Frederic W. Cook & Co. to act as its consultant on Board of Directors compensation matters.

POLICY—CRITERIA FOR SELECTION OF COMMITTEE CONSULTANT

The Committee has established the following criteria used to select its consultant:

£	Degree of independence

	–	Financial independence—measured by dollar volume of other business conducted with Pfizer

	–	Independent thinking—subjectively assessed by their known work as well as information gathered in screening interviews

£	Familiarity with the business environment

	–	Knowledge of the pharmaceutical industry and general industry comparator companies

	–	Specific knowledge of Pfizer, its strategic objectives and its culture, its senior management and its Board of Directors

	–	Broad knowledge of market trends, investor preferences, proxy advisor policies, compensation risk-management and any applicable regulations

	–	Public and investor relations

£	Particular strengths and/or distinguishing characteristics including, but not limited to:

	–	Creative thinking

	–	Strong understanding of corporate governance

	–	Special areas of expertise

	–	Ability to establish rapport and dynamic presence with groups

£	References from current clients for whom the consultant acts in an advisory role similar to the role desired by the Committee

£	Potential issues

	–	Conflicts of interest with other clients or Committee members

	–	Degree of availability/accessibility

INDEPENDENCE ASSESSMENT—COMMITTEE CONSULTANT

In 2014, as required by rules adopted by the Securities and Exchange Commission under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Committee decided to continue to retain Frederic W. Cook & Co. to serve as its independent compensation consultant after assessing the firm’s independence, including taking into consideration the following factors, among others:

1.	the fact that neither the firm nor Mr. Paulin provides any other services to the Company (see above for work with the Corporate Governance Committee of the Board);

2.	the fees received by the firm as a percentage of its total revenues;

3.	the firm’s policies and procedures designed to prevent conflicts of interest;

4.	the absence of any significant business or personal relationships between the firm or Mr. Paulin with members of the Committee;

5.	the fact that neither the firm nor Mr. Paulin owns any Company stock or equity derivatives; and

6.	the absence of any business or personal relationships between the firm or Mr. Paulin and any executive officer of the Company.

Based upon this assessment, the Committee determined that the engagement of Frederic W. Cook & Co. does not raise any conflicts of interest or similar concerns. The Corporate Governance Committee performed a similar assessment of Frederic W. Cook & Co. prior to retaining their services as consultant on Board compensation during February 2014.

2015 PROXY STATEMENT	75

Compensation Tables

2014 Summary Compensation Table

Name And	Year	Salary	Bonus	Stock	Option	Non-Equity	Change In	All Other	Total
Principal		($)	($)	Awards(1)	Awards(2)	Incentive Plan	Pension Value	Compen-	($)
Position				($)	($)	Compensation(3)	and Non-	sation(5)
						($)	Qualified	($)
							Deferred
							Compensation
							Earnings(4)
							($)
I. Read	2014	1,815,000	–	6,447,998	6,361,672	3,000,000	5,266,550	391,828	23,283,048
Chairman and Chief	2013	1,776,250	–	6,016,528	6,066,471	3,400,000	1,212,198	476,300	18,947,747
Executive Officer	2012	1,737,500	–	6,441,784	6,497,597	3,400,000	7,147,363	409,892	25,634,136
F. D’Amelio	2014	1,268,750	–	2,140,974	2,112,274	1,300,000	1,443,327	217,488	8,482,813
EVP, Business	2013	1,243,750	–	1,937,522	1,953,612	1,650,000	103,791	235,655	7,124,330
Operations	2012	1,218,750	–	1,783,890	1,799,336	1,718,000	693,870	173,245	7,387,091
and Chief Financial
Officer
M. Dolsten	2014	1,177,500	–	1,863,860	1,838,921	1,300,000	938,593	156,180	7,275,054
President, Worldwide	2013	1,148,750	–	1,835,542	1,850,790	1,340,000	113,810	164,512	6,453,404
Research and	2012	1,122,500	–	1,783,890	1,799,336	1,395,000	641,703	96,752	6,839,181
Development
G. Germano	2014	1,150,000	–	1,813,518	1,789,223	1,355,000	2,817,518	630,593	9,555,852
Group President,	2013	926,250	–	1,529,600	1,542,325	1,075,000	7,698	173,174	5,254,047
Global Innovative	2012	893,750	–	1,387,476	1,399,483	1,203,000	2,306,968	121,728	7,312,405
Pharma Business
J. Young	2014	1,040,000	–	1,813,518	1,789,223	1,260,000	1,020,948	326,498	7,250,187
Group President,	2013	810,075	–	1,121,732	1,131,033	1,075,000	870,903	287,603	5,296,346
Global Established
Pharma Business (6)

(1)	The amounts shown in this column represent the grant values for the RSUs and PSAs granted in 2014, 2013 and 2012, respectively. Further information regarding the 2014 awards is included in the “2014 Grants of Plan-Based Awards” and “2014 Outstanding Equity Awards at Fiscal Year-End” tables elsewhere in this Proxy Statement. The grant date fair values using Pfizer’s closing stock price on the date of grant (February 27, 2014) are reflected in this column. The PSA values represent the target payouts based on the probable outcome of the performance condition determined using the closing stock price on February 27, 2014. The maximum potential values of the PSAs granted in 2014 (assuming a stock price of $32.23) would be as follows: Mr. Read—$6,447,998; Mr. D’Amelio—$2,140,974; Dr. Dolsten—$1,863,860; Mr. Germano—$1,813,518; and Mr. Young—$1,813,518. Information related to the performance-based award program is included in “Performance Share Awards (PSAs)” elsewhere in this Proxy Statement. The 2014 and 2013 PSA grant date fair values have been determined using Pfizer’s closing stock price on the grant date. The 2012 PSA grant date fair values were determined using the Monte Carlo Simulation model based on the assumptions set forth in the Company’s 2012 Financial Report (Note 13, Share-Based Payments).
(2)	The amounts shown in this column represent the grant date fair values of the TSRUs awarded in 2014, 2013 and 2012. The grant date fair values have been determined using the Monte Carlo Simulation model based on the assumptions and methodologies set forth in the Company’s 2014 Financial Report (Note 13, Share-Based Payments).
(3)	The amounts shown in this column represent annual incentive awards made to the NEOs. Further information regarding the 2014 awards is included in the “2014 Annual Incentive Awards” table elsewhere in this Proxy Statement.
(4)	The amounts shown in this column represent the change in pension value for 2014, 2013 and 2012. The 2014 pension amounts represent the difference between the December 31, 2014 and December 31, 2013 present values of age 65 accrued pensions, or the current benefit if the NEO is eligible for an unreduced pension under the Retirement Plan and Supplemental Retirement Plan, based on the pension plan assumptions for each year, as shown in the footnotes to the “Pension Plan Assumptions” table later in this Proxy Statement. Further information regarding pension plans is included in the “2014 Pension Benefits Table” later in this Proxy Statement. The amount for Mr. Young represents the increase in his accrued benefits under the U.K. Plans in which he participated. This increase is solely due to the application of the statutory limited price inflation applicable to deferred benefits under the U.K. Plans and the impact of lower interest rates on the pension value.
(5)	The amounts shown in this column represent the matching contributions made by the Company for all NEOs and also the RSC for Mr. Young under the Savings Plan and Supplemental Savings Plan plus the incremental cost to the Company of perquisites received by the NEOs. The column also includes relocation benefits provided to Messrs. Germano and Young which are consistent with Pfizer’s relocation policy for U.S.-based employees. These amounts for Messrs. Germano and Young include the cost of relocation benefits of $296,165 and $19,432, respectively, and a tax gross-up for such relocation benefits of $189,022 and $1,752, respectively. The 2013 amount for Mr. Young reflects the RSC of $129,337; $95,291 of which was not previously reported. Additional information regarding 2014 perquisites is provided under “Perquisites” elsewhere in this Proxy Statement. The Supplemental Savings Plan is a non-qualified retirement savings plan that is discussed in more detail in the “2014 Non-Qualified Deferred Compensation Table” later in this Proxy Statement.
(6)	Mr. Young was not an NEO in 2012.

76	2015 PROXY STATEMENT

COMPENSATION TABLES

The following Grants of Plan-Based Awards Table provides additional information about non-equity incentive awards and long-term incentive awards granted to our NEOs during 2014. The long-term incentive awards were made under the 2004 Stock Plan, as amended and restated, and are described in the CD&A section “2014 Elements of Executive Compensation.”

2014 Grants of Plan-Based Awards Table

Name (A)	Grant	Estimated Future Payouts Under			Estimated Future Payouts Under
	Date (B)	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)
		Thres-	Target	Maximum	Thres-	Target(3)	Maximum	All Other	All Other	Exercise	Grant
		hold	($)	($)	hold	(#)	(#)	Stock	TSRU	Or Base	Date
		($)	(D)	(E)	(#)	(G)	(H)	Awards:	Awards:	Price of	Fair
		(C)			(F)			Number	Number	TSRU	Value
								of Shares	of	Awards	of
								or Units(3)	Securities	($/Sh)	Stock
								(#)	Underlying	(K)	and
								(I)	TSRUs(3)		TSRUs(4)
									(#)		($)
									(J)		(L)
I. Read	2/27/2014								548,885	32.23	3,183,533
									437,158	32.23	3,178,139
								100,031			3,223,999
		0	2,692,100	5,384,200	0	100,031	200,062				3,223,999
F. D’Amelio	2/27/2014								182,247	32.23	1,057,033
									145,150	32.23	1,055,241
								33,214			1,070,487
		0	1,170,500	2,341,000	0	33,214	66,428				1,070,487
M. Dolsten	2/27/2014								158,662	32.23	920,240
									126,366	32.23	918,681
								28,915			931,930
		0	1,170,500	2,341,000	0	28,915	57,830				931,930
G. Germano	2/27/2014								154,374	32.23	895,369
									122,951	32.23	893,854
								28,134			906,759
		0	1,170,500	2,341,000	0	28,134	56,268				906,759
J. Young	2/27/2014								154,374	32.23	895,369
									122,951	32.23	893,854
								28,134			906,759
		0	1,170,500	2,341,000	0	28,134	56,268				906,759

(1)	The amounts represent the threshold, target and maximum annual incentive award payout for the January 1, 2014–December 31, 2014 performance period. The actual 2014 payout is reported in the “2014 Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column.
(2)	The amounts represent the threshold, target and maximum share payouts under our Performance Share Awards for the January 1, 2014–December 31, 2016 performance period. The payment for threshold performance is 0%.
(3)	Consistent with historical practice, long-term incentive grant values are converted into units using the closing stock price on the first trading day of the week of grant. The PSA and RSU award values were converted into units using the closing stock price of $31.99 on February 24, 2014; the 5-Year and 7-Year TSRU award values were converted using $5.83 and $7.32, respectively, the estimated values using the Monte Carlo Simulation model as of February 24, 2014. PSAs and RSUs generally vest three years from the grant date. The 5-Year and 7-Year TSRUs also generally vest three years from the grant date and are settled five and seven years from the grant date, respectively.
(4)	The amounts shown in this column represent the award values as of the grant date. The values for the RSUs, PSAs, 5-Year and 7-Year TSRUs are shown at the respective fair values of $32.23, $32.23, $5.80 and $7.27, as of February 27, 2014.

2015 PROXY STATEMENT	77

COMPENSATION TABLES

The following table summarizes the equity awards we have made to our NEOs that were outstanding as of December 31, 2014.

2014 Outstanding Equity Awards at Fiscal Year-End Table

Name (A)		Option/TSRU Awards(2)							Stock Awards(2)
Grant Date/ Performance Share Period(1)		Number of Securities Underlying Unexercised Options Exercisable (#) (B)	Number of Securities Underlying Unexercised Options Unexercisable (#) (C)	Number of Securities Underlying Unexercised TSRUs Vested (#)(B)	Number of Securities Underlying Unexercised TSRUs Unvested (#) (C)	Equity Incentive Plan Awards: Number of Securities Under- lying Un- exercised Unearned Options (#)(D)	Option/ TSRU Exercise Price ($) (E)	Option/ TSRU Expi- ration Date (F)	Number of Shares or Units of Stock That Have Not Vested (#) (G)	Market Value of Shares or Units of Stock That Have Not Vested ($) (H)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (I)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (J)
I. Read
2/22/2007		250,000					25.87	2/21/2017
9/28/2007		25,000					24.43	9/27/2017
2/25/2010				197,072			17.69	2/25/2015
2/24/2011				584,112			18.90	2/24/2016
2/24/2011				483,559			18.90	2/24/2018
2/24/2011	(3)			420,000			20.90	2/24/2018
2/23/2012					788,835		21.03	2/23/2017	168,474	5,247,980
2/23/2012					668,724		21.03	2/23/2019
2/28/2013					649,780		27.37	2/28/2018	116,582	3,631,532
2/28/2013					539,305		27.37	2/28/2020
2/27/2014					548,885		32.23	2/27/2019	102,721	3,199,762
2/27/2014					437,158		32.23	2/27/2021
1/1/2012-12/31/2014											153,157	4,770,841
1/1/2013-12/31/2015											109,911	3,423,728
1/1/2014-12/31/2016											100,031	3,115,966
F. D’Amelio
9/28/2007		292,000					24.43	9/27/2017
2/25/2010				197,072			17.69	2/25/2015
2/24/2011				210,280			18.90	2/24/2016
2/24/2011				174,081			18.90	2/24/2018
2/23/2012					218,447		21.03	2/23/2017	46,655	1,453,297
2/23/2012					185,185		21.03	2/23/2019
2/28/2013					209,251		27.37	2/28/2018	37,543	1,169,474
2/28/2013					173,675		27.37	2/28/2020
2/27/2014					182,247		32.23	2/27/2019	34,107	1,062,440
2/27/2014					145,150		32.23	2/27/2021
1/1/2012-12/31/2014											42,413	1,321,165
1/1/2013-12/31/2015											35,395	1,102,554
1/1/2014-12/31/2016											33,214	1,034,616
M. Dolsten
2/25/2010				146,396			17.69	2/25/2015
2/24/2011				210,280			18.90	2/24/2016
2/24/2011				174,081			18.90	2/24/2018
2/23/2012					218,447		21.03	2/23/2017	46,655	1,453,297
2/23/2012					185,185		21.03	2/23/2019
2/28/2013					198,238		27.37	2/28/2018	35,567	1,107,919
2/28/2013					164,534		27.37	2/28/2020
2/27/2014					158,662		32.23	2/27/2019	29,693	924,924
2/27/2014					126,366		32.23	2/27/2021
1/1/2012-12/31/2014											42,413	1,321,165
1/1/2013-12/31/2015											33,532	1,044,522
1/1/2014-12/31/2016											28,915	900,702

78	2015 PROXY STATEMENT

COMPENSATION TABLES

Name (A)	Option/TSRU Awards(2)							Stock Awards(2)
Grant Date/ Performance Share Period(1)	Number of Securities Underlying Unexercised Options Exercisable (#) (B)	Number of Securities Underlying Unexercised Options Unexercisable (#) (C)	Number of Securities Underlying Unexercised TSRUs Vested (#)(B)	Number of Securities Underlying Unexercised TSRUs Unvested (#) (C)	Equity Incentive Plan Awards: Number of Securities Under- lying Un- exercised Unearned Options (#)(D)	Option/ TSRU Exercise Price ($) (E)	Option/ TSRU Expi- ration Date (F)	Number of Shares or Units of Stock That Have Not Vested (#) (G)	Market Value of Shares or Units of Stock That Have Not Vested ($) (H)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (I)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (J)
G. Germano
2/25/2010			83,333			17.69	2/25/2015
2/24/2011			163,551			18.90	2/24/2016
2/24/2011			135,397			18.90	2/24/2018
2/23/2012				169,903		21.03	2/23/2017	36,287	1,130,346
2/23/2012				144,033		21.03	2/23/2019
2/28/2013				165,198		27.37	2/28/2018	29,639	923,255
2/28/2013				137,112		27.37	2/28/2020
2/27/2014				154,374		32.23	2/27/2019	28,891	899,942
2/27/2014				122,951		32.23	2/27/2021
1/1/2012-12/31/2014										32,988	1,027,576
1/1/2013-12/31/2015										27,943	870,424
1/1/2014-12/31/2016										28,134	876,374
J. Young
2/23/2006	31,500					26.20	2/22/2016
2/22/2007	41,700					25.87	2/21/2017
2/25/2010			49,364			17.69	2/25/2015
2/24/2011			52,570			18.90	2/24/2016
2/24/2011			43,520			18.90	2/24/2018
2/23/2012				51,578		21.03	2/23/2017	11,016	343,133
2/23/2012				43,724		21.03	2/23/2019
2/28/2013				121,145		27.37	2/28/2018	21,736	677,069
2/28/2013				100,548		27.37	2/28/2020
2/27/2014				154,374		32.23	2/27/2019	28,891	899,942
2/27/2014				122,951		32.23	2/27/2021
1/1/2012-12/31/2014										10,014	311,936
1/1/2013-12/31/2015										20,492	638,326
1/1/2014-12/31/2016										28,134	876,374

(1)	For better understanding of this table, we have included an additional column showing the grant dates of stock options, TSRUs and RSUs and the associated performance periods for the PSAs.
(2)	Stock options become exercisable in accordance with the vesting schedule below:

Grant Date	Vesting
2/23/2006	Full vesting after 3 years
2/22/2007	Full vesting after 3 years
9/28/2007	1/3 per year in years 1, 2 and 3—Mr. D’Amelio
9/28/2007	Full vesting after 3 years—Mr. Read

TSRUs vest and are settled in accordance with the schedule below:

Grant Date	Vesting
2/25/2010	Full vesting after 3 years and payable after 5 years
2/24/2011	Full vesting after 3 years and payable after 5 years or 7 years
2/23/2012	Full vesting after 3 years and payable after 5 years or 7 years
2/28/2013	Full vesting after 3 years and payable after 5 years or 7 years
2/27/2014	Full vesting after 3 years and payable after 5 years or 7 years

RSUs vest in accordance with the schedule below:

Grant Date	Vesting
2/23/2012	Full vesting after 3 years
2/28/2013	Full vesting after 3 years
2/27/2014	Full vesting after 3 years

(3)	Mr. Read received Premium-Priced 7-Year TSRUs at a grant price of $20.90, a 25% premium over the market price of our common stock on the date of grant. The other terms of this grant are identical to those described in the “2014 Elements of Executive Compensation” above.

2015 PROXY STATEMENT	79

COMPENSATION TABLES

The following Option/TSRU Exercises and Stock Vested Table provides additional information about the value realized by the NEOs on option/TSRU award exercises/settlements and stock/unit award vestings during 2014.

2014 Option/TSRU Exercises and Stock Vested Table

Name	TSRU Awards			Option Awards		Restricted Stock/Restricted Stock Units			Performance Shares 2011-2013 Paid February 2014(1)
	Number of Shares Acquired on Exercise (#)	Number of Shares Withheld to Cover Taxes (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Number of Shares Withheld To Cover Taxes (#)	Value Realized on Vesting ($)(4)	Number of Shares Acquired on Vesting (#)	Number of Shares Withheld to Cover Taxes (#)	Value Realized on Vesting ($)(4)
I. Read	192,882	92,973	6,104,895	–	–	178,748	0(3)	5,718,150	179,394	90,681	5,738,814
F. D’Amelio	198,965	102,607	6,286,417	–	–	84,203	38,893	2,693,658	64,581	33,305	2,065,946
M. Dolsten	–	–	–	–	–	76,227	0(3)	2,438,490	64,581	28,792	2,065,946
G. Germano	–	–	–	–	–	41,364	0(3)	1,323,226	50,231	19,668	1,606,890
J. Young	43,857	23,449	1,390,323	21,600	79,628	13,295	0(3)	425,316	16,145	7,642	516,479

(1)	The PSAs earned were determined based on relative TSR performance over the 2011-2013 performance period and were paid in February 2014.
(2)	Includes TSRUs vested on February 26, 2012 and settled on February 26, 2014 at $31.99 for Messrs. Read, D’Amelio and Young; TSRUs vested on October 30, 2012 and settled on October 30, 2014 at $29.84 for Messrs. Read and D’Amelio; and TSRUs vested on December 31, 2012 and settled on December 31, 2014 at $31.15 for Mr. Young. In addition, Mr. Young exercised 21,600 stock options from his February 24, 2005 stock option grant on November 7, 2014 with an exercise price of $29.89.
(3)	Due to IRC Section 162(m), which applies to our CEO and the NEOs (excluding the CFO), when RSUs vest, the payment of shares is automatically deferred until the earlier of the time it can be reasonably expected that the NEO is no longer subject to IRC Section 162(m) or the January 31st following termination of employment (but paid no earlier than the first day following the sixth-month anniversary of such termination of employment).
(4)	The RSUs vested on February 24, 2014 at $31.99 for all NEOs. Performance Shares were paid on February 26, 2014 at $31.99.

RETIREMENT BENEFITS

The following 2014 Pension Benefits Table shows the present value of accumulated benefits payable to each of our NEOs (other than Mr. Young) under the Pfizer Consolidated Pension Plan (the Pension Plan), which retains both the Pfizer and legacy company pension formulas, including: the Wyeth Retirement Plan U.S. (the Wyeth Retirement Plan) formulas and the related non-funded Pfizer Supplemental Retirement Plan (the Supplemental Pension Plan) and the Wyeth Supplemental Retirement Plan (collectively, the Supplemental Plans). Except for Mr. Young, pension benefits earned in 2014 for all eligible U.S. and Puerto Rico-based employees, including the eligible NEOs, were provided under the Pfizer pension formula. The amounts reported for Mr. Young represent the benefits earned under the Pfizer Group Pension Scheme (the U.K. Pension Plan) and the related Unfunded Unapproved Retirement Benefits Scheme (the U.K. Supplemental Plan, together the U.K. Plans) in which he participated until August 2012 when he transferred to the U.S. Under the terms of the U.K. Plans, upon his departure from the U.K., Mr. Young ceased accruing service credits and his compensation taken into account under the U.K. Plans was frozen. As previously noted, the increase in Mr. Young’s accrued benefits shown in the 2014 Summary Compensation Table is solely due to the application of the statutory limited price inflation applicable to deferred benefits under the U.K. Plans and the impact of lower interest rates (in calculating the equivalent lump sum value) on the pension value.

2014 Pension Benefits Table

Name	Plan Name	Number of	Age 65 Single-	Present Value of	Payments	Immediate	Lump Sum
		Years of	Life Annuity	Accumulated	During Last	Annuity Payable	Value
		Credited	Payment	Benefit	Fiscal Year	on 12/31/2014	($)(2)
		Service (#)	($)	($)(1)	($)	($)
I. Read(3)	Pension Plan	35	138,145	2,012,341	–	138,145	1,984,027
	Supplemental Plan		2,679,106	39,008,247	–	2,679,106	38,477,096
F. D’Amelio	Pension Plan	7	29,011	260,504	–	15,086	250,208
	Supplemental Plan(4)		596,068	5,312,219	–	309,955	5,140,901
M. Dolsten(5)	Pension Plan	6	27,773	264,844	–	12,524	247,134
	Supplemental Plan		252,288	2,390,871	–	113,719	2,211,682
G. Germano(6)	Pension Plan	27	121,509	1,109,448	–	–	–
	Supplemental Plan		899,894	8,050,996	–	–	–
J. Young(7)	U.K. Pension Plan	23	698,134	7,403,828	–	–	–
	U.K. Supplemental Plan	1	26,097	311,740	–	–	–

(1)	The present value of these benefits is based on the December 31, 2014 assumptions as shown below, used in determining our annual pension expense for fiscal 2015.
(2)	These amounts reflect the values of annuities if paid as a lump sum benefit as of January 1, 2015, only for NEOs eligible to commence an annuity (those at least age 55) as of December 31, 2014.
(3)	The amount for Mr. Read reflects his attainment of the “Rule of 90” (age plus service greater than or equal to 90) in November 2010. This provides him with an unreduced pension benefit upon his retirement.

80	2015 PROXY STATEMENT

COMPENSATION TABLES

(4)	Mr. D’Amelio’s supplemental plan benefits reflect the inclusion of an additional six years of benefit accrual service for pension purposes that were provided under the terms of his offer letter in 2007. The amounts shown include $281,285 in the Supplemental Pension Plan Age 65 Single-Life Annuity Payment and $2,506,845 in the Supplemental Pension Plan Present Value of Accumulated Benefits, both of which are attributable to the additional six years of service.
(5)	Prior to 2012, the retirement benefits for Dr. Dolsten were based on the provisions of the Wyeth Retirement Plan and the Wyeth Supplemental Retirement Plan formula.
(6)	Prior to 2012, the retirement benefits for Mr. Germano were based on the provisions of the Wyeth Retirement Plan and the Wyeth Supplemental Retirement Plan formula. Under the terms of Mr. Germano’s offer letter, Pfizer will provide an annual pension make-up equal to the difference, if any, between $547,000 and the respective straight-line pension plan annuity payable from the plans at the time of his separation.
(7)	Mr. Young transferred from the U.K. to the U.S. in August 2012 and the table reflects benefits accrued during his participation in the U.K. Plans. The amount reported represents the present value of the accrued benefit, payable at age 65. Due to changes in the U.K. pension laws, Mr. Young ceased participation in the U.K Pension Plan and commenced participation in the U.K. Supplemental Plan on April 1, 2011. He does not participate in Pfizer’s U.S. Pension Plans or any of the legacy supplemental pension plans. The benefits were converted from GBP to USD using exchange rates (£ per $1) of 0.604814 and 0.641560 as of 12/31/13 and 12/31/14, respectively.

THE PENSION PLAN AND SUPPLEMENTAL PENSION PLAN SUMMARY

The Pension Plan is a funded, tax-qualified, non-contributory defined benefit pension plan that covers certain employees, including the NEOs. The following table summarizes the pension plan including the legacy plan benefits for our NEOs.

Pfizer’s Pension Plan(1)
Name	Time Frame	Plans	Pension Earnings	Formula	Form of Payment
All NEOs (excluding J. Young)	Current	Pension Plan/ Supplemental Pension Plan	Highest five-calendar year average salary and bonus earned for the year Earnings up to the tax limit are accrued under the Pension Plan; excess earnings are accrued under the Supplemental Pension Plan	Pfizer formula: Greater of (1.4% of Pension Earnings) x years of service; and (1.75% of Pension Earnings –1.5% primary social security benefit) x years of service(1) (capped at 35)	Annuity or Lump sum (if retirement eligible)

Legacy Plans
Name	Time Frame	Plans	Pension Earnings	Formula	Form of Payment
M. Dolsten and G. Germano	Pension benefits earned prior to January 2012	Wyeth Retirement Plan/Wyeth Supplemental Retirement Plan	Highest five-year average salary of the last 10 years and bonus paid during the year	(2% of Pension Earnings –1/60th of annual primary social security benefit) x years of service (capped at 30)	Annuity or Lump sum
J. Young(2)	Pension benefits earned prior to August 2012	U.K. Pension Plan/ U.K. Supplemental Plan	Basic salary	After 2010–1.75% of Pension Earnings x years of service Prior to 2011–2.22% of Pension earnings x years of service	Annuity

(1)	Compensation covered by the Pension Plan and the related Supplemental Pension Plan for 2014 equals the sum of the amounts set forth for 2014 in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the “2014 Summary Compensation Table”.
(2)	A different formula applied to benefits earned prior to 2011. The total amount is shown in the “2014 Pension Benefits Table”.

General

Contributions to the Pension Plan are made entirely by Pfizer and are paid into a trust fund from which benefits are paid.

The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2014, the annual limitation was $260,000. The Pension Plan also currently limits pensions paid under the Pension Plans to an annual maximum benefit in 2014 of $210,000, payable at age 65 in accordance with IRC requirements. Under the Supplemental Plans, Pfizer provides, out of its general assets, amounts substantially equal to the difference between the amount that would have been paid in the absence of these IRC limits and the amount that may be paid under the Pension Plan. The Supplemental Plans are non-funded; however, in certain circumstances Pfizer has established and funded trusts to secure obligations to make payments under the Supplemental Plans.

2015 PROXY STATEMENT	81

COMPENSATION TABLES

The present value of accumulated benefits has been computed based on the assumptions as of December 31, 2014 in the following table, which was used in developing our financial statement disclosures:

Pension Plan Assumptions(1)

Assumptions As Of	12/31/2012	12/31/2013	12/31/2014
Discount Rate	4.30% for qualified pension plans, 3.90% for non-qualified pension plans	5.20% for qualified pension plans, 4.80% for non-qualified pension plans	4.20% for qualified pension plans, 4.00% for non-qualified pension plans
Lump Sum Interest Rate	For Pfizer, rates based on implied forward rates developed from the December 2012 full yield curve published by the IRS in January 2013. For legacy Wyeth, 125% of the conversions used for Pfizer	For Pfizer, rates based on implied forward rates developed from the December 2013 full yield curve published by the IRS in January 2014. For legacy Wyeth, 125% of the conversions used for Pfizer	For Pfizer, rates based on implied forward rates developed from the November 2014 full yield curve published by the IRS in December 2014 adjusted for movements in the Mercer Yield Curve spot rates during December 2014. For legacy Wyeth, 125% of the conversions used for Pfizer
Percent Electing Lump Sum	80%/70%(2) – Pfizer 85% – Wyeth	80%/70%(2) – Pfizer 65% – Wyeth	80%/70%(2) – Pfizer 65% – Wyeth
Mortality Table for Lump Sums	For Pfizer and legacy Wyeth, unisex mortality table specified by IRS Revenue Ruling 2007-67, based on RP 2000 table, with projected mortality improvements (7-15 years)	For Pfizer and legacy Wyeth, unisex mortality table specified by IRS Revenue Ruling 2007-67, based on RP 2000 table, with projected mortality improvements (7-15 years)	For Pfizer and legacy Wyeth, unisex mortality table specified by IRS Revenue Ruling 2007-67, based on RP 2000 table, with projected mortality improvements (7-15 years)
Mortality Table for Annuities	Separate annuitant and non-annuitant rates for the 2013 plan year, as set forth in regulation 1.412(l)(7)-1	Separate annuitant and non-annuitant rates for the 2014 plan year, as set forth in regulation 1.412(l)(7)-1	RP-2014 annuitant mortality table, adjusted to remove post-2007 improvement projections
Mortality Improvement Scale for Annuities	N/A	N/A	MP-2014 projection scale, adjusted to use a 10-year grade down period and a 0.75% ultimate annual improvement rate

(1)	These assumptions are also used to determine the change in pension value in the “2014 Summary Compensation Table”.
(2)	80% relates to the Pension Plan and 70% relates to the Supplemental Plan. Only applies to the extent the executive is eligible to receive a lump sum.

We have included an additional column titled “Age 65 Single-Life Annuity Payment” in the 2014 Pension Benefits Table. The amounts listed in this column represent the amount payable to the executive upon attaining age 65, assuming termination of employment on December 31, 2014. We have also added a column showing the immediately payable pension benefit as well as a column showing the lump sum value of that benefit for those NEOs who meet the criteria for benefit commencement under the pension plans. Lump sum interest rates as of January 1, 2015 are 1.40% for annuity payments expected to be made during the first 5 years, 3.98% for payments between 5 and 20 years, and 5.04% for payments made after 20 years.

Early Retirement Provisions

Under the Pension Plan and Supplemental Pension Plans, the normal retirement age is 65. Under the Pension Plan (Pfizer formula), if a participant terminates employment with an age and years of service combination equal to or greater than 90, the employee is entitled to receive either an annuity or an equivalent lump sum that is unreduced under the terms of the Pension Plan or the Supplemental Pension Plan for early payment. Mr. Read attained this milestone during 2010. If an employee retires on or after age 55 with 10 or more years of service, that participant may elect to receive either an early retirement annuity or lump sum payment, reduced by 4% per year (prorated for partial years) for each year between benefit commencement and age 65. If an employee does not satisfy any of the above criteria and has three years of vesting service under the Pension Plan, that participant may elect to receive an annuity starting on or after age 55, reduced by 6% per year for each year (prorated for partial years) prior to age 65; a lump sum payment is not available from the qualified Pension Plan under these circumstances.

Board Policy on Pension Benefits for Executives

The Board has a policy providing that it will seek shareholder approval prior to the payment of amounts to any senior executive from the Company’s defined benefit pension plans if his or her benefit, computed as a single life annuity, will exceed 100% of the senior executive’s final average salary, as calculated at the discretion of the Committee. This policy applies to all benefit accruals after January 1, 2006. For purposes of this policy, “final average salary” means the average of the highest five calendar years’ earnings (as defined by the Committee and not based on the legacy pension plan definition), where earnings include salary earned during the year and annual cash incentives (or bonus) earned for the year.

82	2015 PROXY STATEMENT

COMPENSATION TABLES

2014 Non-Qualified Deferred Compensation Table(1)

The following Non-Qualified Deferred Compensation Table summarizes activity during 2014 and account balances in our various non-qualified savings and deferral plans for our NEOs. The following plans and programs permit the executives to defer amounts previously earned on a pre-tax basis: Pfizer Inc. Nonfunded Deferred Compensation and Supplemental Savings Plan (PSSP), the GPP, PSAs and, prior to 2012, the Wyeth Deferred Compensation Plan (Wyeth DCP). Other than employer contributions to the PSSP, the account balances in these plans are generally attributable to deferrals of previously earned compensation and the earnings on those amounts. In addition to employee deferrals, the PSSP has two types of company contributions—a Company matching contribution and the RSC described in more detail below. The PSSP is a non-qualified supplemental savings plan that provides for the deferral of compensation that otherwise could have been deferred under the related tax-qualified 401(k) plan but for the application of certain IRC limitations, related Company matching contributions based on the executive’s contributions and the RSC. Of the NEOs, only Mr. Young is currently eligible for the RSC.

Name	Plan(2)	Executive Contributions In 2014 ($)	Pfizer Contributions in 2014 ($)(4)	Aggregate Earnings in 2014 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/14 ($)(5)
I. Read	PSSP	297,300	222,975	259,688	—	5,555,034
	Deferred GPP	—	—	—	—	—
	Deferred PSA	—	—	301,484	—	6,108,416
	Deferred RSU(3)	5,718,150	—	572,879	—	17,419,373
	Total:	6,015,450	222,975	1,134,051	—	29,082,823
F. D’Amelio	PSSP	159,525	119,644	146,400	—	2,562,762
	Deferred GPP	—	—	—	—	—
	Total:	159,525	119,644	146,400	—	2,562,762
M. Dolsten	PSSP	135,450	101,588	48,879	—	855,797
	Deferred GPP	—	—	—	—	—
	Deferred RSU(3)	2,438,490	—	251,342	—	7,571,072
	Total:	2,573,940	101,588	300,221	—	8,426,869
G. Germano	PSSP	117,900	88,425	45,676	—	959,735
	Deferred GPP	—	—	—	—	—
	Deferred RSU(3)	1,323,226	—	201,643	—	5,430,516
	Wyeth DCP	—	—	32,313	(296,876)	490,036
	Total:	1,441,126	88,425	279,632	(296,876)	6,880,287
J. Young	PSSP	111,300	250,425	26,133	—	480,865
	Deferred GPP	—	—	—	—	—
	Deferred RSU(3)	425,316	—	22,074	—	879,553
	Total:	536,616	250,425	48,207	—	1,360,418

(1)	Contribution amounts in this table have been reflected in the “2014 Summary Compensation Table” and prior years’ summary compensation tables, as applicable. Aggregate earnings are not reflected in the 2014 Summary Compensation Table and were not reflected in prior years’ summary compensation tables.
(2)	The PSSP contributions were based on the executive’s deferral election and the salary shown in the “2014 Summary Compensation Table,” as well as annual incentive awards paid in 2014, previously reported in 2013. The reported PSSP values include legacy Wyeth Supplemental Employee Savings Plan (Wyeth SESP) earnings and balances for Dr. Dolsten and Mr. Germano.
(3)	Represents RSU awards vested during 2014 that were mandatorily deferred to avoid the loss of a tax deduction due to IRC Section 162(m). Further information regarding the RSU vesting is reported in the “2014 Option/TSRU Exercises and Stock Vested” table earlier in this Proxy Statement.
(4)	Represents Company matching contributions and RSC earned in 2014 and reported in the “2014 Summary Compensation Table” under the “All Other Compensation” column.
(5)	Amounts reported in the Aggregate Balance column reflect the cumulative value of the NEOs’ deferral activities, including employee contributions, Company matching contributions/RSC, withdrawals and investment earnings thereon as of December 31, 2014. The amounts reported do not include the fourth quarter 2014 matching contributions or the RSC earned in 2014 because they were credited in early 2015; such amounts are included in this table under the “Pfizer Contributions in 2014” column and in the “2014 Summary Compensation Table” under the “All Other Compensation” column in 2014 (based on the year contributions were earned).

PFIZER SAVINGS PLANS

General

The Company provides the Pfizer Savings Plan to U.S. and Puerto Rico-based employees and the PSSP to employees who meet the eligibility requirements. Contribution amounts are reflected in the 2014 Summary Compensation Table or prior years’ summary compensation tables, as applicable, however, earnings have not been included. These plans are described in more detail below.

The tax law also limits the “additions” that can be made to a participating employee’s account to $52,000 per year (for 2014). “Additions” include matching contributions, RSC, before-tax contributions, Roth 401(k) contributions and after-tax contributions.

The tax law also limits the amounts that may be allocated to tax-qualified savings plans and the amount of compensation that can be taken into account in computing benefits under the Savings Plan. The 2014 maximum before-tax and Roth 401(k) contribution limit was $17,500 per year (or $23,000 per year for eligible participants age 50 and over). In addition, no more than $260,000 of regular earnings may be taken into account in computing benefits under the Savings Plan.

2015 PROXY STATEMENT	83

COMPENSATION TABLES

Savings Plan

The Savings Plan is a tax-qualified retirement savings plan. Participating employees may contribute up to 30% of “regular earnings” on a before-tax basis, Roth 401(k) basis and after-tax basis, into their Savings Plan accounts, subject to tax law limitations. “Regular earnings” for the Savings Plan include both salary and bonus. In addition, under the Savings Plan, we generally match an amount equal to one dollar for each dollar contributed by participating employees on the first 3% of their regular earnings, and 50 cents for each additional dollar contributed on the next 3% of their regular earnings. Matching contributions are paid at the end of each quarter provided the employee is employed at the end of each quarter, and are immediately vested and are generally invested in our common stock for matching contributions earned in 2014 and earlier. Plan participants have the ability to immediately diversify the matching contributions. Beginning in 2015, the investment of matching contributions is participant directed.

In addition to the matching contributions, since 2011 the Company provides newly hired colleagues, rehires and transfers to the U.S. and Puerto Rico, the RSC, an age and service-weighted annual Company contribution that varies from 5% to 9% of eligible earnings. The RSC is invested in the same fund options selected for each employee’s contributions. The RSC vests upon three years of service and is only made if the employee is employed on December 31st of the respective year. As Mr. Young transferred to the U.S. in 2012, he is eligible for the RSC under the PSP and the PSSP.

Supplemental Savings Plan

The PSSP is intended to provide crediting of Company contributions equal to the difference between the amount actually allocated under the Savings Plan and the amount that would have been allocated to an employee’s account, if the limits described in the preceding paragraphs under “Pfizer Savings Plans—General” did not exist. Under the PSSP, participants can elect to defer up to 30% of eligible wages on a before-tax basis. Generally, under the PSSP, contributions plus earnings are paid out of general assets of the Company. Participants can elect to receive payments as a lump sum or in one to twenty annual installments following termination from service. Participants who do not make an election receive a lump sum payment. In certain circumstances, we have established and funded rabbi trusts to meet our obligations under the PSSP.

In addition, prior to 2012, Dr. Dolsten and Mr. Germano participated in the Wyeth Supplemental Employee Savings Plan (Wyeth SESP), a non-funded, non-qualified supplemental savings plan. In certain circumstances, we have established and funded rabbi trusts to meet our obligations under the Wyeth SESP.

Amounts deferred, if any, under the PSSP by the NEOs for 2014 are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the 2014 Summary Compensation Table. In the Non-Qualified Deferred Compensation table, PSSP values (including the legacy Wyeth SESP values for Dr. Dolsten and Mr. Germano) are shown for each NEO. Executive contributions reflect the percent of salary and bonus the executive has elected to defer under the PSSP. Matching contributions and RSC (if applicable) are shown in the “Pfizer Contributions” column of the table. For the NEOs, the Company’s matching contributions and RSC, if applicable, under the Savings Plan and the PSSP are also shown in the “All Other Compensation” column of the 2014 Summary Compensation Table. The “Aggregate Earnings” column for the PSSP in the above table represents the amount by which the PSSP (including the legacy Wyeth SESP for Dr. Dolsten and Mr. Germano) balances changed in the past fiscal year, net of employee and employer contributions.

84	2015 PROXY STATEMENT

COMPENSATION TABLES

ESTIMATED BENEFITS UPON TERMINATION

The following table shows the estimated benefits payable upon a hypothetical termination of employment under the Executive Severance Plan and under various termination scenarios as of December 31, 2014.

Estimated Benefits Upon Various Termination Scenarios

Name	Severance(1)	Other(2)	Termination Without Cause		Termination On Change in Control		Death or Disability
	(A) ($)	(B) ($)	Long-Term	Total	Long-Term	Total	Long-Term
			Award Payouts(3)(6)	(A+B+C)	Award Payouts(4)(6)	(A+B+D)	Award Payouts(5)(6)
			(C) ($)	($)	(D) ($)	($)	($)
I. Read	9,034,200	17,502	40,832,810	49,884,512	48,604,943	57,656,645	48,604,943
F. D’Amelio	2,445,500	22,941	10,821,691	13,290,132	14,423,373	16,891,814	14,423,373
M. Dolsten	2,355,500	22,941	10,603,902	12,982,343	13,920,704	16,299,145	13,920,704
G. Germano	4,194,750	22,107	8,489,031	12,705,888	11,414,817	15,631,674	11,414,817
J. Young	3,995,904	25,064	3,837,007	7,857,975	6,192,919	10,213,887	6,192,919
(1)	These amounts represent severance equal to the greater of: (a) one year’s pay (defined as base salary and target bonus) or (b) 13 weeks pay plus 3 weeks pay per year of service, subject to a maximum of 104 weeks. These amounts do not include payments, if any, under the GPP. Under the GPP, the individual would receive, in addition to the severance payment, a pro-rata portion of his target award provided certain performance targets are achieved.
(2)	These amounts represent the Company cost of 12 months of active employee medical and life insurance coverage.
(3)	These amounts represent the value of long-term incentive awards that settle for TSRUs or vest for RSUs and PSAs, upon termination of employment without cause using our closing stock price of $31.15 on December 31, 2014.
(4)	These amounts represent the value of long-term incentive awards that settle for TSRUs or vest for RSUs and PSAs, upon termination of employment following a change in control using our closing stock price of $31.15 on December 31, 2014.
(5)	These amounts represent the value of long-term incentive awards that settle for TSRUs or vest for RSUs and PSAs, upon termination of employment due to death or disability using our closing stock price of $31.15 on December 31, 2014.
(6)	These amounts do not include the value of the vested equity awards as of December 31, 2014.

The NEOs are eligible for the following potential payments upon death, disability, retirement and a change in control (subject to the plan provisions):

Payments Made Upon Disability

Under our Pfizer benefits program, eligible employees, including the NEOs, are provided with Company-paid long-term disability coverage of 50% of total pay and may buy an increased level of coverage of up to 70% of total pay (maximum $500,000), subject to a $350,000 annual benefit limit. Health and life insurance benefits are provided for 24 months. Pension Plan and Supplemental Pension Plan benefit accruals will cease for those who begin to receive long-term disability benefits due to an injury or illness incurred on or after January 1, 2012.

Under the Long-Term Incentive Program, in the event of disability:

•	RSUs immediately vest and are paid in full;

•	TSRUs immediately vest and are settled on the fifth or seventh anniversary of the date of grant;

•	PSAs immediately vest and are paid out at target; and

•	Outstanding stock options continue to vest and become exercisable for the full option term, provided the executive remains totally and permanently disabled.

Payments Made Upon Death

Under our Pfizer benefits program, eligible employees, including the NEOs, have the ability to purchase life insurance benefits of up to eight times pay (salary plus bonus), (subject to evidence of insurability requirements) to a maximum benefit of $4.0 million. Pfizer provides coverage equal to one times pay (salary plus bonus) with a maximum cap of $2.0 million at no cost to the employee. Upon death of an employee, pension benefits and deferred compensation are payable in accordance with the plans and the executive’s election (if any).

Under the Long-Term Incentive Program, in the event of death:

•	RSUs immediately vest and are paid in full;

•	TSRUs immediately vest and are immediately settled;

•	PSAs immediately vest and are paid out at target; and

•	Outstanding stock options are exercisable for the full term of the option if the participant was eligible for retirement (55 years of age with 10 years of service); if not, the stock options remain exercisable for up to two years.

2015 PROXY STATEMENT	85

COMPENSATION TABLES

Payments Made Upon Retirement

Under the Long-Term Incentive Program, if a participant retires (after attaining age 55 with at least 10 years of service) after the first anniversary of the grant date:

•	RSUs granted in 2014 and 2015 will continue to vest and be paid at the end of the original vesting period. RSUs granted prior to 2014 are prorated based on service subsequent to the grant date and paid at separation subject to any required 409A payment delay;

•	TSRUs continue to vest and are settled on the fifth or seventh anniversary of the grant date;

•	Outstanding stock options are exercisable for the full term of the option; and

•	PSAs granted in 2014 and 2015 will continue to vest and PSAs granted prior to 2014 are prorated based on service subsequent to the grant date. All PSAs are paid at the end of the performance period based on Pfizer’s performance against the metrics for the grant.

If the retirement occurs prior to the first anniversary of the grant date, the unvested portion of these long-term incentive awards is forfeited. Vested TSRUs will be settled on the fifth or seventh anniversary of the grant date, and vested stock options are exercisable for the full term of the option. Based on age and years of service, Mr. Read is the only active NEO currently eligible for retirement treatment and would have received $39,063,708 under his long-term incentive awards as of December 31, 2014 had he retired on that date. This amount does not include $26,045,298 representing the current value of his vested TSRUs. The actual amount received from his long-term awards will be determined on the settlement date (TSRUs and PSAs) and vesting date (RSUs) based on the values at the respective time and is not tied to retirement or other separation from service.

See “Pension and Savings Plans” and “Retiree Health Care Benefits” for further information on health care, pension and savings plan benefits under Pfizer’s plans.

Payments Made Upon Change in Control

Under the Long-Term Incentive Program, if a participant’s employment is terminated within 24 months following a change in control:

•	RSUs immediately vest and are paid in full;

•	Unvested TSRUs immediately vest and are settled;

•	PSAs immediately vest and are paid out at target; and

•	Outstanding stock options are exercisable for the remainder of the option term.

86	2015 PROXY STATEMENT

COMPENSATION TABLES

This table provides certain information as of December 31, 2014 with respect to our equity compensation plans:

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	(A)	(B)	(C)
	Number of Securities To Be	Weighted-Average Exercise Price	Number Of Securities Remaining
	Issued Upon Exercise of	of Outstanding Options,	Available For Future Issuance
	Outstanding Options,	Warrants and Rights	Under Equity Compensation Plans
	Warrants and Rights		(Excluding Securities Reflected
			in Column (A))
Equity compensation plans approved by security holders	336,856,752(1)	$23.97	594,964,006(2)
Equity compensation plans not approved by security holders	0	N/A	0
Total	336,856,752	$23.97	594,964,006
(1)	This amount includes the following:
	•	249,112,296 shares issuable upon the exercise of outstanding stock options, of which 249,108,496 were granted from the Pfizer Inc. 2004 Stock Plan, as amended and restated (the 2004 Stock Plan), with a weighted average exercise price of $24.05 and 3,800 were granted from the 2014 Plan with a weighted average exercise price of $31.28.
	•	4,089,946 shares issuable pursuant to outstanding share awards that have been granted under the 2004 Stock Plan, but not yet earned as of December 31, 2014. The number of shares, if any, to be issued pursuant to such outstanding awards will be determined by a formula that measures our performance, in terms of total shareholder return, over the applicable performance period relative to the performance of the pharmaceutical peer group, as discussed above. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (B).
	•	18,876,754 shares issuable pursuant to outstanding share awards that have been granted under the 2004 Stock Plan, but not yet earned as of December 31, 2014. The number of shares, if any, to be issued pursuant to such outstanding awards will be determined on the achievement of predetermined goals related to Pfizer’s long-term product portfolio during a five year performance period from the year of the grant date. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (B).
	•	29,935,705 shares subject to restricted stock units, of which 29,666,860 were granted under the 2004 Stock Plan and 268,845 were granted under the 2014 Stock Plan. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (B).
	•	20,934,987 non-vested shares and 13,907,064 vested shares pursuant to TSRUs granted under the 2004 Stock Plan with a weighted average exercise price of $23.41. The number of shares, if any, to be issued pursuant to outstanding TSRUs will be determined by the difference between the settlement price and the grant price, plus the dividends accumulated during the 5- or 7-year term. The settlement price is the 20-day average closing stock price ending on the fifth or seventh anniversary of the grant.
(2)	This amount represents the number of shares available (594,964,006) for issuance pursuant to stock options and awards that could be granted in the future under the 2014 Stock Plan. Under the 2014 Stock Plan, any option granted reduces the available number of shares on a one-to-one basis and any whole share award granted reduces the available number of shares on a three-to-one basis.

In 2000, Pfizer acquired Warner-Lambert Company and assumed the obligation to use 65,671 shares of Pfizer common stock pursuant to the Warner-Lambert 1996 Stock Plan in settlement of Warner-Lambert directors’ compensation that had been deferred by certain former Warner-Lambert directors prior to Pfizer’s acquisition of Warner-Lambert. Information regarding these shares is not included in the above table.

On October 15, 2009, Pfizer acquired Wyeth and assumed the Wyeth Management Incentive Plan (the MIP Plan), pursuant to which no subsequent awards have been or will be made. As of December 31, 2014, 18,178 Pfizer shares were issuable in settlement of the participants’ accounts, which will be delivered upon separation from Pfizer, subject to meeting the requirements of the MIP Plan. Information regarding these shares is not included in the above table.

2015 PROXY STATEMENT	87

COMPENSATION TABLES

FINANCIAL MEASURES

The following table contains reconciliations of 2014 and 2013 U.S. GAAP to non-GAAP revenues and U.S. GAAP diluted EPS to non-GAAP adjusted diluted EPS for annual incentive purposes relating to “Financial Results for Annual Incentive Purposes” within this Proxy Statement (Unaudited). These financial measures for annual incentive purposes utilize budget exchange rates and therefore are different from those utilized in our press releases and Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2014 Financial Report.

Financial Measures

(Billions, except per common share data)	2014	2013
GAAP Revenues	$49.6	$51.6
Foreign exchange impact relative to rates in effect for budget purposes	0.2	0.8
Exclusion of non-recurring items	0.3	0.0
Non-GAAP Revenues for Annual Incentive purposes	$50.1	$52.4

GAAP Diluted EPS*	$1.42	$3.19
Purchase accounting adjustments-net of tax	0.40	0.46
Acquisition-related costs-net of tax	0.02	0.06
Discontinued operations-net of tax	(0.01)	(1.54)
Certain significant items-net of tax	0.43	0.05
Non-GAAP Adjusted diluted EPS*	$2.26	$2.22
Foreign exchange impact relative to rates in effect for budget purposes	0.01	0.06
Exclusion of non-recurring items	0.04	(0.04)
Non-GAAP Adjusted diluted EPS for Annual Incentive purposes	$2.31	$2.24
*	For a full reconciliation of adjusted diluted EPS, see the 2014 Financial Report. Amounts may not add due to rounding.

88	2015 PROXY STATEMENT

Requirements for Submitting Proxy Proposals and Nominating Directors

Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2016 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at 235 East 42nd Street, New York, New York 10017-5755 by November 13, 2015. The proposal should be sent to the attention of the Corporate Secretary of the Company.

Under our By-laws, a shareholder must follow certain procedures to nominate a person for election as a Director or to introduce an item of business at an Annual Meeting of Shareholders (other than a shareholder proposal submitted under SEC rules). These procedures provide that a nomination or the introduction of an item of business at an Annual Meeting of Shareholders must be submitted in writing to the Corporate Secretary of the Company at our principal executive offices. We must receive written notice of your intention to nominate a Director or to propose an item of business at our 2016 Annual Meeting:

•	if the 2016 Annual Meeting is to be held within 25 days before or after the anniversary of the date of this year’s Annual Meeting (April 23, 2015), not less than 90 days nor more than 120 days in advance of the anniversary of the 2015 Annual Meeting; and

•	if the 2016 Annual Meeting is to be held on a date not within 25 days before or after such anniversary, no later than 10 days following the first to occur of the date on which notice of the date of the 2016 Annual Meeting is mailed or the public disclosure of the date of the 2016 Annual Meeting is made.

For any other meeting, the nomination or item of business must be received by the tenth day following the date that public disclosure of the date of the meeting is made.

Our Annual Meeting of Shareholders is generally held on the fourth Thursday of April. Assuming that our 2016 Annual Meeting is held on schedule, to be “timely” within the meaning of Rule 14a-4(c) under the Securities Exchange Act of 1934, we must receive written notice of your intention to introduce a nomination or other item of business at that Meeting between December 25, 2015, and January 24, 2016. If we do not receive written notice during that time period, or if we meet certain other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that Meeting will use their discretion in voting the proxies if any such matters are raised at the Meeting.

The nomination must contain the following information about the nominee (among other information, as specified in the By-laws):

•	name;
•	age;
•	business and residence addresses;
•	principal occupation or employment;
•	the class and number of shares of Pfizer stock owned (beneficially and of record) by the nominee;
•	the information that would be required under SEC rules in a proxy statement or other filing required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder; and
•	a signed consent of the nominee to serve as a Director of the Company, if elected.

Notice of a proposed item of business must include (among other information, as specified in the By-laws):

•	a brief description of the substance of (including the text of any resolutions proposed and, if such business includes a proposal to amend the By-laws, the text of the proposed amendment), and the reasons for conducting, such business at such Meeting; and

•	as to the shareholder proponent and the beneficial owner, if any, on whose behalf the proposal is being made:

–	the name and address of each such person and of any holder of record of the shareholder proponent’s shares as they appear on our records;

–	the class and number of all shares of Pfizer stock owned by each such person (beneficially and of record) with supporting documentation where appropriate;

–	any material interest of each such person, or any affiliates or associates of each such person, in such business; and

–	any other information relating to each such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by each such person with respect to the proposed business to be brought by each such person before the annual meeting pursuant to Section 14 of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

Any person considering introducing a nomination or other item of business should carefully review our By-laws.

2015 PROXY STATEMENT	89

Other Business

The Board is not aware of any matters that are expected to come before the 2015 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should properly come before the Annual Meeting, the Proxy Committee intends to vote the proxies in accordance with its best judgment.

The Chairman of the Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with our By-laws and the procedures described above under “Requirements for Submitting Proxy Proposals and Nominating Directors.”

Whether or not you plan to attend the Meeting, please vote by telephone, on the Internet, or by mail.

If you vote by telephone, the call is toll-free within the U.S., U.S. territories and Canada. No postage is required for mailing in the United States if you vote by mail using the enclosed prepaid envelope.

90	2015 PROXY STATEMENT

Annual Meeting Information

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
AND VOTING

WHY DID I RECEIVE THESE PROXY MATERIALS?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Pfizer Inc., a Delaware corporation, of proxies to be voted at our 2015 Annual Meeting of Shareholders and at any adjournment or postponement of the Meeting.

This Notice of Annual Meeting and Proxy Statement and a proxy or voting instruction card are being mailed or made available to shareholders starting on or about March 12, 2015.

WHEN AND WHERE WILL THE ANNUAL MEETING BE HELD?

The Meeting will take place on April 23, 2015, beginning at 8:30 a.m., Eastern Daylight Time, at the Hilton Short Hills Hotel, 41 John T. Kennedy Parkway, Short Hills, New Jersey 07078.

Shareholders will be admitted to the Annual Meeting beginning at 8:00 a.m., Eastern Daylight Time. Seating will be limited.

The Hilton Short Hills Hotel is accessible to disabled persons, and upon request we will provide wireless headsets for hearing amplification. Sign interpretation also will be provided upon request. Please mail your request to the address noted below under the question “What do I need to do to attend the Annual Meeting?” For directions, contact the Hilton Short Hills Hotel at +1 (973) 379-0100.

HOW CAN I OBTAIN A COPY OF PFIZER’S 2014 ANNUAL REVIEW?

The Company’s Annual Review is available on our website at www.pfizer.com/annual. Pfizer is working hard to be a green company; therefore, hard copies of the report are no longer produced.

WHAT DO I NEED TO DO TO ATTEND THE ANNUAL MEETING?

Admission to the Annual Meeting is limited to shareholders as of the close of business on February 25, 2015, and one immediate family member; one individual designated as a shareholder’s authorized proxy holder; or one representative designated in writing to present a shareholder proposal properly brought before the Meeting. In each case, the individual must have an admission ticket or proof of ownership of Pfizer stock, as well as a valid government-issued photo identification, such as a valid driver’s license or passport, to be admitted to the Meeting.

Admission Ticket or Proof of Ownership

If you hold your shares in your name as a shareholder of record, you will need an admission ticket or proof of ownership of Pfizer stock. An admission ticket is attached to your proxy card or to the Notice of Internet Availability of Proxy Materials. If you plan to attend the Meeting, please vote your shares but keep the admission ticket and bring it with you to the Meeting.

If you misplace your admission ticket, we will verify your ownership onsite at the Annual Meeting venue.

If your shares are held in the name of a broker, bank or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Pfizer stock, such as a bank or brokerage account statement, to be admitted to the Meeting.

A shareholder may appoint a representative to attend the Annual Meeting and/or vote on his/her behalf. An admission ticket must be requested by the shareholder but will be issued in the name of the authorized representative. Any individual holding an admission ticket that is not issued in his/her name will not be admitted to the Annual Meeting. To request an admission ticket, contact Pfizer Shareholder Services, 235 East 42nd Street, New York, New York 10017-5755.

Proponent of Shareholder Proposal

The proponent of a shareholder proposal included in this Proxy Statement should notify the Company in writing of the individual authorized to present the proposal at the Annual Meeting; this notice should be received at least two weeks before the Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

WILL THE ANNUAL MEETING BE WEBCAST?

Our Annual Meeting will be audio webcast live on April 23, 2015. You are invited to visit www.pfizer.com at 8:30 a.m., Eastern Daylight Time, on April 23, 2015, to access the webcast. Registration for the webcast is required and will be available beginning on April 20, 2015. A replay will be available on our website through the first week of May 2015.

2015 PROXY STATEMENT	91

ANNUAL MEETING INFORMATION

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Holders of Pfizer common stock at the close of business on February 25, 2015, are entitled to receive the Notice of Annual Meeting and to vote their shares at the Meeting. As of that date, there were 6,140,333,578 shares of the Company’s common stock outstanding and entitled to vote. In addition, shares of the Company’s preferred stock having votes equivalent to 1,820,020 shares of common stock are held by two of the Company’s employee benefit plan trusts. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting. Shares of common stock and shares of preferred stock vote together as a single class on the matters covered in this Proxy Statement.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

If your shares are registered in your name with Pfizer’s transfer agent, Computershare, you are the “shareholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying materials have been provided directly to you by Pfizer.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and this Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

HOW DO I VOTE?

You may vote using any of the following methods:

By mail

Complete, sign and date the accompanying proxy or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors.

If you are a shareholder of record and you do not have the prepaid envelope, please mail your completed proxy card to Pfizer Inc., c/o Proxy Services, Computershare, P.O. Box 43101, Providence, RI 02940.

By telephone or electronically via the Internet

Pfizer has established telephone and Internet voting procedures for shareholders of record. These procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

If you are located outside the United States, Puerto Rico and Canada, see your proxy card for additional instructions.

The website for Internet voting is www.investorvote.com/pfe. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day until 7:30 a.m., Eastern Daylight Time, on April 23, 2015.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy or voting instruction card.

In person at the Annual Meeting

Shareholders who attend the Annual Meeting may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Meeting.

Your vote is important. You can save us the expense of an additional mailing by voting promptly.

WHAT CAN I DO IF I CHANGE MY MIND AFTER I VOTE?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	giving written notice to the Corporate Secretary of the Company;

92	2015 PROXY STATEMENT

ANNUAL MEETING INFORMATION

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the Internet, in a timely manner; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record and following their instructions for how to do so.

All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

WHAT SHARES ARE INCLUDED ON THE PROXY CARD?

If you are a shareholder of record, you will receive only one proxy card for all the shares you hold of record:

•	in certificate form;

•	in book-entry form; and

•	in book-entry form in the Computershare Investment Plan.

If you are a Pfizer employee, you will receive a proxy or voting instruction card for all the Pfizer shares you hold:

•	in a Pfizer and/or Wyeth savings plan; and/or

•	in a Grantor Trust for deferred stock received by certain legacy Wyeth employees in connection with the Wyeth acquisition.

Your proxy card will serve as a voting instruction card for the applicable savings plan and/or Grantor Trust.

If you do not vote your shares or specify your voting instructions on your proxy or voting instruction card, the administrator of the applicable savings plan, and/or the trustee of a Grantor Trust, as the case may be, will vote your shares in accordance with the terms of your plan and/or Grantor Trust. To allow sufficient time for voting by the administrator of the applicable savings plan and/or the trustee of a Grantor Trust, your voting instructions must be received by 10:00 a.m., Eastern Daylight Time, on April 21, 2015.

If you hold Pfizer shares through any other Company plan, you will receive voting instructions from that plan’s administrator, as applicable.

If you are a beneficial owner, you will receive voting instructions from your broker, bank or other holder of record.

WHAT IS “HOUSEHOLDING” AND HOW DOES IT AFFECT ME?

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, shareholders of record who have the same address and last name and receive hard copies of the Annual Meeting materials will receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2014 Financial Report, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. If you and other Pfizer shareholders living in your household do not have the same last name, you may also request to receive only one copy of future proxy statements and financial reports.

Householding conserves natural resources and reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you hold Pfizer stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please contact our transfer agent, Computershare, in writing: P.O. Box 30170, College Station, TX 77842-3170; or by telephone: in the U.S., Puerto Rico and Canada, + 1 (800) 733-9393, and outside the U.S., Puerto Rico and Canada, + 1 (781) 575-4591.

Alternatively, if you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and any accompanying documents or prefer to discontinue your participation in householding, please contact Computershare as indicated above, and a separate copy will be sent to you promptly.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

WHY DID I RECEIVE A “NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS” BUT NO PROXY MATERIALS?

We distribute our proxy materials to certain shareholders via the Internet under the “Notice and Access” approach permitted by rules of the SEC. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On March 12, 2015, we mailed a “Notice of Internet Availability of Proxy Materials” to participating shareholders, containing instructions on how to access the proxy materials on the Internet.

CAN I ACCESS THE PROXY MATERIALS AND THE 2014 FINANCIAL REPORT ON THE INTERNET?

This Notice of Annual Meeting and Proxy Statement and the 2014 Financial Report are available on our website at www.pfizer.com/annualmeeting. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you, and will also give you an electronic link to the proxy voting site.

2015 PROXY STATEMENT	93

ANNUAL MEETING INFORMATION

Shareholders of Record: If you vote on the Internet at www.investorvote.com/pfe, simply follow the prompts to enroll in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.computershare-na.com/green and following the enrollment instructions.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service.

IS THERE A LIST OF SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING?

The names of shareholders of record entitled to vote at the Meeting will be available at the Meeting and for 10 days prior to the Meeting for any purpose germane to the Meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 235 East 42nd Street, New York, NY 10017 by contacting the Corporate Secretary of the Company.

WHAT IS A BROKER NON-VOTE?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under NYSE rules.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Directors, the advisory approval of executive compensation or the shareholder proposal without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

WHAT IS A QUORUM FOR THE ANNUAL MEETING?

The presence of the holders of stock representing a majority of the voting power of all shares of Pfizer stock issued and outstanding and entitled to vote at the Pfizer Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

WHAT ARE THE VOTING REQUIREMENTS TO ELECT THE DIRECTORS AND TO APPROVE EACH OF THE PROPOSALS DISCUSSED IN THIS PROXY STATEMENT?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Election of Directors	Majority of
	Votes Cast	No
Ratification of KPMG LLP	Majority of
	Votes Cast	Yes
Advisory Approval of Executive Compensation	Majority of Votes Cast	No
Shareholder Proposal	Majority of
	Votes Cast	No

If you abstain from voting or there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast under our By-laws.

Election of Directors; Majority Vote Policy

Under our By-laws and our Corporate Governance Principles, Directors must be elected by a majority of the votes cast in uncontested elections, such as the election of Directors at the Annual Meeting. This means that the number of votes cast “for” a Director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a Director nominee. Any nominee who does not receive a majority of votes cast “for” his or her election would be required to tender his or her resignation promptly following the failure to receive the required vote. Within 90 days of the certification of the shareholder vote, the Corporate Governance Committee would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and to disclose its decision-making process. In a contested election, the required vote would be a plurality of votes cast. Full details of this Policy are set forth in our Corporate Governance Principles (see Annex 1 to this Proxy Statement).

Ratification of the Selection of KPMG LLP

Under our By-laws, the votes cast “for” must exceed the votes cast “against” to approve the ratification of the selection of KPMG LLP as our independent registered public accounting firm. Abstentions are not counted as votes “for” or “against” this proposal.

Advisory Approval of Executive Compensation

Under our By-laws, the votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions and broker non-votes are not counted as votes “for” or “against” this proposal.

94	2015 PROXY STATEMENT

ANNUAL MEETING INFORMATION

Shareholder Proposal

Under our By-laws, the votes cast “for” must exceed the votes cast “against” to approve a shareholder proposal. Abstentions and broker non-votes are not counted as votes “for” or “against” the shareholder proposal.

HOW WILL MY SHARES BE VOTED AT THE ANNUAL MEETING?

At the Meeting, the Proxy Committee appointed by the Board of Directors (the persons named in the proxy card or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board of Directors recommends, which is:

•	FOR the election of each of the Director nominees named in this Proxy Statement;

•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year;

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers; and

•	AGAINST the shareholder proposal.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement (see “Other Business”).

If you return your signed and completed proxy card or vote by telephone or on the Internet and other matters are properly presented at the Annual Meeting for consideration, the Proxy Committee appointed by the Board of Directors will have the discretion to vote for you on such matters.

WHO WILL PAY FOR THE COST OF THIS PROXY SOLICITATION?

Pfizer will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our Directors, officers or employees in person or by telephone, mail, electronic transmission and/or facsimile transmission. We have hired Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to distribute and solicit proxies. We will pay Morrow a fee of $35,000, plus reasonable expenses, for these services.

WHO WILL COUNT THE VOTES?

Representatives of our transfer agent, Computershare, will tabulate the votes and act as inspectors of election.

2015 PROXY STATEMENT	95

ANNEX 1

PFIZER INC.

CORPORATE GOVERNANCE PRINCIPLES

ROLE AND COMPOSITION OF THE BOARD OF DIRECTORS

1.    General. The Board of Directors (the Board), which is elected by the shareholders, is the ultimate decision-making body of Pfizer Inc. (the Company), except with respect to those matters reserved to the shareholders. It selects the Chief Executive Officer and other members of the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance. The function of the Board to monitor the performance of senior management is facilitated by the presence of non-employee Directors of stature who have substantive knowledge of the Company’s business.

2.    Succession Planning. The Board is responsible for planning for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chief Executive Officer shall annually provide the Board with an assessment of other senior managers and their potential to succeed him or her. He or she shall also provide the Board with an assessment of persons considered potential successors to certain senior management positions.

3.    Board Leadership. The independent Directors will annually elect a Chairman of the Board, who may or may not be the Chief Executive Officer of the Company, based on the recommendation of the Corporate Governance Committee as a result of its annual review of the Company’s Board leadership structure. If the individual elected as Chairman of the Board is the Chief Executive Officer, the independent Directors shall also elect a Lead Independent Director. The Chairman of the Board shall preside at all meetings of the shareholders and of the Board as a whole, as well as over executive sessions of the independent Directors, and shall perform such other duties, and exercise such powers, as from time to time shall be prescribed in the Company’s By-laws or by the Board; provided that the Lead Independent Director, if any, shall preside over executive sessions of the Company’s independent Directors. In addition, the Lead Independent Director, if any, shall facilitate information flow and communication among the Directors and perform such other duties as may be specified by the Board and outlined in the Charter of the Lead Independent Director. The Board shall consider the rotation of the Lead Independent Director, if any, at such intervals as the Board determines on the recommendation of the Corporate Governance Committee.

4.    Director Independence. It is the policy of the Company that the Board consist of a majority of independent Directors. The Corporate Governance Committee of the Board has established Director Qualification Standards to assist it in determining Director independence, which either meet or exceed the independence requirements of the New York Stock Exchange (NYSE) corporate governance listing standards. The Board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the Director, but also from that of persons or organizations with which the Director has an affiliation.

5.    Board Size. It is the policy of the Company that the number of Directors not exceed a number that can function efficiently as a body. The Corporate Governance Committee shall periodically consider and make recommendations to the Board concerning the appropriate size and needs of the Board. The Corporate Governance Committee considers candidates to fill new positions created by increases in the size of the Board and vacancies that occur by resignation, by retirement or for any other reason.

6.    Selection Criteria. To be considered for membership on the Board, candidates should be individuals of proven integrity with a record of substantial achievement in an area of relevance to the Company. In selecting Directors, the Board will generally seek leaders of major complex organizations, including within the scientific, government service, educational, finance, marketing, technology and the not-for-profit sectors. In addition, the Board also will seek some Directors who are widely recognized as leaders in the fields of medicine or the biological sciences. Candidates must have demonstrated ability and sound judgment. A candidate must also possess a judicious and critical temperament that will enable objective appraisal of management’s plans and programs. Each Director is expected to serve the best interests of all shareholders and must be committed to enhancing long-term Company growth. Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting gender, ethnic background and professional experience. Candidates considered by the Corporate Governance Committee shall also be considered by other Directors, based on the recommendation of the Corporate Governance Committee, and final approval of a candidate shall be determined by the full Board. Nominations for Directors received from shareholders will be evaluated in accordance with the criteria set forth above.

7.    Voting for Directors. In accordance with the Company’s By-laws, unless the Secretary of the Company determines that the number of nominees exceeds the number of Directors to be elected as of the record date for any meeting of the shareholders, a nominee must receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to the

2015 PROXY STATEMENT	i

Board. The Board expects a Director to tender his or her resignation if he or she fails to receive the required number of votes for reelection. The Board shall nominate for election or re-election as Director only candidates who agree to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next shareholder meeting at which such person would face election or re-election, an irrevocable resignation that will be effective upon Board acceptance of such resignation. In addition, the Board shall fill Director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other Directors in accordance with this Corporate Governance Principle.

If an incumbent Director fails to receive the required vote for re-election, then, within 90 days following certification of the shareholder vote, the Corporate Governance Committee will act to determine whether to accept the Director’s resignation and will submit such recommendation for prompt consideration by the Board, and the Board will act on the Committee’s recommendation. The Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a Director’s resignation.

Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the Director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K (or any successor report) furnished to the Securities and Exchange Commission.

If each member of the Corporate Governance Committee fails to receive the required vote in favor of his or her election in the same election, then those independent Directors who did receive the required vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.

However, if the only Directors who receive the required vote in the same election constitute three or fewer Directors, all Directors may participate in the action regarding whether to accept the resignation offers.

8.    Director Service on Other Public Boards. Ordinarily, Directors should not serve on more than four other boards of public companies in addition to the Company’s Board.

9.    Former Chief Executive Officer as Director. Upon retirement from the Company, the former Chief Executive Officer will not retain Board membership.

10.  Change in Director Occupation. When a Director’s principal occupation or business association changes substantially during his or her tenure as a Director, that Director shall tender his or her resignation for consideration by the Corporate Governance Committee. The Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.

11.  Director Compensation. The Corporate Governance Committee shall periodically review the compensation of non-employee Directors.

12.  Ownership Requirement. Each non-employee Director is required to hold shares of the Company’s common stock having a value of at least five (5) times the Director’s annual base cash compensation while serving as a Director of the Company. For purposes of satisfying these requirements, (a) a Director’s holdings of the Company’s common stock shall include, in addition to shares held outright, units granted to the Director as compensation for Board service and shares or units held under a deferral or similar plan and (b) each such unit shall have the same value as a share of the Company’s common stock. A Director will have five years from the date of (a) his or her first election as a Director or (b) if later, an increase in the amount of the Company’s common stock required to be held, to satisfy this ownership requirement.

13.  Director Retirement. Directors are required to retire from the Board when they reach the age of 73; a Director elected to the Board prior to his or her 73rd birthday may continue to serve until the annual shareholders meeting coincident with or next following his or her 73rd birthday. On the recommendation of the Corporate Governance Committee, the Board may waive this requirement as to any Director if it deems such waiver to be in the best interests of the Company.

14.  Annual Board and Committee Self-Evaluation. The Board (under the supervision of the Corporate Governance Committee) and each Committee will conduct a self-evaluation of their performance at least annually.

15.  Term Limits. The Board does not endorse arbitrary term limits on Directors’ service, nor does it believe in automatic annual renomination until Directors reach the mandatory retirement age. The Board self-evaluation process is an important determinant for continuing service.

16.  Committees. It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the Committee structure of the Board is limited to those Committees considered to be basic to, or required or appropriate

ii	2015 PROXY STATEMENT

for, the operation of the Company. Currently these Committees are the Executive Committee, Audit Committee, Compensation Committee, Corporate Governance Committee, Regulatory and Compliance Committee and Science and Technology Committee.

The members and chairs of these Committees are recommended to the Board by the Corporate Governance Committee. The Audit Committee, Compensation Committee and Corporate Governance Committee are made up of only independent Directors, as defined under the NYSE listing standards and all applicable laws and regulations. In addition to the requirement that a majority of the Board satisfy the independence standards noted above in Paragraph 4, Director Independence, members of the Audit Committee also must satisfy an additional NYSE independence standard. Specifically, they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their Director compensation. As a matter of policy, the Board also will apply a separate and heightened independence standard to members of both the Compensation and Corporate Governance Committees. No member of either Committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from the Company or any of its subsidiaries. The Board also will apply any heightened independence standards applicable to members of those Committees pursuant to NYSE requirements.

The Board shall consider the rotation of committee assignments and of committee Chairs at such intervals as the Board determines on the recommendation of the Corporate Governance Committee. Consideration of rotation shall seek to balance the benefits derived from continuity and experience, on the one hand, and the benefits derived from gaining fresh perspectives and enhancing Directors’ understanding of different aspects of the Company’s business and enabling functions.

17.  Director Orientation and Continuing Education. In furtherance of its policy of having major decisions made by the Board as a whole, the Company has a full orientation and continuing education process for Board members that includes extensive materials, meetings with key management and visits to Company facilities.

18.  Chief Executive Officer Performance Goals and Annual Evaluation. The Compensation Committee is responsible for setting annual and long-term performance goals for the Chief Executive Officer and for evaluating his or her performance against such goals. The Committee meets annually with the Chief Executive Officer to receive his or her recommendations concerning such goals. Both the goals and the evaluation are then submitted for consideration by the independent Directors at a meeting or executive session of that group. The Committee then meets with the Chief Executive Officer to evaluate his or her performance against such goals.

19.  Senior Management Performance Goals. The Compensation Committee also is responsible for setting annual and long-term performance goals and compensation for the direct reports to the Chief Executive Officer. These decisions are approved or ratified by action of the independent Directors at a meeting or executive session of that group.

20.  Communication with Stakeholders. The Chief Executive Officer is responsible for establishing effective communications with the Company’s stakeholder groups, i.e., shareholders, customers, Company associates, communities, suppliers, creditors, governments and corporate partners.

It is the policy of the Company that management speaks for the Company. This policy does not preclude non-employee Directors, including the Chairman of the Board (if the Chairman is a non-employee Director) or the Lead Independent Director, from meeting with shareholders, but it is suggested that in most circumstances any such meetings be held with management present.

21.  Annual Meeting Attendance. All Board members are expected to attend our Annual Meeting of Shareholders unless an emergency prevents them from doing so.

BOARD FUNCTIONS

22.  Agenda. The Chief Executive Officer, with approval from the Chairman of the Board (if the Chairman is a non-employee Director) or the Lead Independent Director, shall set the agenda for Board meetings with the understanding that the Board is responsible for providing suggestions for agenda items that are aligned with the advisory and monitoring functions of the Board. Agenda items that fall within the scope of responsibilities of a Board Committee are reviewed with the chair of that Committee. Any member of the Board may request that an item be included on the agenda.

23.  Board Materials. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the Directors to prepare for discussion of the items at the meeting.

24.  Board Meetings. At the invitation of the Board, members of senior management and other employees recommended by the Chief Executive Officer shall attend Board meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board are made by the manager responsible for that area of the Company’s operations.

2015 PROXY STATEMENT	iii

25.  Director Access to Corporate and Independent Advisors. In addition, Board members have free access to all other members of management and employees of the Company and, as necessary and appropriate, Board members may consult with independent legal, financial, accounting and other advisors to assist in their duties to the Company and its shareholders.

26.  Executive Sessions. Executive sessions or meetings of non-employee Directors without management present are held regularly (at least four times a year) to review the report of the independent registered public accounting firm, the criteria upon which the performance of the Chief Executive Officer and other senior managers is based, the performance of the Chief Executive Officer against such criteria, the compensation of the Chief Executive Officer and other senior managers, and any other relevant matters. Meetings are held from time to time with the Chief Executive Officer for a general discussion of relevant subjects.

COMMITTEE FUNCTIONS

27.  Independence. The Audit, Compensation and Corporate Governance Committees consist only of independent Directors. A majority of the members of the Regulatory and Compliance Committee must be independent Directors.

28.  Meeting Conduct. The frequency, length and agenda of meetings of each of the Committees are determined by the chair of the Committee. Sufficient time to consider the agenda items is provided. Materials related to agenda items are provided to the Committee members sufficiently in advance of the meeting where necessary to allow the members to prepare for discussion of the items at the meeting.

29.  Committee Meetings. At the invitation of any of the Committees, members of senior management and other employees recommended by the Chief Executive Officer shall attend Committee meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Committee are made by the manager responsible for that area of the Company’s operations.

30.  Scope of Responsibilities. The responsibilities of each of the Committees are determined by the Board from time to time.

POLICY ON POISON PILLS

31.  Expiration of Rights Agreement. The Board amended Pfizer’s Rights Agreement, or “Poison Pill,” to cause the Agreement to expire on December 31, 2003. The term Poison Pill refers to a type of shareholder rights plan that some companies adopt to provide an opportunity for negotiation during a hostile takeover attempt.

The Board has adopted a statement of policy that it shall seek and obtain shareholder approval before adopting a Poison Pill; provided, however, that the Board may determine to act on its own to adopt a Poison Pill, if, under the circumstances, the Board, including the majority of the independent members of the Board, in its exercise of its fiduciary responsibilities, deems it to be in the best interest of Pfizer’s shareholders to adopt a Poison Pill without the delay in adoption that would come from the time reasonably anticipated to seek shareholder approval.

If the Board were ever to adopt a Poison Pill without prior shareholder approval, the Board would either submit the Poison Pill to shareholders for ratification, or would cause the Poison Pill to expire within one year.

The Corporate Governance Committee will review this Poison Pill policy statement on an annual basis, including the stipulation which addresses the Board’s fiduciary responsibility to act in the best interest of the shareholders without prior shareholder approval, and report to the Board any recommendations it may have concerning the policy.

PERIODIC REVIEW OF CORPORATE GOVERNANCE PRINCIPLES

32.  These principles are reviewed by the Board at least annually.

iv	2015 PROXY STATEMENT

Working together for a healthier world®

Pfizer Inc.
235 East 42nd Street
New York, NY 10017-5755
(212) 733-2323
www.pfizer.com
©Pfizer 2015. All rights reserved.

IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 7:30 a.m., Eastern Daylight Time, on April 23, 2015.

Vote by Internet • Go to www.investorvote.com/PFE • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
		•	Within the USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•	Outside the USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.
		•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	The Board of Directors recommends votes “FOR” the listed nominees.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Dennis A. Ausiello	☐	☐	☐	05 - James M. Kilts	☐	☐	☐	09 - Stephen W. Sanger	☐	☐	☐
	02 - W. Don Cornwell	☐	☐	☐	06 - Shantanu Narayen	☐	☐	☐	10 - James C. Smith	☐	☐	☐
	03 - Frances D. Fergusson	☐	☐	☐	07 - Suzanne Nora Johnson	☐	☐	☐	11 - Marc Tessier-Lavigne	☐	☐	☐
	04 - Helen H. Hobbs	☐	☐	☐	08 - Ian C. Read	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposals 2 and 3.					The Board of Directors recommends a vote “AGAINST” Proposal 4.
		For	Against	Abstain			For	Against	Abstain
2.	Ratify the selection of KPMG LLP as independent registered public accounting firm for 2015	☐	☐	☐	4.	Shareholder proposal regarding report on lobbying activities	☐	☐	☐

3.	Advisory approval of executive compensation	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear(s) hereon. All joint owners must sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01ZNDF

Admission Ticket

2015 Annual Meeting of Pfizer Inc. Shareholders

Thursday, April 23, 2015
8:30 a.m., Eastern Daylight Time
Hilton Short Hills Hotel
41 John F. Kennedy Parkway
Short Hills, New Jersey 07078

Shareholders will be admitted to the Annual Meeting beginning at 8:00 a.m., Eastern Daylight Time. If you wish to attend, please plan to arrive early since seating will be limited. For directions, contact the Hilton Short Hills Hotel at +1 (973) 379-0100.

If you plan to attend the Annual Meeting, please bring this admission ticket with you.

VOTE YOUR PFIZER SHARES

Dear Pfizer Shareholder:

Your vote is important! We encourage you to vote promptly and to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week, until 7:30 a.m., Eastern Daylight Time, on April 23, 2015. For savings plan participants please see information and deadline below.

(If you vote on the Internet or by telephone, you do not need to mail your proxy card.)

Receive Future Proxy Materials Electronically

Help us make a positive difference to our environment by eliminating paper proxy mailings. With your consent, we will send all future proxy materials to you by email, along with a link to the Pfizer proxy voting site. To register for electronic delivery of future proxy materials, go to www.computershare-na.com/green and follow the prompts.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

2015 Annual Meeting of Shareholders Proxy Solicited by the Board of Directors of Pfizer Inc.

The undersigned appoints Ian C. Read and Douglas M. Lankler and each of them as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all the shares of common stock of Pfizer Inc. held of record by the undersigned on February 25, 2015, at the Annual Meeting of Shareholders to be held on April 23, 2015 at 8:30 a.m., Eastern Daylight Time, at the Hilton Short Hills Hotel, 41 John F. Kennedy Parkway, Short Hills, New Jersey 07078, or any adjournment or postponement.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) “FOR” PROPOSALS 1, 2 AND 3, AND “AGAINST” PROPOSAL 4 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

For Participants in the Pfizer Savings Plans Only

If you, the undersigned, are a company employee or retiree, this card will also be used to provide voting instructions to the Trustee for any shares of common or preferred stock of Pfizer Inc. held in the Pfizer Savings Plan, or any other employee benefit plan or trust on the record date, as set forth in the Notice of 2015 Annual Meeting and Proxy Statement. The Trustee will vote the shares in accordance with your instructions, subject to the terms of the applicable plan(s) and/or trust(s). In some cases, the Trustee may vote the shares held for you even if you do not direct the Trustee how to vote. In these cases, the Trustee will vote any shares for which the Trustee does not receive instructions in the same proportion as the Trustee votes the shares for which the Trustee does receive instructions, unless otherwise required by the Employee Retirement Income Security Act or the applicable plan(s) and/or trust(s). The voting deadline for plan participants is 10:00 a.m., Eastern Daylight Time, on April 21, 2015.

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE AND SIGN SECTION B ON THE REVERSE SIDE.

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet
• Go to www.investorvote.com/PFE
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Annual Meeting Notice & Admission Ticket

Important Notice Regarding the Availability of Proxy Materials for the
2015 Annual Meeting of Pfizer Inc. Shareholders to be held on April 23, 2015

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual meeting are available on the Internet or by mail. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. These materials are available at:

www.investorvote.com/PFE

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.investorvote.com/PFE.
Step 2: Click on the icon on the right to view current meeting materials.
Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 13, 2015 to facilitate timely delivery.

01ZNFE

Annual Meeting Notice & Admission Ticket

2015 Annual Meeting of Pfizer Inc. Shareholders

Thursday, April 23, 2015
8:30 a.m., Eastern Daylight Time
Hilton Short Hills Hotel
41 John F. Kennedy Parkway
Short Hills, New Jersey 07078

Shareholders will be admitted to the Annual Meeting beginning at 8:00 a.m., Eastern Daylight Time. If you wish to attend, please plan to arrive early since seating will be limited. For directions, contact the Hilton Short Hills Hotel at +1 (973) 379-0100.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares, you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

The proposals to be voted on at the meeting, and the recommendations of the Board of Directors, are listed below.

The Board of Directors recommends a vote “FOR” the following proposals:

1.	Election of Directors:
Dennis A. Ausiello, W. Don Cornwell, Frances D. Fergusson, Helen H. Hobbs, James M. Kilts, Shantanu Narayen, Suzanne Nora Johnson, Ian C. Read, Stephen W. Sanger, James C. Smith, Marc Tessier-Lavigne
2.	Ratify the selection of KPMG LLP as independent registered public accounting firm for 2015
3.	Advisory approval of executive compensation

The Board of Directors recommends a vote “AGAINST” the following proposal:

4.	Shareholder proposal regarding report on lobbying activities

If you plan to attend the Annual Meeting, please bring this admission ticket with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.
If you request an email copy of the current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→	Internet – Go to www.investorvote.com/PFE and follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→	Telephone – Call at 1-866-641-4276 or 1-781-575-4581 for outside the USA, US territories and Canada and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive paper copies for future meetings.

→	Email – Send an email to investorvote@computershare.com with “Proxy Materials Pfizer Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of the current meeting materials. You can also state your preference to receive paper copies for future meetings.

To facilitate timely delivery, all requests for paper copies of proxy materials must be received by April 13, 2015.

01ZNFE